                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(A) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                              CANMAX INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/X/  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         $7,625,000
         -----------------------------------------------------------------------
     (5) Total fee paid:
         $1,525
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                  CANMAX INC.
                           150 WEST CARPENTER FREEWAY
                                IRVING, TX 75039

                            ------------------------

                 NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD OCTOBER 27, 1998

                            ------------------------

To the Shareholders of
  CANMAX INC.:

    NOTICE IS HEREBY given that the 1998 Annual Meeting of Shareholders (the
"Meeting") of Canmax Inc. (the "Company") will be held at             on October
27, 1998 at        , for the following purposes:

    1. To elect 5 Directors to serve until the 1999 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

    2. To consider and vote upon a proposal to approve and adopt the sale for cash (the "Proposed Sale") to Affiliated Computer Services, Inc., a Delaware corporation (the "Buyer"), of substantially all of the assets and certain liabilities of Canmax Retail Systems, Inc. ("CRSI"), a wholly-owned subsidiary of the company which develops and provides retail automation software to the convenience store and retail petroleum market (the "Software Business") pursuant to an Asset Purchase Agreement, dated as of September 3, 1998, among the Company, CRSI and the Buyer (the "Agreement"), the full text of which is attached as EXHIBIT A to the accompanying proxy statement.

    3. To approve the merger of the Company into a wholly-owned subsidiary of the Company to be organized under the laws of the State of Delaware ("Canmax-Delaware") in order to effect the change of the Company's state of incorporation from Wyoming to Delaware (the "Reincorporation"), pursuant to an Agreement and Plan of Merger in the form attached as EXHIBIT C to the accompanying proxy statement (the "Reincorporation Merger Agreement"). Upon the consummation of the Reincorporation, the Company shall continue its operations as a Delaware corporation under a commercially attractive name to be selected by the Board of Directors for Canmax-Delaware prior to the Reincorporation.

    4. In connection with the Reincorporation to approve and adopt provisions of the Certificate of Incorporation of Canmax-Delaware ("Delaware Certificate") in the form attached as EXHIBIT D to the attached proxy statement which provisions would (i) authorize up to 10 million shares of a new class of undesignated Preferred Stock ("Blank Check Preferred Stock"), which would allow the Board of Directors of the Company to issue, without further shareholder action, one or more series of Preferred Stock, ("Delaware Certificate Proposal One") (ii) require that all shareholder actions be taken at a shareholders meeting ("Delaware Certificate Proposal Two") (iii) provide that officers and directors of the company shall receive indemnification from the Company to the fullest extent permitted by Delaware law ("Delaware Certificate Proposal Three"); and (iv) require the vote of the holders of 66 2/3% of the voting power of the Company to amend the provisions of (ii) and (iii) above, or to amend or repeal the Delaware Bylaws, if shareholders ever seek to amend the Delaware Bylaws ("Delaware Certificate Proposal Four", and together with the foregoing proposals the "Delaware Certificate Proposals"). In addition, shareholders will be asked to consider and adopt the bylaws of Canmax-Delaware in the form attached as EXHIBIT E to the attached Proxy Statement ("Delaware Bylaws Proposal").

    5. To consider and act upon a proposal to ratify the selection of King, Griffin & Adamson P.C., to serve as independent auditors for its current fiscal year; and

    6. To transact such other business as may properly come before the Meeting or any adjournments thereof.

    The Board of Directors has fixed the close of business on September 28, 1998 as the record date for the determination of Shareholders entitled to notice of and to vote at the Meeting or any adjournments thereof.

    A list of shareholders of the Company entitled to notice of and to vote at the Meeting will be available for examination at the Meeting and during ordinary
business hours from October   , 1998 to the date of the Meeting at the principal
offices of the Company at the address set forth above.

    Approval of the Proposed Sale, the Reincorporation and the adoption of each of the Delaware Certificate Proposals and the Delaware Bylaws Proposal requires the affirmative vote of the holders of a majority of the outstanding Common Stock of the Company.

    You are cordially invited to attend the Meeting.

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. YOU ARE INVITED TO ATTEND THE MEETING IN PERSON, BUT WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY, IF YOU PREFER, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                          By Order of the Board of Directors,

                                          /s/ Debra L. Burgess

                                          Debra L. Burgess
                                          SECRETARY

October   , 1998

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
INTRODUCTION...............................................................................................           1
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS............................................................           1
THE MEETING................................................................................................           2
  Time, Date and Place of Meeting..........................................................................           2
  Purpose of the Meeting; Recommendation of the Board of Directors.........................................           2
  Record Date and Outstanding Shares.......................................................................           2
  Intentions to Vote.......................................................................................           3
  Voting of Proxies; Revocation............................................................................           3
  Vote Required; Dissenters Rights.........................................................................           3
  Proxy Solicitation and Expenses..........................................................................           3
ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION...........................................................           4
    Roger D. Bryant........................................................................................           4
    Debra L. Burgess.......................................................................................           4
    W. Thomas Rinehart.....................................................................................           4
    Robert M. Fidler.......................................................................................           5
    Nick DeMare............................................................................................           5
  Meetings of the Board of Directors.......................................................................           5
  Committees Of The Board Of Directors.....................................................................           5
  Compensation Of Directors................................................................................           5
  Significant Employees....................................................................................           6
    Lynn G. Chianese.......................................................................................           6
    Ivor J. Flannery.......................................................................................           6
    Richard Stephens.......................................................................................           6
    Scott R. Matthews......................................................................................           6
    Michael C.F. McQuarrie.................................................................................           6
  Security Ownership Of Certain Beneficial Owners, Directors And Management................................           7
  Certain Relationships And Related Transactions...........................................................           8
  Executive Compensation...................................................................................           9
  Employment And Change Of Control Agreements..............................................................          10
  Stock Options............................................................................................          11
  Option Grants In Last Fiscal Year........................................................................          12
  Compensation Committee Interlocks And Insider Participation..............................................          13
  Compensation Committee Report............................................................................          13
  Determination Of CEO And Executive Officer Compensation..................................................          14
  Compensation Committee:..................................................................................          14
  Stock Performance Graph..................................................................................          15
  Compliance With Section 16(a) of the Exchange Act........................................................          16
THE PROPOSED SALE..........................................................................................          16
  General..................................................................................................          16
  Canmax...................................................................................................          16
  Use of Proceeds; Plans for Future Operations After the Proposed Sale.....................................          17
  Affiliated Computer Services, Inc........................................................................          17
  Background of the Proposed Sale..........................................................................          18
  The Company's Reasons for the Proposed Sale; Recommendation of the Board of Directors....................          19
  Regulatory Approvals.....................................................................................          20
  Material Federal Income Tax Consequences.................................................................          20
  Accounting Treatment.....................................................................................          20
  Expenses and Other Fees..................................................................................          20
THE AGREEMENT..............................................................................................          20
  Purchase Price; Deferred Payments; Net Working Capital Adjustment........................................          21

                                                                                                                PAGE
                                                                                                                -----
  The Closing..............................................................................................          22
  Purchased Assets and Assumed Liabilities.................................................................          22
  Representations and Warranties...........................................................................          23
  Indemnification..........................................................................................          23
  Conditions of the Proposed Sale..........................................................................          24
  No Shop Provisions.......................................................................................          24
  Covenants Pending Closing................................................................................          24
  Termination..............................................................................................          25
REINCORPORATION PROPOSAL...................................................................................          26
  General..................................................................................................          26
  Principal Features Of The Reincorporation And The Merger.................................................          26
  Principal Reasons for the Reincorporation................................................................          27
  Possible Disadvantages of Reincorporation................................................................          29
ADOPTION OF DELAWARE CERTIFICATE PROPOSALS AND DELAWARE BYLAWS PROPOSAL....................................          29
DELAWARE CERTIFICATE PROPOSAL ONE: AUTHORIZATION OF BLANK CHECK PREFERRED..................................          30
  General..................................................................................................          30
  Principal Reasons for Authorization......................................................................          30
  Possible Disadvantages of Authorization..................................................................          30
DELAWARE CERTIFICATE PROPOSAL TWO: ELIMINATION OF SHAREHOLDER CONSENTS.....................................          31
  General..................................................................................................          31
  Reasons for Proposal.....................................................................................          31
  Possible Disadvantages of Proposal.......................................................................          31
DELAWARE CERTIFICATE PROPOSAL THREE: INDEMNIFICATION.......................................................          31
DELAWARE CERTIFICATE PROPOSAL FOUR: SUPERMAJORITY VOTING REQUIREMENTS TO AMEND OR REPEAL CERTAIN PROVISIONS
  OF THE CERTIFICATE OF INCORPORATION OR BYLAWS............................................................          32
DELAWARE BYLAWS PROPOSAL...................................................................................          32
  General..................................................................................................          32
  Delaware Bylaws; Call of Special Meeting of Shareholders.................................................          32
  Delaware Bylaws; Advance Notice Requirement to Present Proposals at an Annual Meeting of Shareholders....          33
  Delaware Bylaws; Advance Notice Requirement to Nominate Individuals for Directorships....................          33
INTERESTED PARTIES.........................................................................................          34
AMENDMENT, DEFERRAL OR TERMINATION OF THE REINCORPORATION MERGER AGREEMENT.................................          34
FEDERAL INCOME TAX CONSEQUENCES OF THE REINCORPORATION.....................................................          34
DISSENTERS' RIGHTS.........................................................................................          35
MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS......................................          36
  Market for Common Stock..................................................................................          36
  Market Prices Of Canmax Common Stock.....................................................................          36
  Dividends................................................................................................          37
  Holders of Records.......................................................................................          37
COMPARATIVE PER SHARE DATA.................................................................................          38
BOOK VALUE PER SHARE.......................................................................................          39
PRO FORMA SELECTED FINANCIAL DATA..........................................................................          40
SELECTED CONSOLIDATED FINANCIAL DATA.......................................................................          41
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS......................          42

                                                                                                                PAGE
                                                                                                                -----
  General..................................................................................................          42
  Results Of Operations--1997 Versus 1996..................................................................          42
    Revenue................................................................................................          42
    Gross Margin...........................................................................................          43
    Expenses...............................................................................................          44
  Results Of Operations--1996 Versus 1995..................................................................          44
    Revenue................................................................................................          44
    Gross Margin...........................................................................................          45
    Expenses...............................................................................................          45
  Results Of Operations for Periods Ended July 31, 1997 and 1998...........................................          46
    Revenue................................................................................................          46
    Gross Margin...........................................................................................          46
    Expenses...............................................................................................          46
  Liquidity And Sources Of Capital.........................................................................          47
    Product Development....................................................................................          48
    Acquisitions...........................................................................................          48
    Significant Customers..................................................................................          48
    Nasdaq Delisting.......................................................................................          49
    New Accounting Standards...............................................................................          49
    Impact of Year 2000....................................................................................          49
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS..........................................................          50
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..........................................................          51
SHAREHOLDER PROPOSALS......................................................................................          51
OTHER MATTERS..............................................................................................          51
INDEX TO FINANCIAL STATEMENTS..............................................................................         F-1

                                PROXY STATEMENT

                             ---------------------

                                  CANMAX INC.
                           150 WEST CARPENTER FREEWAY
                              IRVING, TEXAS 75039

                            ------------------------

                      1998 ANNUAL MEETING OF SHAREHOLDERS
                                OCTOBER 27, 1998

                            ------------------------

                                  INTRODUCTION

    This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Canmax Inc., a Wyoming corporation (the "Company" or "Canmax"), for use at the 1998 Annual Meeting of
Shareholders (the "Meeting") to be held at                                     ,
on October 27, 1998 at             , and at any adjournments thereof.

    This Proxy Statement, the accompanying proxy card and the Annual Report of
the Company are first being mailed on or about October   1998, to all
shareholders of the Company. Although the Annual Report and this Proxy Statement are being mailed together, the Annual Report shall not be deemed a part of this Proxy Statement.

    At the Meeting, the Company's Shareholders will elect directors of the Company to serve until the next annual meeting of Shareholders and will consider and vote upon a proposal to sell (the "Proposed Sale"), for an initial payment of $4.0 million plus deferred payments of up to $3.625 million (which the Company estimates will be at least $3.0 million), substantially all of the assets of the Company's wholly-owned subsidiary Canmax Retail Systems, Inc. ("CRSI") through which the Company develops retail automation software (the "Software Business"), a proposal to reincorporate the Company in Delaware (the "Reincorporation") and certain proposals to adopt provisions of the Certificate of Incorporation of Canmax-Delaware (the "Delaware Certificate") and Bylaws of Canmax-Delaware (the "Delaware Bylaws").

    The Board of Directors of the Company has approved the Proposed Sale, the Reincorporation, each proposal to adopt provisions of the Delaware Certificate and the Delaware Bylaws Proposal and recommends that holders of Common Stock vote FOR the approval of the Proposed Sale, the Reincorporation, each Delaware Certificate Proposal and the Delaware Bylaws Proposal.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This Proxy Statement contains forward-looking statements including statements containing the words "believes," "anticipates," "expects" and words of similar import. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that the Company believes might cause such differences are discussed in the cautionary statements accompanying the forward-looking statements in this Proxy Statement. In assessing forward-looking statements contained herein, readers are urged to read carefully all cautionary statements contained in this Proxy Statement.

                                  THE MEETING

TIME, DATE AND PLACE OF MEETING

    This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Meeting of
Shareholders to be held at           .m. on October 27, 1998 at
                                    .

PURPOSE OF THE MEETING; RECOMMENDATION OF THE BOARD OF DIRECTORS

    At the Meeting, the Company's Shareholders will elect directors of the Company to serve until the next annual meeting of Shareholders.

    At the Meeting, holders of the Company's Common Stock will be asked to consider and vote upon the Proposed Sale to Affiliated Computer Services, Inc. ("Buyer") of substantially all of the assets of the Company's Software Business pursuant to the terms of the Agreement. See "The Proposed Sale." A copy of the executed Agreement (without exhibits and schedules) is included in this Proxy Statement as EXHIBIT A. Upon the consummation of the Proposed Sale, the Company's business operations will be concentrated in the telecommunications industry and will initially be comprised of its current business of selling prepaid long distance telephone cards. Following the consummation of the Proposed Sale, the Company will no longer participate in the retail software industry. See "Use of Proceeds; Plans for Future Operations After the Proposed Sale."

THE BOARD OF DIRECTORS HAS APPROVED THE PROPOSED SALE AND RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED SALE.

    At the Meeting, holders of the Company's Common Stock will consider and act upon a proposal to merge the Company into a wholly-owned subsidiary of the Company to be formed under the laws of the State of Delaware ("Canmax-Delaware") pursuant to the Reincorporation Agreement attached as EXHIBIT C and to approve the Delaware Certificate and the Delaware Bylaws attached as EXHIBITS D and E. The proposed Delaware Certificate (i) authorizes the creation of a new class of Preferred Stock of the Company (ii) requires that all shareholder action be taken at a shareholders meeting (iii) provides that officers and directors of the Company shall receive indemnification to the fullest extent permitted by Delaware Law, and (iv) requires the vote of the holders of 66- 2/3% of the voting power of the Company to amend (ii) or (iii) above or to amend the Bylaws if shareholders seek to amend the Bylaws. Shareholders are being asked to approve each of these proposals (the "Delaware Certificate Proposals") and to adopt the Delaware Bylaws. The Reincorporation and adoption of the Delaware Certificate and Bylaws involve many changes to the rights of Shareholders, which changes are set forth under the caption "The Reincorporation Proposal" and in the "Comparison of Wyoming and Delaware Corporate Law" attached as EXHIBIT B to this Proxy Statement which Shareholders are encouraged to read in its entirety.

THE BOARD OF DIRECTORS HAS APPROVED THE REINCORPORATION AND RECOMMENDS A VOTE FOR APPROVAL OF THE REINCORPORATION.

THE BOARD OF DIRECTORS HAS APPROVED THE ADOPTION OF EACH THE CERTIFICATE PROPOSALS AND THE BYLAWS PROPOSAL AND RECOMMENDS A VOTE FOR EACH OF THESE PROPOSALS.

    At the Meeting, the Company's Shareholders will be asked to consider and vote upon the a proposal to ratify the Board of Directors selection of independent auditors to serve the Company in its current fiscal year.

RECORD DATE AND OUTSTANDING SHARES

    The Board of Directors of the Company has fixed the close of business on September 28, 1998 as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Meeting or any adjournment thereof. Accordingly, only holders of record of the Company's Common Stock, no par value per share (the "Common Stock"), at the close of business on the Record Date will be entitled to vote at the Meeting, either by proxy or in person. As of the Record Date, there were 6,611,005 shares of Common Stock of the Company outstanding. Each share of Common Stock entitles the holder to one vote. There is no cumulative voting and there are no other voting securities of the Company outstanding.

INTENTIONS TO VOTE

    The members of the Board of Directors of the Company, which hold an aggregate of 1.6% of the outstanding shares of Common Stock of the Company, have indicated to the Company that they intend to vote their shares in favor of the Proposed Sale, the Reincorporation, each of the Delaware Certificate Proposals and the Delaware Bylaws Proposal. As of the Record Date, the total number of shares of Common Stock which the Board has indicated a desire to vote equals 102,880 shares of Common Stock. See "Ownership of Common Stock by Management."

VOTING OF PROXIES; REVOCATION

    All properly executed proxies received by the Company prior to the Meeting and not revoked will be voted in accordance with the instructions marked thereon. Unless instructions to the contrary are marked thereon, proxies will be voted "FOR" the election as directors of those persons named below, "FOR" the Proposed Sale, "FOR" the Company's proposed merger into Canmax-Delaware, "FOR" the adoption of each of the Delaware Certificate Proposals, "FOR" the adoption of the Delaware Bylaws Proposal and "FOR" the ratification of the Board of Directors' selection of independent auditors for the Company's current fiscal year. The Board of Directors of the Company knows of no business other than that mentioned herein, which will be presented for consideration at the Meeting. If any other matter is properly presented, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment. Any shareholder may revoke his or her proxy at any time prior to the exercise thereof by giving written notice to the Secretary of the Company at the Company's address indicated above, by submitting a duly executed proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to vote in person. Attendance at the Meeting will not, in itself, constitute revocation of a proxy.

VOTE REQUIRED; DISSENTERS RIGHTS

    Pursuant to the Bylaws of the Company, the Proposed Sale, Reincorporation and Delaware Certificate Proposals must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. Abstentions and broker non-votes will have the effect of a "no" vote with respect to the approval of these proposals. Pursuant to the Wyoming Business Corporation Act (the "WBCA"), holders of Company Common Stock who do not vote in favor of the proposals and comply with the detailed provisions contained in Article 13 of the WBCA will be entitled to dissent and seek the payment of the fair value of their shares of Canmax-Wyoming. See "Dissenters Rights." A copy of Article 13 of the WBCA is reproduced as EXHIBIT F to this Proxy Statement. Shareholders wishing to dissent should read such materials carefully. A vote for the proposals will result in a waiver of any shareholder's dissenters' rights. A vote against the proposals without otherwise complying with the additional notice and other provisions of Article 13 of the WBCA will not effectively exercise a dissenting shareholder's dissenters' rights. BECAUSE AN EXECUTED PROXY CARD WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE PROPOSALS UNLESS OTHERWISE SPECIFIED, A SHAREHOLDER RETURNING A SIGNED BUT UNMARKED PROXY CARD WILL WAIVE HIS OR HER RIGHT TO DISSENT FROM THE PROPOSALS.

PROXY SOLICITATION AND EXPENSES

    The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. All expenses of this solicitation, including the cost of preparing, assembling, and mailing this proxy soliciting material and Notice of Meeting of Shareholders, will be paid by the Company. Solicitation of holders of Common Stock by mail, telephone, facsimile or by personal solicitation may be done by directors, officers and regular employees of the Company, for which they will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of Common Stock as of the Record Date will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by the Company for their reasonable out-of-pocket expenses.

                ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

    Five directors are to be elected at the Meeting, to serve until the Company's next annual meeting of shareholders and until their respective successors are elected and qualified, or until their earlier resignation or removal. Each of the nominees listed below currently serves as a director of the Company and was elected to the Board of Directors at the Company's 1997 Annual Meeting of Shareholders. Under the Bylaws of the Company and consistent with Wyoming law, directors shall be elected by plurality vote at each annual meeting of shareholders and, accordingly, abstentions and "broker non-votes" will have no effect on the election of directors. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Shareholders may not cumulate their votes in the election of directors.

    Unless authority to vote for one or more nominees is withheld, the enclosed proxy will be voted "FOR" the election of all of the nominees listed below. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

    The following table sets forth certain information regarding the executive officers and directors of Canmax who are expected to be directors and executive officers of the Company.

NAME                                             AGE                         POSITION WITH THE COMPANY
-------------------------------------------      ---      ---------------------------------------------------------------
Roger D. Bryant............................          55   President, Chief Executive Officer, and Director

Debra L. Burgess...........................          40   Executive Vice President, Chief Operating Officer, Secretary
                                                           and Director

W. Thomas Rinehart.........................          57   Director

Robert M. Fidler...........................          59   Director

Nick DeMare................................          43   Director

    ROGER D. BRYANT has served as President, Chief Executive Officer and a director of Canmax since November 15, 1994. Prior to joining Canmax, Mr. Bryant was President of Network Data Corporation (1993-1994), a private corporation which specialized in developing software for the convenience store and retail petroleum industries. Mr. Bryant has also served as President of Wayne Division, USA (1991-1993), a division of Dresser Industries Inc., a manufacturer of fuel dispensing equipment. Mr. Bryant currently serves as a director of Field Point Petroleum Corporation. Mr. Bryant has extensive knowledge and experience in the software development, retail petroleum and convenience store industries. Mr. Bryant holds a degree in electrical engineering.

    DEBRA L. BURGESS has served with the Company since 1989 in increasingly responsible positions. Since November 1994, she has been the Company's Chief Operating Officer and a director. Ms. Burgess also serves as the Company's Chief Financial Officer. Ms. Burgess has been the Secretary of the Company since 1996. Prior to joining Canmax, Ms. Burgess was the Manager of Retail Automation responsible for the selection and implementation of a retail automation solution (1981-1989) at Fina Oil and Chemical Company, a retail petroleum, petrochemical refining and exploration company. Ms. Burgess is a Certified Public Accountant.

    W. THOMAS RINEHART has served as a director of Canmax since May, 1991. He was co-founder and Executive Vice President of BASS Inc., from June 1981 until his retirement in September 1992. BASS Inc., a private corporation, is a supplier of retail automation hardware and software to the grocery store industry. Prior to BASS Inc., Mr. Rinehart was with NCR from 1964 to 1981, where he held various staff and management positions within its retail software development divisions. Mr. Rinehart has extensive experience in software development and retail automation.

    ROBERT M. FIDLER has served as a director of Canmax since November 1994. Mr. Fidler joined Atlantic Richfield Company ("ARCO") in 1960, was a member of ARCO's executive management team from 1976 to 1994 and was ARCO's manager of New Marketing Programs from 1985 until his retirement in 1994. Mr. Fidler has extensive knowledge and experience in managing retail petroleum operations.

    NICK DEMARE, has served as a director of Canmax since January 1991. Since May, 1991, Mr. DeMare has been the President and Chief Financial Officer of Chase Management Ltd., where his overall responsibility includes providing a broad range of administrative, management and financial services to private and public companies with varied interests in mineral exploration and development, precious and base metals production, oil and gas, venture capital and computer software. Mr. DeMare has served and continues to serve on the boards of a number of Canadian public companies and on the board of directors of North Lily Mining Co., a mining company. Mr. DeMare is a Chartered Accountant (Canada).

MEETINGS OF THE BOARD OF DIRECTORS

    The Board of Directors held nine meetings during the fiscal year ended October 31, 1997. The Board of Directors has two standing committees: an Audit Committee and a Compensation Committee. There is no standing nominating committee. Each of the directors attended at least 75% of the meetings of the Board of Directors and any committee on which such director served.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Audit and Compensation Committee for 1997 each consisted of Nick DeMare, Robert M. Fidler, W. Thomas Rinehart and Gerald R. Seay through April 21, 1997, at which time the Board of Directors elected to have each such committee comprised of two members.

    From April 21, 1997 through the remainder of the Company's 1997 fiscal year, the Audit Committee consisted of Nick DeMare and C. William Robertson. The Board of Directors appointed John Melideo as a member of the Audit Committee to succeed Mr. Robertson following Mr. Robertson's resignation from the Company's Board of Directors on January 30, 1998. Mr. Melideo was appointed as a director pursuant to the terms of the Agreement and Plan of Merger (the "USC Merger Agreement") among the Company, a wholly owned subsidiary of the Company and USCommunication Services, Inc. ("USC") dated January 30, 1998, and resigned as a director and member of the audit committee on June 15, 1998 upon the rescission of the USC Merger Agreement. On July 1, 1998, Mr. Rinehart joined Mr. DeMare as a member of the Audit Committee. The Audit Committee makes recommendations to the Board of Directors or Management concerning the engagement of the Company's independent public accountants and matters relating to the Company's financial statements, the Company's accounting principles and its system of internal accounting controls. The Audit Committee also reports its recommendations to the Board of Directors as to the approval of the financial statements of the Company. Two meetings of the Audit Committee were held during the fiscal year ended October 31, 1997.

    The Compensation Committee consists of Robert M. Fidler and W. Thomas Rinehart. The Compensation Committee is responsible for considering and making recommendations to the Board of Directors regarding executive compensation and is also responsible for administration of the Company's stock option and executive incentive compensation plans. Three meetings of the Compensation Committee were held during the fiscal year ended October 31, 1997.

COMPENSATION OF DIRECTORS

    Each director who is not an officer of the Company receives a fee of $1,500 for each Board meeting attended in person. Directors are not compensated for attending committee meetings or participating in meetings by telephone. Further, all directors participate in the Company's Stock Option Plan and are awarded non-qualified stock options for 5,000 shares of Common Stock for service on the Board of Directors.

SIGNIFICANT EMPLOYEES

    A brief description of the business experience and position of certain significant employees of the Company and its subsidiaries who are not also directors is provided below.

    LYNN G. CHIANESE is Vice President of Customer Services of Canmax Retail Systems Inc., ("CRSI") and has served in that capacity since April 1993. Ms. Chianese joined Canmax in September 1986 and has held positions of increasing responsibility. Prior to joining Canmax, she was the Operations Manager for Darnell / Darcor, an international manufacturing company.

    IVOR J. FLANNERY is Vice President of Advanced Research of CRSI and has served in that capacity since January 1989. Mr. Flannery joined Canmax in September 1983 and has held positions of increasing responsibility. Prior to joining Canmax he was an Advanced Systems Engineer for RIM Technology, a software development company which developed point of sale systems for the retail petroleum industry.

    RICHARD STEPHENS is Vice President of Development of CRSI and has served in that capacity since April 1995. Previously, he spent seven years with the Wayne Division of Dresser Industries Inc., a manufacturer of fuel dispensing equipment, as Manager--Systems Software, responsible for developing point of sale systems and applications.

    SCOTT R. MATTHEWS is Vice President of Telecommunications Development/Sales and Marketing and has served in that capacity since April 1998. From February 1996 to March 1998, Mr. Matthews was the Vice President of Sales and Marketing at Galaxy Communications, Inc., a telecommunications company. Mr. Matthews previously served as the Director of Sales of ATCALL, Inc., a telecommunications company.

    MICHAEL C.F. MCQUARRIE is the Vice President of Professional Services and has served in that capacity since March of 1998. Since 1997, Mr. McQuarrie has also been responsible for overseeing the development of CRSI's Windows NT based software products. Mr. McQuarrie joined Canmax in 1982 and has held positions of increasing responsibility.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

    The following table sets forth certain information as of September 10, 1998, concerning those persons known to Canmax, based on information obtained from such persons, Canmax's records and schedules required to be filed with Canmax, with respect to the beneficial ownership of Canmax's Common Stock by (i) each shareholder known by Canmax to own beneficially 5% or more of such outstanding Common Stock, (ii) each current director of Canmax and each nominee for election as a director, (iii) each Named Executive Officer and (iv) all executive officers and directors of Canmax as a group. Except as otherwise indicated below, each of the entities or persons named in the table has sole voting and investment power with respect to all shares of Common Stock beneficially owned. Effect has been given to shares reserved for issuance under outstanding stock options and warrants where indicated.

                                            AMOUNT AND
                                            NATURE OF
                                            BENEFICIAL          PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER        OWNERSHIP         OF CLASS(1)
----------------------------------------  --------------      -----------
Dodge Jones Foundation .................   1,000,000              15.1%
400 Pine Street, Suite 900
Abilene, Texas 79601

Joseph E. Canon ........................   1,000,000(2)           15.1%
Dodge Jones Foundation
P.O. Box 176
Abilene, Texas 79601

Founders Equity Group ..................   2,788,364(3)           32.7%
2602 McKinney, Suite 220
Dallas, Texas 75204

Roger D. Bryant (4) ....................     540,000(5)            7.6%

Nick DeMare ............................      46,880(6)          *
Chase Management
1090 West Georgia Street, Suite 1305
Vancouver, BC V6E 3V7

W. Thomas Rinehart .....................     101,600(7)            1.5%
700 Freeling Drive
Sarasota, Florida 34242

Debra L. Burgess (4) ...................     274,800(8)            4.0%

Ivor J. Flannery (4) ...................      83,468(9)            1.3%

Robert M. Fidler .......................      25,000(10)         *
987 Laguna Road
Pasadena, California 91105

Richard Stephens (4) ...................      25,000(11)         *

All Executive Officers and Directors as    1,096,748(12)          14.5%
a group (10 persons) ...................

------------------------

  * Less than 1.0%

 (1) Based upon 6,611,005 shares of Canmax Common Stock outstanding as of September 10, 1998.

 (2) Includes 1,000,000 shares held by Dodge Jones Foundation, of which Mr. Canon serves as the Executive Director. As such, Mr. Canon exercises voting power over all such shares.

 (3) Includes 50,000 shares subject to presently exercisable warrants and 1,875,000 shares subject to presently convertible debentures issued under the Loan Agreement.

 (4) The business address for Canmax executives is 150 West Carpenter Freeway, Irving, Texas 75039.

 (5) Includes 290,000 shares of Common Stock which may be acquired through the exercise of stock options which are exercisable within 60 days of September 10, 1998 ("Vested Options") and 250,000 shares subject to presently exercisable warrants.

 (6) Includes 36,600 Vested Options.

 (7) Includes 35,000 Vested Options.

 (8) Includes 127,800 Vested Options and 125,000 shares subject to presently exercisable warrants.

 (9) Includes 35,250 Vested Options.

 (10) Includes 20,000 Vested Options.

 (11) Includes 25,000 Vested Options.

 (12) Includes 569,650 Vested Options and 375,000 shares subject to presently exercisable warrants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    During the first quarter of 1995, a director, W. Thomas Rinehart advanced Canmax $250,000. This advance was unsecured and bore interest at the rate of 10%. The principal balance was due on demand and could be repaid by Canmax from time to time. Principal payments of $95,765 (together with accrued interest thereon) were repaid during the six months ended April 30, 1997, which fully satisfied Canmax's obligation.

    On April 30, 1997, Founders Equity Group, Inc. ("Founders") acquired from Electronic Data Systems ("EDS") 863,364 shares of Canmax Common Stock in a private transaction, in connection with which Canmax agreed to extend to Founders certain registration rights similar to those previously held by EDS. On May 9, 1997, Founders exercised its right to demand that Canmax file a registration statement with regard to all of its shares of Canmax Common Stock. Under applicable securities laws, Canmax was unable to file the Founders registration statement until after the filing of a registration statement relating to the proposed Merger of Canmax with Auto-Gas Systems, Inc., which merger was subsequently abandoned. Pursuant to the terms of the registration rights agreement with Founders, Canmax was to have filed a registration statement on or about July 23, 1997 or incur a registration penalty of 50,000 shares per month. Founders agreed to extend the registration obligation until August 26, 1997 in exchange for its receipt of a warrant to acquire 50,000 shares of Canmax Common Stock at an exercise price of $2.00 per share. In addition, in May of 1997, Canmax retained Founders to provide advisory services regarding the proposed Merger with Auto-Gas Systems, Inc., and agreed to pay to Founders a fee of $25,000 for such services.

    On April 30, 1997, the Dodge Jones Foundation acquired from EDS 1,000,000 shares of Canmax Common Stock in a private transaction, in connection with which Canmax agreed to extend to the Dodge Jones Foundation certain registration rights similar to those previously held by EDS.

    On October 30, 1997, a shareholder, Founders Equity Group, Inc. ("Founders"), advanced Canmax $100,000. The advance was unsecured and had an interest rate of 12%. On November 6, 1997, Canmax repaid principal and interest of $100,230, which fully satisfied Canmax's obligation.

    On December 15, 1997, Canmax executed a convertible loan agreement (the "Original Agreement") with Founders providing for financing of up to $500,000 at an interest rate of 10% per annum. Advances under the Original Agreement were secured by a lien on all of the Company's assets. Indebtedness outstanding under the Original Agreement was convertible, at the option of Founders, into shares of Canmax Common Stock at a conversion price of $1.25 per share, subject to adjustment for certain events, and was redeemable at the option of Canmax at 110% of par.

    On February 11, 1998, Canmax and Founders executed a loan commitment letter (the "Loan Commitment") which provided for a multiple advance loan of up to $2 million upon terms similar to the Original Agreement; however, indebtedness outstanding under the Loan Commitment was convertible into shares of Canmax Common Stock at a conversion price equal to the average closing prices of the Canmax Common Stock over the five-day trading period immediately preceding the date of each advance. As consideration for the Loan Commitment, Canmax paid a commitment fee of $10,000.

    As of March 31, 1998, Founders (and certain of its affiliates) entered into the First Restated Loan Agreement (the "Loan Agreement") which consolidated all rights and obligations of Canmax to Founders under the Original Agreement and the Loan Commitment. Amounts advanced under the Loan Agreement bear interest at the rate of 12% per annum, are secured by a lien on all of the Company's assets and are convertible into shares of Canmax Common Stock, at the option of Founders, at $.80 per share. On August 25, 1998, Founders agreed to release its lien on all of the Company's assets upon the consummation of the Proposed Sale. As consideration for the release, the Company agreed, upon the consummation of the Proposed Sale, to repay $1.0 million of the $1.5 million currently outstanding under the Loan Agreement, and to allow Founders to convert the remaining $500,000 plus all accrued but unpaid interest outstanding under the Loan Agreement into shares of Canmax Common Stock at a conversion price of $.50 per share.

    On February 5, 1998, Founders and the Company entered into a financial consulting agreement pursuant to which Founders agreed to provide financial advisory and consulting services to the Company, and the Company agreed to pay to Founders a fee equal to 3% of the value of the consideration received in any sale or merger of any division or subsidiary of the Company. As a result of this agreement, Founders will receive $120,000 of the initial proceeds of the Proposed Sale. Founders has agreed to forego any further payments that may be attributable to the Company's receipt of deferred payments in connection with the Proposed Sale.

EXECUTIVE COMPENSATION

    The following table summarizes the compensation paid by Canmax and its subsidiaries during the years ended October 31, 1997, 1996 and 1995 for services in all capacities to each of Canmax's chief executive officer and the four highest paid executive officers (the "Named Executive Officers") of Canmax whose total annual salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                          ANNUAL COMPENSATION           -------------
                                                 -------------------------------------   SECURITIES
                                                                         OTHER ANNUAL    UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR     SALARY($)  BONUS($)(1)  COMPENSATION    OPTIONS(#)      COMPENSATION(2)
------------------------------------  ---------  ---------  -----------  -------------  -------------  -------------------
Roger D. Bryant ....................       1997    185,000      --            --             45,000               538
President and CEO                          1996    169,750      73,920        18,733(4)     210,000            --
                                           1995                 10,000        --             35,000            --

Debra L. Burgess ...................       1997    140,000      --            --             35,000                69
Executive Vice President                   1996    118,542      40,320        --             69,000            --
Chief Operating Officer                    1995    104,260       4,000        --             15,800            --
Secretary

Philip M. Parsons (3) ..............       1997    125,000      --            --             25,000                65
Executive Vice President                   1996    108,750      36,960        --             55,000            --
Chief Financial Officer                    1995     36,070       4,000        --             10,000            --
Treasurer

Ivor Flannery ......................       1997    110,000      --            --             23,000            --
Vice President--                           1996     94,050      21,056        --             15,000            --
Advanced Research (5)                      1995     91,055      12,750        --             --

Richard Stephens ...................       1997    110,000      --            --             15,000            --
Vice President--                           1996     94,000      21,056        --             20,000            --
Development (5)                            1995     52,724       4,500        --              5,000            --

------------------------

(1) Reflects bonus earned during the fiscal year but paid during the next year.

(2) Reflects compensation associated with supplemental long-term disability insurance.

(3) Mr. Parsons resigned as a director and officer of the Company effective April 9, 1998.

(4) Reflects compensation associated with relocation expenses incurred by Mr. Bryant.

(5) Reflects positions held with Canmax's subsidiary, CRSI.

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

    Mr. Bryant and Ms. Burgess serve as executive officers of CRSI pursuant to written employment agreements that commenced July 1, 1997 and were amended effective upon their renewal on July 1, 1998. Each employment agreement provides for certain benefits and protections upon a "Change of Control," which is defined to occur (i) at any time a person becomes a "beneficial owner" of in excess of thirty percent of the combined voting power of the outstanding securities of CRSI or Canmax, (ii) if, at any time during the twenty-four month period following a merger, tender offer, consolidation, sale of assets or contested election, or any combination thereof, at least a majority of the Canmax Board shall cease to consist of either (a) directors who served prior to such transaction or (b) directors whose nomination for election by the shareholders of Canmax was approved by at least two-thirds of all directors then serving, or (iii) at any time the shareholders of Canmax approve an agreement to sell or dispose of all or substantially all of the assets of CRSI or Canmax. Each employment agreement also permits CRSI or Canmax to terminate the executive for "Cause", meaning a termination as a result of (a) acts of dishonesty constituting a felony or intended to result in substantial gain for personal enrichment at the expense of CRSI or Canmax, or (b) the willful and continued failure to substantially perform such person's duties and responsibilities following a demand for substantial performance by CRSI or Canmax. Each employment agreement prohibits the executive from engaging in any activities in competition with CRSI or Canmax during the employment term and prohibits the executive from soliciting any employees, customers or clients of Canmax or CRSI during the 2-year period following any voluntary termination by the executive or termination for Cause.

    The July 1, 1997 employment agreements with Mr. Bryant and Ms. Burgess provided for the issuance of warrants ("1997 Performance Warrants") to each executive as additional employment compensation. Each 1997 Performance Warrant expires 10 years from the date of issuance and, prior to the amendments to the employment agreements and 1997 Performance Warrants effective July 1, 1998, was exercisable at a price of $2.25 per share, the closing price of the Canmax Common Stock on July 17, 1997, the date that the compensation committee approved the issuance of such warrants. The vesting of the 1997 Performance Warrants was conditioned on the Company's achievement of certain financial targets or upon the occurrence of a Change of Control. The 1997 Performance Warrants vested on January 30, 1998 as a result of the Company's issuance of shares of common stock and warrants as consideration for its acquisition of USCommunication Services, Inc. ("USC"). Effective July 20, 1998, the Compensation Committee reduced the exercise price of the 1997 Performance Warrants from $2.25 per share to $0.53 per share, the closing price of the Canmax Common Stock on July 17, 1998, the trading date preceding the date that the Compensation Committee repriced the 1997 Performance Warrants. In addition, on such date the Compensation Committee also issued to Mr. Bryant and Ms. Burgess additional performance warrants (the "1998 Performance Warrants") having an exercise price of $0.53 per share and a 10 year expiration period, the vesting of which is dependent either upon the Company's recording of revenues in excess of $50 million in any period of twelve consecutive months with positive earnings during such twelve-month period or upon a Change of Control (other than a Change of Control arising from the Proposed Sale).

    Mr. Bryant's employment agreement expires June 30, 2000. Mr. Bryant is entitled to receive an annual base salary of $200,000 and to participate in any bonus programs established by the Canmax Board. Pursuant to his employment agreement, Mr. Bryant has also been granted 1997 Performance Warrants to acquire 250,000 shares of Canmax Common Stock and 1998 Performance Warrants to acquire an additional 100,000 shares of Canmax Common Stock. Pursuant to the terms of his agreement, Mr. Bryant may elect to voluntarily terminate his employment within 90 days following a Change of Control and receive a lump sum payment equal to one year's base salary. If Mr. Bryant is terminated during his employment period without Cause, he will be entitled to continue to receive his base salary and benefits for a period of two years and an amount equal to any bonus paid during the preceding 12 months (payable in 24 monthly installments) in accordance with CRSI's standard payroll cycle; provided, however, that such amounts shall be payable in a lump sum following a Change of Control.

    Ms. Burgess' employment agreement expires June 30, 1999. Ms. Burgess is entitled to receive an annual base salary of $165,000 and to participate in any bonus programs established by the Canmax Board. Pursuant to her employment agreement, Ms. Burgess has also been granted 1997 Performance Warrants to acquire 125,000 shares of Canmax Common Stock and 1998 Performance Warrants to acquire 200,000 shares of Canmax Common Stock. Pursuant to the terms of her agreement, Ms. Burgess may elect to voluntarily terminate her employment within 90 days following a Change of Control and receive a lump sum payment equal to one year's base salary. If Ms. Burgess is terminated during her employment period without Cause, she will be entitled to continue to receive her base salary and benefits for a period of one year and an amount equal to 50% of any bonus paid during the preceding 12 months (payable in 12 monthly installments) in accordance with CRSI's standard payroll cycle; provided, however, that such amounts shall be payable in a lump sum following a Change of Control.

    Mr. Parsons was a party to an employment agreement similar to the agreements of Mr. Bryant and Ms. Burgess, which provided for an annual base salary of $125,000 and the grant of 1997 Performance Warrants to acquire 100,000 shares of Canmax Common Stock. Mr. Parsons' employment agreement and 1997 Performance Warrants terminated upon his resignation on April 9, 1998.

    On June 12, 1998, the Company and CRSI executed employment contracts with Lynn G. Chianese, Ivor J. Flannery, Richard Stephens and Michael McQuarrie, each a vice president of CRSI, which requires the Company to give six months prior written notice of any termination of the employment of each person without cause. Pursuant to these employment contracts, Mr. Stephens is entitled to receive an annualized base salary of $96,000, Ms. Chianese is entitled to receive an annualized base salary of $100,000, and Messers. Flannery and McQuarrie are each entitled to receive an annualized base salary of $110,000. In the event the Company terminates any such employee without cause upon less than six months prior written notice, each such employee shall be entitled, for a period of six months from the date of delivery of notice of termination without cause, (i) to continue to receive the base salary in effect at the time of termination in accordance with the Company's regular payroll cycle, (ii) to receive monthly payments equal to one-twelfth of any bonuses paid during the 12-month period preceding the date of termination, and (iii) to continue to participate in all regular employee benefit plans of the Company. Each employment contract provides that if such employee is involuntarily terminated (other than for "cause") in contemplation of, or within six months following, a Change of Control, then the employee shall be entitled to receive a lump sum severance payment equal to fifty percent (50%) of the employee's annualized base salary in effect at the time of the involuntary termination plus 50% of any bonuses paid during the preceding 12 month period. Each employment contract provides that the employee would also be entitled to continue to participate in any employee benefit plans for a period of six months following the date of termination, and that upon a Change of Control any unvested options held by such employee would be immediately vested and exercisable. In addition, Mr. Flannery and Mr. Matthews have each been granted 1998 Performance Warrants to acquire 100,000 shares of Canmax Common Stock.

STOCK OPTIONS

    The Board of Directors introduced a stock option plan (the "Stock Option Plan"), pursuant to a resolution dated March 29, 1990, in the form approved by Canmax's shareholders at an annual general meeting held March 20, 1990.

    The Stock Option Plan authorizes the Directors to grant options to purchase common shares of Canmax provided that, when exercised, such options will not exceed 2.3 million shares of Canmax Common Stock and no options will be granted to any individual director or employee which will, when exercised, exceed 5% of the issued and outstanding shares of Canmax. The term of any option granted under the Stock Option Plan is fixed by the Board of Directors at the time the options are granted, provided that the exercise period may not be longer than 10 years from the date of granting. The exercise price of any options granted under the Stock Option Plan is the fair market value at the date of grant. On February 26, 1998, the Board of Directors increased the number of shares issuable under the Stock Option

Plan from 1.2 million shares to 2.3 million shares so that stock options previously granted by the Board in excess of those permitted by the Stock Option Plan could be covered by the Plan. As of September 14, 1998, 1,121,990 shares of Canmax Common Stock had been issued under the Stock Option Plan, 1,094,650 shares remain subject to outstanding options under the Stock Option Plan, and 83,360 shares were available under the Stock Option Plan.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information with respect to stock options pursuant to Canmax's stock option plans granted to the Named Executive Officers during fiscal year ended October 31, 1997.

                                                                                                   POTENTIAL REALIZABLE
                                                       INDIVIDUAL GRANTS                             VALUE AT ASSUMED
                               ------------------------------------------------------------------    ANNUAL RATES OF
                                                     % OF TOTAL                                        STOCK PRICE
                                    NUMBER OF          OPTIONS                                       APPRECIATION FOR
                                   SECURITIES        GRANTED TO                                      OPTION TERM (1)
                               UNDERLYING OPTIONS   EMPLOYEES IN    EXERCISE PRICE    EXPIRATION   --------------------
NAME                                 GRANTED         FISCAL YEAR        ($/SH)           DATE       5% ($)     10% ($)
-----------------------------  -------------------  -------------  -----------------  -----------  ---------  ---------
Roger D. Bryant..............           5,000                               1.88         4/30/02       2,597      5,739
                                       13,333                               1.88         4/30/03       8,525     19,340
                                       13,333                               1.88         4/30/04      10,204     23,781
                                       13,334                               1.88         4/30/05      11,969     28,667
                                       ------                                                      ---------  ---------
                                       45,000               17%                                       33,295     77,527

Debra L. Burgess.............           5,000                               2.13         5/11/99       1,092      2,236
                                        5,000                               1.88         4/30/02       2,597      5,739
                                        8,333                               1.88         4/30/03       5,328     12,087
                                        8,333                               1.88         4/30/04       6,378     14,863
                                        8,334                               1.88         4/30/05       7,480     17,918
                                       ------                                                      ---------  ---------
                                       35,000               13%                                       22,875     52,843

Philip M. Parsons............           5,000                               1.88         4/30/02       2,597      5,739
                                        6,666                               1.88         4/30/03       4,262      9,669
                                        6,667                               1.88         4/30/04       5,103     11,891
                                        6,667                               1.88         4/30/05       5,984     14,334
                                       ------                                                      ---------  ---------
                                       25,000                9%                                       17,946     41,633

Ivor J. Flannery.............           8,000                               2.13         5/11/99       1,746      3,578
                                        5,000                               1.88         4/30/03       3,197      7,253
                                        5,000                               1.88         4/30/04       3,827      8,918
                                        5,000                               1.88         4/30/05       4,488     10,750
                                       ------                                                      ---------  ---------
                                       23,000                9%                                       13,258     30,499

Richard Stephens.............           5,000                               1.88         4/30/03       3,197      7,253
                                        5,000                               1.88         4/30/04       3,827      8,918
                                        5,000                               1.88         4/30/05       4,488     10,750
                                       ------                                                      ---------  ---------
                                       15,000                6%                                       11,512     26,921

------------------------

(1) Based upon the per share market price on the date of grant and on annual appreciation of such market price through the expiration date of such options at the stated rates. These amounts represent assumed rates of appreciation only and may not necessarily be achieved. Actual gains, if any, are dependent on the future performance of the Common Stock, as well as the continued employment of the Named Executives through the vesting period. The potential realizable values indicated have not taken into account amounts required to be paid as income tax under the Internal Revenue Code of 1986, as amended, and any applicable state laws.

    No other annual or long-term compensation was received or is receivable by the executive officers named above in respect of employment in 1997 or prior years.

    The following table sets forth information with respect to each exercise of stock options during fiscal 1997, by each of the Named Executive Officers and the number of options held at fiscal year end and the aggregate value of in-the-money options held at fiscal year end. None of the Named Executive Officers exercised options in fiscal 1997.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES              VALUE OF
                                                              UNDERLYING UNEXERCISED    UNEXERCISED "IN-THE-MONEY"
                                                              OPTIONS AT FY-END (#)       OPTIONS AT FY-END ($)
                             SHARES ACQUIRED     VALUE      --------------------------  --------------------------
NAME                         ON EXERCISE (#)  REALIZED ($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
---------------------------  ---------------  ------------  -----------  -------------  -----------  -------------
Roger D. Bryant............        --              --          150,000        140,000       --            --
Debra L. Burgess...........        --              --           77,800         50,000       --            --
Philip M. Parsons..........        --              --           45,000         45,000       --            --
Ivor J. Flannery...........        --              --           26,500         22,500       --            --
Richard Stephens...........        --              --           15,000         25,000       --            --

    On October 31, 1997, there were 1,017,700 outstanding stock options with a weighted average exercise price of $2.23 per share.

             LONG TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

    The following table sets forth information with respect to long term incentive plan awards to the Named Executive Officers during fiscal year ended October 31, 1997.

                                                     NUMBER OF       PERFORMANCE OR OTHER       ESTIMATED FUTURE
                                                 SHARES UNDERLYING  PERIOD UNTIL MATURATION  PAYOUTS UNDER NON-STOCK
NAME                                               WARRANTS (#)            OR PAYOUT          PRICE-BASED PLANS (#)
-----------------------------------------------  -----------------  -----------------------  -----------------------
Roger D. Bryant................................        250,000                   (1)                  250,000
Debra L. Burgess...............................        125,000                   (1)                  125,000
Philip M. Parsons..............................        100,000                   (1)                  100,000

------------------------

(1) The long-term incentive plan awards to Mr. Bryant, Ms. Burgess and Mr. Parsons relate to the 1997 Performance Warrants issued under each of their employment agreements. See "Employment and Change of Control Agreements". Under the terms of the 1997 Performance Warrants, vesting of such warrants is dependent upon the earlier of (i) the earnings per share of Canmax (after tax) equals or exceeds $0.30 per share during any fiscal year, (ii) the closing price of the Canmax Common Stock equals or exceeds $8.00 per share for sixty-five consecutive trading days, or (iii) a Change of Control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Canmax has no interlocking relationships involving any of its Compensation Committee members which would be required by the Commission to be reported herein, and no officer or employee of Canmax serves on its Compensation Committee.

COMPENSATION COMMITTEE REPORT

    In fiscal 1997, Canmax's Compensation Committee consisted of two outside directors; Messrs., Fidler, and Rinehart. The Committee was responsible for determining the compensation of Canmax's executive officers and other key senior employees, including Roger D. Bryant, Canmax's Chief Executive Officer, (the "Chief Executive").

DETERMINATION OF CEO AND EXECUTIVE OFFICER COMPENSATION.

    Canmax has strived to structure its executive compensation programs in a manner designed to attract and retain a talented and capable management team, and to provide appropriate compensation based on that team's achievement of financial performance objectives. During fiscal 1997, the Compensation Committee held primary responsibility for determining the compensation of the Chief Executive, and for approving the determinations of compensation paid to other officers and senior executives, as proposed by the Chief Executive.

    Compensation is normally paid to the Chief Executive in the form of base compensation, bonus compensation and the granting of options to buy shares of Canmax's Common Stock at then prevailing market prices. Each year the Board of Directors of Canmax sets forth certain financial performance objectives for Canmax. Canmax's ability to meet such targeted financial goals, and the Chief Executive's previous base compensation level, are the most important criteria utilized by the Compensation Committee in determining the compensation of the Chief Executive, although the Compensation Committee reviews other factors, including the compensation awarded to chief executive officers of similar corporations. Based on a review of such criteria, the Compensation Committee will determine the annual base and bonus compensation of the Chief Executive. In addition, the Compensation Committee may grant stock options in order to align the interests of the Chief Executive with those of the shareholders. With respect to the Chief Executive's compensation during fiscal 1997, the Compensation Committee primarily considered Canmax's financial performance and the previously existing compensation level of the Chief Executive.

    Compensation to other executive officers is also provided in the form of base compensation, bonus compensation and the granting of stock options. Base compensation is determined based on industry norms associated with the position held by the executive and the recommendation of the Chief Executive, while bonus compensation is normally linked to specific shorter-term (e.g., one to three years) financial performance objectives. Stock options are granted to align the interests of the executive officers with those of the shareholders. The Chief Executive is principally responsible for the performance assessment of individual executive officers and provides his recommendations to the Compensation Committee for its review and approval.

    Additionally, on July 17, 1997, the Compensation Committee approved employment agreements for certain executives. The employment agreements provide for the issuance of warrants to each executive as additional compensation. The warrants were intended to align the interests of the executive officers with those of the shareholders by providing incentive compensation based on the performance of the Company and to retain key executive management by providing protection against a change in control.

COMPENSATION COMMITTEE:
Robert M. Fidler (Chairman)
W. Thomas Rinehart

STOCK PERFORMANCE GRAPH

    Securities and Exchange Commission rules require that a line graph performance presentation be provided comparing cumulative total shareholder return with a performance indicator of a broad market index and a nationally recognized industry index. The following performance graph compares the cumulative total shareholder return on the Company's stock with the Nasdaq Stock Market Total Return Index (Nasdaq Index) and the Nasdaq Computer and Data Processing Services Stocks Total Return Index (Industry Index).

    The Company's stock traded on the Nasdaq SmallCap market tier of The Nasdaq Stock Market from February 10, 1994 through June 8, 1998 on which date it was delisted from the Nasdaq SmallCap market. The Company's stock currently trades on the over-the-counter bulletin board. The comparison assumes that $100 was invested on February 10, 1994 in the Company's shares and in each of the indices. Past performance is not necessarily an indicator of future performance.

                COMPARISON OF THREE YEARS ENDED OCTOBER 31, 1997
                            CUMULATIVE TOTAL RETURN
 CANMAX INC., NASDAQ STOCK MARKET INDEX AND NASDAQ COMPUTER AND DATA PROCESSING
                                 SERVICES INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  INDEX
  YEAR       NASDAQ INDEX       INDUSTRY INDEX       CANMAX
Feb-94               $100.00              $100.00     $100.00
Oct-95               $132.90              $174.99      $21.43
Oct-96               $156.96              $203.20      $11.07
Oct-97               $206.72              $273.71       $9.64

    The data set forth in the above graph and related table was obtained from the Nasdaq Stock Market. All Canmax share data is based on the last closing price of the month. The total return calculation is based upon weighting at the beginning of the period.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of the Company's common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on the review of the copies of such reports filed during the fiscal year ended October 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except (i) Mr. Roger D. Bryant, Mr. Philip M. Parsons and Ms. Debra L. Burgess each filed one late report concerning their receipt of the Performance Warrants, (ii) the Dodge Jones Foundation has not filed a Form 3 to report their 10% ownership interest in the Company, (iii) neither Mr. Bernet, Ms. Delia O'Donnell nor the trustee of the voting trust for the former shareholders of USC have filed Form 3's reporting their receipt of shares of Company Common Stock on January 30, 1998 as a result of the Merger Agreement, and (iv) each of the Company's officers and directors filed late their Form 5 Annual Statement of Beneficial Ownership of Securities Report that was due on or about December 15, 1997.

                               THE PROPOSED SALE

    THE TERMS AND CONDITIONS OF THE PROPOSED SALE ARE CONTAINED IN THE AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS EXHIBIT A AND IS INCORPORATED HEREIN BY REFERENCE. The description in this Proxy Statement of the terms and conditions of the Proposed Sale is qualified in its entirety by, and made subject to, the more complete information set forth in the Agreement. Capitalized terms used in this Proxy Statement but not defined herein shall have the meaning ascribed to such terms in the Agreement. SHAREHOLDERS OF THE COMPANY ARE URGED TO CAREFULLY READ THE AGREEMENT IN ITS ENTIRETY.

GENERAL

    The Agreement, which was executed and delivered by the Company, CRSI and the Buyer on September 3, 1998, provides for the sale for cash of substantially all of the assets of CRSI, which assets constitute the Company's Software Business (the "Purchased Assets"), and the assumption by the Buyer of certain liabilities of the CRSI (the "Assumed Liabilities"). CRSI will receive an initial payment of $4.0 million at Closing and is expected to receive additional payments of up to $3.625 million, payable in quarterly installments over a twelve month period following the Closing. The amount of the additional payments will be based upon the revenues attributable to the Software Business over such period. The Company estimates that these additional payments will exceed $3.0 million based upon the Company's current and anticipated revenues attributable to its Software Business. There can be no guarantee that the Company's estimate of the aggregate purchase price resulting from such payments will prove correct. Further, Buyer (or the CRSI) will pay to the other within 45 days following the Closing an amount equal to the surplus (deficit) of the CRSI's net working capital (generally defined as current assets minus current liabilities of the CRSI, subject to certain agreed adjustments) as compared to an agreed base amount. Notwithstanding the Closing of the Proposed Sale, CRSI shall remain liable to Buyer for certain indemnity obligations relating to the Software Business. See "The Agreement."

CANMAX

    The Company currently operates two distinct businesses in the software and telecommunications industries. Specifically, (a) the Company conducts the Software Business through CRSI and (b) operates its telecommunications business (the "Telecommunications Business") through Canmax Telecom, Inc., a wholly owned subsidiary of the Company. For the fiscal year ended October 31, 1997, the Software Business accounted for all of the Company's revenues. If the Proposed Sale is approved by the shareholders and the sale of the Software Business to Buyer is consummated, the Company will no longer engage in the development of retail automation software.

    The Company's principal business and principal office is located at 150 West Carpenter Freeway, Irving, Texas 75039. The Company's telephone number at this address is (972) 541-1600.

USE OF PROCEEDS; PLANS FOR FUTURE OPERATIONS AFTER THE PROPOSED SALE

    The net proceeds to the Company from the sale of the Software Business, after deducting estimated transaction expenses of $250,000, are expected to be approximately $6.75 million. The actual net proceeds derived from the sale of the Software Business may be more or less than this amount depending on the size of certain deferred payments. See "The Agreement--Purchase Price; Deferred Payments; Net Working Capital Adjustment." Approximately $1.0 million of the estimated net proceeds from the Proposed Sale will be used by the Company to repay the Founders loan and an additional $170,000 will be used by the Company to repay certain accrued obligations and amounts payable. The remaining $5.58 million of estimated net proceeds will be used by the Company in the implementation of its business plan to grow the telecommunications business internally and through specific strategic acquisitions. While the Company has no current agreements or negotiations underway with respect to any acquisition, it routinely evaluates acquisition transactions and strategic business alliances.

    Following the Proposed Sale, Canmax's core business operations will be in the telecommunications industry, and will initially be focused on the provision of prepaid telecommunication services. In late 1997, the Company decided to enter the telecommunications market place by acquiring a telecommunications company (which acquisition was later rescinded), and in April of 1998 the Company hired Scott R. Matthews as the Vice President of Telecommunications to develop its in-house telecommunications capabilities. The Company has acquired the core personnel and experience necessary to operate in the prepaid telecommunications industry, and has initially focused its business on the sale of prepaid long-distance cards. The Company also expects to enter other segments of the prepaid telecommunications industry, such as dial tone and supporting hardware services and the sale of prepaid enabling hardware and cellular services. The Company's entry into these additional industry segments will be dictated by the Company's development of its capabilities and capacities in these areas and market factors. Industry estimates indicate that the market for prepaid phone cards in the United States in 1997 was in excess of $1.5 billion, and projects the growth of this industry to an excess of $5 billion by the year 2000.

    The Company's prepaid long distance services are initially being offered across a system maintained by PT-1 Communications, Inc. pursuant to an agreement between the Company and PT-1 which provides favorable pricing to the Company and allows it to compete on a global basis in the prepaid telecommunications market. The Company also expects to leverage its experience in the retail software industry with its telecommunications operations to allow it to offer point of sale activation for its prepaid telecommunications products. Although the Company expects to succeed in its new line of business, the Company has no significant history of operations in the telecommunications industry and therefore the Company's entry into the new line of business is subject to risks similar to other emerging companies, such as its limited operating history in this industry segment, its dependence upon existing management and certain key employees, the presence of competition from various sources (some of which may have substantially greater financial resources than the Company) and continuing changes in governmental regulations affecting the telecommunications industry generally.

    Following the consummation of the Proposed Sale, the shareholders of the Company will retain their equity interest in the Company. The Proposed Sale will not result in any changes in the rights of the Company's shareholders. As indicated above, the Company does not anticipate distributing the proceeds derived from the sale of the Software Business to its shareholders but intends instead to invest such proceeds in future operations.

AFFILIATED COMPUTER SERVICES, INC.

    The Buyer, Affiliated Computer Services, Inc., is a publicly held company that provides information technology services and electronic funds transfer processing throughout the United States and in Europe and Mexico. The Buyer's principal business and principal office is located at 2828 N. Haskell Ave., Dallas, Texas 75204 and its telephone number is 214-841-6111.

BACKGROUND OF THE PROPOSED SALE

    Historically, the Company has promoted its Software Business and has not viewed it as being for sale. In recent years however, the Company has had increasing difficulty both in expanding and in achieving continuing profitability with the Software Business. Factors contributing to this difficulty have included the dependence of the Software Business on certain large customers; the lack of any medium or smaller customers for which the systems developed by the Company might be adapted; and the Company's inability to raise capital to develop additional products or services beyond its traditional software base. These factors are partially attributable to the demand on the Company's resources necessary to service The Southland Corporation, the major customer of the Software Business.

    In view of these factors, in 1997 the Board began to develop strategies to reposition the Company to enter into the telecommunications marketplace. The Company desired to build on its existing expertise in software development and customer service in the area of financial and other transaction processing, as well as on its understanding of, and relationships with, the convenience store market. The Company selected prepaid phone card/telecommunications industry as a high growth industry with low barriers to entry to launch its new line of business.

    In January, 1998 the Company concluded a merger with USCommunication Services, Inc. ("USC") which the Company believed would give it access to the telecommunications market. The USC merger did not meet the expectations of the Company and was rescinded in June of 1998. During its experience with USC, the Company decided to develop its in house capabilities to expand its telecommunications operations. The Company believes that, if provided sufficient capital to achieve market presence, the Company will be a strong competitor in the industry and that experience in software development and customer service will permit it to develop efficient applications that may allow the immediate on-site activation of prepaid phone cards at the time of their purchase. The Company also expects to enter other segments of the telecommunications industry.

    As the Company was launching its entry into the telecommunications market, it received an unsolicited offer to purchase the Software Business from a privately held company ("Company X") that develops products using technology similar to that used by CRSI. Conversations with Company X led the Company to believe that Company X might present an offer to purchase the Software Business in the range that the Board of Directors would recommend to the Shareholders, and therefore the Company delayed its annual meeting so that any proposal to be considered at the 1998 annual meeting of shareholders (rather than incur the cost associated with a special meeting of shareholders to consider any such proposal). The Company also recognized that the range of values discussed as the proposed sales price for the Software Business would provide substantial funding for the expansion of the Telecommunications Business. Therefore, the Company agreed to enter into discussions with Company X regarding the possible sale of its Software Business. In addition, Affiliated Computer Services, Inc., the Buyer in the Proposed Sale, had previously expressed an interest in purchasing the Software Business. In April of 1998, the Company contacted the Buyer to determine whether the Buyer was still interested in acquiring the Software Business. In late May of 1998, the Company commenced negotiations with the Buyer.

    Company X ultimately presented a letter of intent to the Company in April, the terms of which included a proposal to acquire the stock of CRSI for a total sale price in the range of six million dollars. The Company continued to negotiate the terms of the sale and requested that the terms of any offer be approved by the Board and any controlling shareholders of Company X prior to the Company's consideration of any final offer. Although the Company continued discussions with Company X throughout April and May of 1998, the requested approvals were not obtained and it became apparent to the Company that although certain representatives of Company X were interested in pursuing a transaction with the Company, Company X would not receive the Board and shareholder approvals necessary to complete a transaction.

    In June of 1998, the Buyer came forward with a tentative proposal to purchase the assets of CRSI under terms more attractive than those of Company X. On July 20, 1998, the Company entered into an exclusive negotiation and confidentiality agreement with the Buyer to continue exploratory discussions concerning a possible transaction between the two companies. As the parties neared agreement on terms acceptable to the Company, the Company also requested that the Buyer substantially complete any due diligence prior to the consummation of negotiations. Throughout June, July and August, the Company and the Buyer continued to negotiate the scope of representations and warranties to be included in the Agreement, certain covenants and the timing and amount of the initial payment and deferred payments of the purchase price.

    On September 3, 1998, a definitive agreement was signed with the Buyer for the sale of substantially all of the assets of CRSI. Terms included an initial payment of $4 million, and deferred payments of up to an additional $3.625 million based on revenues of the acquired business over the twelve month period following closing. Based on current revenue run rates and projections, the Company expects to receive at least $7 million from this transaction. The Company believes that the consideration to be received from the proposed sale to be fair to the shareholders from a financial point of view, particularly in light of the Company's market capitalization of approximately $3.5 million on September 3, 1998

THE COMPANY'S REASONS FOR THE PROPOSED SALE; RECOMMENDATION OF THE BOARD OF
  DIRECTORS

    THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE PROPOSED SALE IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS HAS APPROVED THE PROPOSED SALE AND RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSED SALE.

    As described above under "Background of the Proposed Sale," the decision of the Company's Board to approve the Proposed Sale and the Agreement followed months of exploring and analyzing the advantages and disadvantages of redeploying the Company's assets. In making its recommendation to the shareholders of the Company, the Board considered a number of factors, including the following:

    (1) The Company's overall goals and future business plans.

    (2) The current financial condition and future prospects for the Software Business given, in particular, the Company's limited customer base and resources required for development and marketing efforts necessary to attract additional customers.

    (3) The changing and highly competitive nature of the industry and the Company's expectations regarding trends in this industry.

    (4) The financial strength of the Buyer, which will enable it to close on an expedited basis without any financing or significant due diligence contingencies.

    (5) The Buyer's historic business relationship with Southland, which the Board believes allowed the Buyer to more fairly value the Software Business than other potential bidders that may be concerned about the concentration of revenues in one customer and the prospects of continuing a relationship with that customer.

    (6) The higher return anticipated from the redeployment of Company assets in the Telecommunications Business, and the need to move quickly to secure a competitive position in the new, rapidly growing prepaid phone card segment of the industry.

    (7) The reduced risk of a loss of customers and employees attributable to the expedited timing of the closing and financing strength of the Buyer.

    (8) The relative value of the consideration offered by other interested parties.

    (9) The substantial premium expected to be received by the Company compared to the market value of the Company's outstanding Common Stock.

    The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes all material factors considered by the Board. The Board did not attempt to quantify or otherwise assign relative weights to the specific factors it considered or determine that any factor was of particular importance. A determination of various weightings would, in view of the Board of Directors, be impractical. Rather, the Board viewed its position and recommendations as being based on the totality of the information presented to, and considered by, the Board. In addition, individual members of the Board may have given different weight to different factors.

REGULATORY APPROVALS

    Consummation of the Agreement does not require any regulatory approvals other than the federal filings required under applicable U.S. securities laws in connection with this Proxy Statement.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    THIS SECTION IS A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND THE SHAREHOLDERS OF THE COMPANY FROM THE PROPOSED SALE. EXCEPT WHERE SPECIFICALLY NOTED, THIS SUMMARY DOES NOT APPLY TO STATE OR LOCAL TAXES. THE SUMMARY IS BASED UPON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, JUDICIAL DECISIONS, UNITED STATES TREASURY DEPARTMENT REGULATIONS PROMULGATED THEREUNDER, ADMINISTRATIVE RULINGS OF THE UNITED STATES TREASURY DEPARTMENT, AND OTHER INTERPRETATIONS THEREOF, ANY OF WHICH COULD BE CHANGED AT ANY TIME. NO RULING HAS BEEN OR WILL BE REQUESTED FROM THE INTERNAL REVENUE SERVICE WITH RESPECT TO ANY CONSEQUENCES RESULTING FROM THE PROPOSED SALE.

    The Proposed Sale will not have any federal income tax consequences to the Company's shareholders. Upon consummation of the Proposed Sale, the Company will recognize a gain equal to the net proceeds (the sum of the consideration received less expenses of the Proposed Sale) less the closing net book value of the assets sold and liabilities assumed. The Company expects any gain attributable to deferred payments of purchase price to be recognized on the "installment sales method" as and when received. The Company currently had in excess of $20.3 million of net operating losses as of October 31, 1997 available to offset the anticipated approximate $1.9 million to $5.9 million gain resulting from the Proposed Sale (depending upon the amount of any deferred revenue payments), and therefore does not anticipate any material tax liability arising from the Proposed Sale.

ACCOUNTING TREATMENT

    For financial reporting purposes, the Proposed Sale will be recorded as a sale of a segment of the Company's business and reported as a discontinued operation.

EXPENSES AND OTHER FEES

    Each party will bear its own expenses in respect of the Proposed Sale, whether or not consummated.

                                 THE AGREEMENT

    The following is a brief summary of certain provisions of the Agreement. THIS DESCRIPTION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS EXHIBIT A AND IS INCORPORATED HEREIN BY REFERENCE. THE TERMS NOT OTHERWISE DEFINED IN THIS SUMMARY OR ELSEWHERE IN THIS PROXY STATEMENT HAVE THE MEANINGS SET FORTH IN THE AGREEMENT. ALL SHAREHOLDERS ARE URGED TO CAREFULLY READ THE AGREEMENT IN ITS ENTIRETY.

PURCHASE PRICE; DEFERRED PAYMENTS; NET WORKING CAPITAL ADJUSTMENT

    Pursuant to the terms of the Agreement, in consideration of the transfer to the Buyer of all of the "Purchased Assets" (which include substantially all of the assets relating to the Software Business), the Buyer has agreed to pay to CRSI in cash an amount (the "Purchase Price") equal to an initial installment of $4,000,000, subject to the adjustments set forth below (the "Initial Installment") and subsequent installments ("Deferred Payments") calculated as described below at each Deferred Payment Date (as defined below). In addition, the Buyer has agreed to assume certain liabilities arising from the Software Business. Following the Closing, Buyer and the Company are to calculate the Net Working Capital (as defined below) as of the Closing and Company shall receive from (or pay to) the Buyer an amount equal to the amount by which the Net Working Capital as of the Closing exceeds (or is less than) an agreed "base amount" of approximately $530,000. Generally, the term "Net Working Capital" means, as of the Closing, an amount equal to (i) the current assets of CRSI (other than cash and cash equivalents, which are to be retained by the Company) minus (ii) the current liabilities of CRSI (but specifically excluding any liabilities of Canmax).

    The Initial Installment is to be increased by the amounts of certain refundable deposits (approximately $50,000) under contracts being assigned to the Buyer. The Initial Installment is to be reduced by the lesser of $25,000 or 50% of the cost of the year 2000 compliance audit conducted by the Buyer (as further described below). Further, to the extent that the Buyer's year 2000 compliance audit indicates that remedial actions are necessary to cause specified hardware or software products or applications to become year 2000 compliant, the Company may elect to either remedy any non-compliant items prior to Closing or, in certain instances, place the full amount of the estimated cost to achieve compliance in an escrow to be used to remedy such identified items of non-compliance following the Closing. The Company believes that its products and applications are year 2000 compliant in all material respects.

    The Deferred Payments will be calculated during the twelve month period commencing on the first day of the calendar month following the Closing (the "Deferred Period Commencement Date"). Within thirty days after the end of the third, sixth, ninth, and twelfth month following the Deferred Period Commencement Date (each such date being a "Deferred Payment Date"), Buyer is to deliver to CRSI a written statement calculating the revenues attributable to the Business (as defined below) for each preceding three month period, determined in accordance with generally accepted accounting principles, along with the payment of the Deferred Payment due as calculated by Buyer. As used in the Agreement, the term "Business" means the business historically conducted by CRSI, which includes, without limitation, the development, sale or marketing of retail automation software, the installation of software support for such products, help-desk services and other support services. Each Deferred Payment is calculated, on each Deferred Payment Date, based upon the cumulative level or revenue attributable to the Business from the Deferred Period Commencement Date through the end of each three month period preceding a Deferred Payment date, and equals (a) the sum of (i) 75% of all such revenues greater than $4 million and less than or equal to $7 million plus (ii) 13.75% of all such revenues greater than $7 million or less than or equal to $17 million, minus (b) the sum of any Deferred Payments previously made by the Buyer. If CRSI disputes any calculation of the amount of any Deferred Payment and such dispute cannot be resolved among the parties, the independent public accountants for each party are to mutually designate a third independent public accountant to resolve such dispute and the determination of such designated party will be conclusive and binding on all parties.

    The Company expects to receive (or pay) any Net Working Capital adjustment within 45 days following the Closing. The amount of any Net Working Capital adjustment received (or paid) by the Company may fluctuate depending upon the cash received by the Company from its customers and cash payments made by the Company. Based upon historic averages of the Company's net working capital, the Company anticipates receiving an additional $200,000 to $300,000 as a result of the Net Working Capital adjustment. The Net Working Capital adjustment is determined based upon the Net Working Capital report to be delivered by CRSI to the Buyer within thirty days after the Closing which sets forth CRSI's determination of the Net Working Capital of the Software Business as of the Closing. The Net Working Capital adjustment will be determined by the difference between the Net Working Capital as of the

Closing Date and $530,019. If such Net Working Capital is less than $530,019, then CRSI must refund such difference to the Buyer within fifteen (15) days of the final determination of the Net Working Capital. If, on the other hand, the Net Working Capital is greater than $530,019, then Buyer shall pay to CRSI the difference within fifteen (15) days of such final determination. If the Buyer rejects the Net Working Capital report, it will have 10 days after receipt thereof to notify CRSI of the nature of such disagreement. Thereafter, any disputed amounts which cannot be agreed to by the independent public accountants to the parties jointly within 90 days from the Closing Date shall be determined by a third independent public accountant selected by the independent accounts for each party. The determination made by the designated party regarding adjustments to the Purchase Price shall be final and binding on the parties.

    Management of the Company and CRSI believe that the ultimate amount received by CRSI for the sale of the Purchased Assets will be approximately $7 million to $7.7 million following the payment of the Deferred Payments and Net Working Capital adjustments. The actual Purchase Price may, however, be more or less than this amount.

THE CLOSING

    It is anticipated that the closing (the "Closing") of the Proposed Sale will take place on or about October 28, 1998, if the Proposed Sale is approved by the shareholders of the Company. The Closing Date must occur no later than November 30, 1998, following which date either party may terminate the Agreement.

PURCHASED ASSETS AND ASSUMED LIABILITIES

    The Purchased Assets generally include all of the assets of CRSI which constitute the operating assets of the Software Business of the Company, including, but not limited to, accounts receivable, inventory, equipment, real property, fixtures, furnishings, leasehold rights, leasehold improvements, vehicles, prepaid assets, contract rights, licenses, permits, customers, prospects and marketing lists, sales data, records, computer software and software licenses, proprietary information, intellectual property, trade secrets, patents, patent applications, patent licenses, trademarks and trade names (including without limitation, all rights to the name "Canmax" and derivations thereof), copyrights, goodwill associated with such intellectual property, material and manufacturing specifications, drawings and designs owned by the CRSI or acquired by CRSI prior to the Closing.

    At the Closing, the Buyer will assume the following "Assumed Liabilities":
(i) all liabilities and obligations of CRSI that accrue, become owing or arise on or after the Closing Date under assumed contracts; (ii) certain obligations related to employees of CRSI hired by the Buyer; (iii) all liabilities arising out of events or occurrences on or after the Closing Date which relate to or arise out of the Software Business or the Assets; (iv) all of the accounts payable or other liabilities existing on the Closing Date that are explicitly identified and included in the calculation of Net Working Capital; (v) any sales tax resulting from the consummation of the Agreement or transactions contemplated thereby; (vi) all present or future liabilities or obligations of Buyer to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by the Agreement; and
(vii) other specified liabilities.

    At the Closing, the Company will assign, and the Buyer will assume, certain contracts relating to the operation of the Software Business (the "Assumed Contracts"). In general, the Buyer will perform all post-Closing obligations and realize all post-Closing benefits under the Assumed Contracts, subject to the terms of the Agreement.

    Except as otherwise provided in the Agreement, the Buyer will not assume any other liabilities of CRSI the Company of any nature, currently existing or incurred in the future, including, without limitation, the following "Excluded Liabilities": (i) any liability or obligation relating to any excluded assets;
(ii) except to the extent included in the calculation of Net Working Capital, any liability or obligation that has accrued, become owing or has arisen prior to the Closing Date under the Assumed Contracts; (iii) except to the extent included in the calculation of Net Working Capital, any liability or obligation of the Company for federal, state, local or foreign taxes associated with the Purchased Assets or the Software Business for any period prior to the Closing Date; (iv) any liability relating to (a) any claim relating to employee benefits and similar matters, except to the extent of the accrued vacation liabilities or other liabilities for any employee hired by Buyer (b) CRSI's termination of employment of any employee on or prior to the Closing Date or because of Buyer's acquisition of the Purchased Assets under the Agreement (including any such termination deemed to have occurred upon the transfer of any such employee from CRSI to Buyer), or (c) any claims arising from employees other than employees hired by Buyer; (v) any liability, whether made before or after the Closing Date, against CRSI, Buyer, or any affiliate or either, alleging damage to the environment or any liability for environmental cleanup costs, or any liabilities for damage to the environment or for environmental cleanup costs, which arises out of occurrences, circumstances or actions associated with the Purchased Assets or the operation of the Software Business by CRSI prior to the Closing Date; (vi) any liability for failure or alleged failure to comply with, or any violation or alleged violation of, any law, rule, regulation, statute, ordinance, permit, judgment, injunction, order, decree, license or other governmental authorization or approval applicable to CRSI or the Purchased Assets, which failure or violation occurred or was alleged to have occurred prior to the Closing Date; (vii) any present or future liability or obligation of CRSI to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by the Agreement;
(viii) any lawsuit, claim or proceeding of any nature existing at or prior to the Closing or arising out of any act or transaction of CRSI or the Company prior to the Closing that is related to CRSI, the Purchased Assets or the Software Business; and (i) any liabilities of the Company.

REPRESENTATIONS AND WARRANTIES

    The Agreement contains various representations and warranties of CRSI and the Company including, among others, representations and warranties related to corporate organization and similar corporate matters; authorization and enforceability; year 2000 compliance matters; ownership, condition and title to assets and properties; non-contravention of transactions contemplated by the Proposed Sale of the Company's and CRSI's certificate of incorporation or by-laws, and non-violation of laws and material agreements; required consents and approvals; absence of undisclosed liabilities and certain changes since July 31, 1998; tax matters; absence of legal proceedings; compliance with laws, licenses and permits pertaining to the Software Business; environmental matters; labor matters; employee plans; material contracts; customers; accounts receivable; intellectual property rights; and the absence of competitive or illegal activities by the Company or its affiliates.

    The Agreement contains various representations and warranties of the Buyer including, among others, representations and warranties related to corporate organization and similar corporate matters; authorization and enforceability; non-contravention of transactions contemplated by the Proposed Sale of the Buyer's certificate of incorporation or by-laws, and non-violation of laws and binding agreements; consents and approvals.

INDEMNIFICATION

    The Company and CRSI have agreed to indemnify, defend and hold harmless Buyer and Buyer's Parties from and against any and all losses, liabilities, obligations, payments, damages, costs and expenses arising out of or due to, directly or indirectly (i) any inaccuracy in or breach of any of the representations, warranties, covenants or agreements of the Company or CRSI contained in the Agreement or in any agreement, document or instrument executed and delivered pursuant thereto or in connection therewith; (ii) CRSI's failure to discharge any excluded liability; (iii) any failure by CRSI to discharge any closing cost for which it is responsible; and (iv) liabilities deriving from certain employee and related matters.

    Neither CRSI nor the Company is obligated to indemnify unless and until Buyer and Buyer's Parties claims exceed $25,000 in the aggregate and in no event shall the indemnification obligations of the Company or CRSI exceed the Purchase Price.

    The Buyer has agreed to indemnify, defend and hold harmless the Company and the Company's affiliates from and against any and all losses, damages, costs and expenses arising out of or due to, directly or indirectly (i) any inaccuracy in or breach of any of the representations, warranties, covenants or agreements of the Buyer contained in the Agreement or in any agreement, document or instrument executed and delivered pursuant thereto in connection therewith; (ii) Buyers failure to discharge any Assumed Liability; and (iii) failure by Buyer to discharge any closing cost for which it is responsible.

    The representations, warranties and indemnification obligations of the parties survive the Closing for a period of one year other than representations and warranties for tax matters, which survive for a period of seven years. If any claim for indemnification remains unresolved Buyer may withhold payment of amounts otherwise due and payable under the Agreement up to an amount equal to the estimated losses.

CONDITIONS OF THE PROPOSED SALE

    The obligations of the Buyer to close under the Agreement are subject to the satisfaction (or waiver) by the Buyer of the following conditions at or prior to the Closing: (i) all representations and warranties of the Company and CRSI are true and correct in all material respects; (ii) the Company and CRSI shall have performed and complied in all material respects with all covenants and agreements and satisfied the conditions and closing delivery obligations specified in the Agreement; (iii) no pending or threatened litigation exists to restrain or prohibit or obtain damages with regard to the agreement or consummation of the transactions contemplated thereby; (iv) all necessary contractual and governmental consents shall have been obtained; (v) any liens on the Purchase Assets shall have been released (other than liens arising from assumed liabilities); and (vi) CRSI shall have delivered to the Buyer an occasional sales affidavit.

    The obligations of Canmax and CRSI to close under the Agreement are subject to the satisfaction (or waiver) of the following conditions at or prior to
Closing: (i) all representations and warranties of the Buyer contained in the Agreement must be true and correct in all material respects; (ii) Buyer shall have performed and complied in all material respects with the covenants and agreements and satisfied the conditions and other delivery obligations set forth in the Agreement; (iii) no pending or threatened litigation exists to restrain or prohibit or obtain damages or other relief with regard to the Agreement or the consummation of the transactions contemplated thereby; (iv) all necessary governmental consents and authorizations shall have been obtained; (v) the Company must have obtained the required shareholder approval for the sale of the Purchased Assets; and (vi) the Company or CRSI shall have obtained specified estoppel certificates and consents with regard to the Assumed Contracts to be transferred to the Buyer.

NO SHOP PROVISIONS

    Pursuant to the Agreement, the Company and CRSI have agreed to negotiate exclusively and in good faith with Buyer until the earlier of the Closing or October 31, 1998 and not to encourage or solicit any inquiries or accept any proposals by, or engage in any discussions or negotiations with any other person concerning a sale of any substantial portion of the business or assets of CRSI (and "Acquisition Proposal"); provided that nothing contained in the Agreement shall prohibit the respective boards of directors or the Company or CRSI, to the extent such board determines in good faith that such action is required to comply with its fiduciary duties to its shareholders, from furnishing non-public information to, or entering into discussions or negotiations with, any person regarding an unsolicited bona fide written Acquisition Proposal to the extent that such board believes that such Acquisition proposal would, if consummated, result in a transaction more favorable from a financial point of view than the transaction contemplated by the Agreement (a "Superior Proposal"), or complying with its obligation to make recommendations to the Company's shareholders with regard to certain tender offers.

COVENANTS PENDING CLOSING

    Pursuant to the Agreement, prior to the Closing, CRSI has agreed and the Company has agreed to cause CRSI, (i) to operate in the ordinary course of business and consistent with past practices, and to use its best efforts to preserve the goodwill of CRSI and of its employees, customers, suppliers and other persons having business dealings with CRSI; (ii) except as contemplated by the Agreement, not to engage in any transaction outside of the ordinary course of business; (iii) not to increase the compensation of any employee designated by the Company to be hired by Buyer, or to hire additional employees to be so designated without Buyer's consent; (iv) to maintain all insurance policies and permits required for CRSI to carry on its business; (v) to maintain books of account and records in the usual, regular, and ordinary manner and consistent with past practices; (vi) to pay all taxes prior to the date any lien attaches to the Purchased Assets; (vii) not to take any action that would result in a breach of the representations and warranties of the Company or CRSI in the Agreement; and (viii) to permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with its normal business operations, to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to the Software Business.

    The Agreement requires the Buyer to make offers of employment to each employee designated by the Company upon terms and conditions as the Buyer shall agree with each employee so designated; provided that such terms and conditions shall be at least as favorable that such employee currently has with CRSI. In particular, the Company expects Messrs. McQuarrie and Stephens and Ms. Chianese to become employees of the Buyer following the Closing. The Company's other executive officers are expected to remain with the Company. In addition, following the Closing, the Company and CRSI shall have a nonexclusive license to use, copy and modify certain intellectual property that is being sold to the Buyer, and Buyer has agreed to allow the Company and CRSI to use the name "Canmax" for a period of 120 days following the Closing Date. Further, the Buyer has agreed to sublease a portion of the Company's corporate offices for a specified period following the Closing, in return for which the Buyer shall pay all rents and expenses due under the Company's current office lease.

    During the twenty (20) day period following the date of the Agreement, the Buyer is permitted to test the source codes for any computer software or applications developed and used by the Company in connection with the Software Business and any third party software imbedded in such applications or software to determine whether or not such computer software and applications are year 2000 compliant. The cost and expenses of such testing are to be borne by the Buyer; provided that at Closing, the Buyer shall be entitled to receive a credit equal to the lesser of 50% of the cost of such testing or $25,000. Within 20 days following the date of the Agreement, Buyer is to deliver to CRSI a written notice of any items of computer software or applications developed and used by the Company in connection with the Software Business that are not Year 2000 compliant, and within 25 days of the date of the Agreement, Buyer is required to deliver to CRSI a cost estimate for remedying any non-compliance (the "Compliance Estimate"). If the Compliance Estimate is less than $75,000, then CRSI shall have the opportunity to either cure such non-compliance prior to closing or escrow the amount of the Compliance Estimate at the Closing (which amount shall be available to the Buyer to remedy any such non-compliance following the Closing). If the amount of the Cost Estimate exceeds $75,000, then CRSI may either remedy such non-compliance or escrow the amount of the Compliance Estimate, provided that such escrow does not, in the Buyer's sole discretion, create adverse accounting consequences to the Buyer. If the Compliance Estimate exceeds $200,000, the Company shall have the right, in addition to the right set forth above, to terminate the Agreement. The Company is not aware that any of the products identified for testing are not year 2000 compliant, and does not expect the Compliance Estimate to exceed $75,000.

    Pursuant to the Agreement the Company, CRSI and the Buyer have agreed to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by the Agreement. The Buyer has further agreed to use its reasonable efforts to maintain and promote the Software Business and to cause all revenues to be kept separate for a period of one year following the Deferred Period Commencement Date.

TERMINATION

    The Agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the Closing Date (i) by written consent of CRSI and the Buyer, (ii) by the Buyer or CRSI, if the conditions to Closing are not fulfilled or waived by November 30, 1998; (iii) by either CRSI or the Buyer if a court of competent jurisdiction shall have issued a non-appealable final order or taken other action having the effect of permanently restraining or otherwise prohibiting the transactions contemplated by the Agreement; (iv) by the Company if the year 2000 Compliance Estimate exceeds $200,000; or (v) by either the Company or CRSI if (a) the Board of Directors of the Company, in the exercise of its fiduciary obligations to its shareholders, shall have withdrawn or modified its recommendation of the Agreement or the transactions contemplated thereby; or
(b) the Board of Director of the Company shall have recommended to its shareholders a Superior Proposal; provided that if the Agreement is terminated as a result of the recommendation of a Superior Proposal that is consummated within nine months of the date of termination, the Company or CRSI shall pay to the Buyer a fee for $300,000.

                            REINCORPORATION PROPOSAL

GENERAL

    The Board of Directors of the Company has approved and recommends that the shareholders approve the proposed merger of the Company into a wholly owned subsidiary organized under the laws of the State of Delaware for the purpose of changing the Company's state of incorporation from the State of Wyoming to the State of Delaware (the "Reincorporation"). The Board of Directors believes that the Reincorporation will result in significant advantages as more fully described in the section entitled--Principal Reasons For The Reincorporation And The Merger below.

    The following discussion summarizes certain aspects of the proposed Reincorporation of the Company from the State of Wyoming to the State of Delaware pursuant to the Agreement and Plan of Merger (the "Reincorporation Merger Agreement") between the Company and a wholly owned subsidiary to be incorporated under the laws of the State of Delaware ("Canmax-Delaware"). This summary is not intended to be complete and is subject to, and qualified in its entirety by, reference to (i) the "Comparison Of Wyoming And Delaware Corporate Law" attached as EXHIBIT B to this Proxy Statement, (ii) the Reincorporation Merger Agreement, a copy of which is attached to this Proxy Statement as EXHIBIT C, (iii) the Certificate of Incorporation of Canmax-Delaware ("Delaware Certificate"), a copy of which is attached to this Proxy Statement as EXHIBIT D,
(iv) the Bylaws of Canmax-Delaware ("Delaware Bylaws"), a copy of which is attached to this Proxy Statement as EXHIBIT E and (v) the WBCA Dissenters' Statue, a copy of which is attached to this Proxy Statement as EXHIBIT F. Copies of the Articles of Incorporation and the Bylaws of the Company each as amended, ("Wyoming Articles" and "Wyoming Bylaws," respectively) are available for inspection at the principal executive office of the Company and copies will be sent to shareholders, without charge, upon oral or written request directed to Canmax Inc., 150 W. Carpenter Frwy., Irving, Texas 75039, Attention: Corporate Secretary, (972) 541-1600. In this discussion of the Reincorporation, the terms "Company" or "Canmax-Wyoming" refer to the existing Wyoming corporation and the term "Canmax-Delaware" refers to the new Delaware corporation which is the proposed successor to Canmax-Wyoming.

PRINCIPAL FEATURES OF THE REINCORPORATION AND THE MERGER

    The Reincorporation will be effected by the merger (the "Merger") of Canmax-Wyoming with and into Canmax-Delaware, which will be incorporated under the Delaware General Corporation Law ("DGCL") for purposes of the Merger. Canmax-Delaware will be the surviving corporation in the Merger. Canmax-Wyoming will cease to exist as a result of the Merger.

    Upon completion of the Merger, each outstanding share of Common Stock, no par value per share, of Canmax-Wyoming will be converted into one share of Common Stock, $.001 par value, of Canmax-Delaware. As a result, the existing shareholders of Canmax-Wyoming will automatically become shareholders of Canmax-Delaware, Canmax-Wyoming will cease to exist and Canmax-Delaware will continue to operate the business of the Company under a commercially attractive name to be selected for Canmax-Delaware by the Board prior to the Reincorporation. Canmax-Wyoming stock certificates will be deemed to represent the same number of Canmax-Delaware shares as were represented by such Canmax-Wyoming stock certificates prior to the Reincorporation. IT WILL NOT BE NECESSARY FOR SHAREHOLDERS TO EXCHANGE THEIR CANMAX-WYOMING STOCK CERTIFICATES FOR CANMAX-DELAWARE STOCK CERTIFICATES. Following the Reincorporation, previously outstanding Canmax-Wyoming stock will constitute "good delivery" in connection with sales through a broker, or otherwise, of shares of Canmax-Delaware.

    The Reincorporation will not result in any change to the daily business operations of the Company or the present location of the principal executive offices of the Company in Irving, Texas. The consolidated financial condition and results of operations of Canmax-Delaware immediately after the consummation of the Reincorporation will be identical to that of Canmax-Wyoming immediately prior to the consummation of the Reincorporation. In addition, at the effective time of the Merger, the Board of Directors of Canmax-Delaware will consist of those persons who were directors of the Company immediately prior to the Merger. In addition, the individuals serving as executive officers of Canmax-Wyoming immediately prior to the Merger (other than certain employees hired by the Buyer) will serve as executive officers of Canmax-Delaware upon the effectiveness of the Merger.

    Pursuant to the Reincorporation Merger Agreement, each option or right to purchase a share of Canmax-Wyoming Common Stock outstanding immediately prior to the effective time of the Merger will become an option or right to purchase a share of Canmax-Delaware Common Stock upon the same terms and conditions as existed immediately prior to the effective time of the Merger. Future options and rights, if any, granted under the Company's Stock Option Plan or otherwise will be for shares of Canmax-Delaware Common Stock. The terms of the Company's Stock Option Plan and all currently outstanding options to purchase Canmax-Wyoming Common Stock are set forth under the captions "Executive Compensation--Stock Option Plan." A vote for approval and adoption of the Reincorporation Merger Agreement and the Reincorporation will constitute approval of the assumption by Canmax-Delaware of the Company's Stock Option Plan and agreements of Canmax-Wyoming, and the substitution of shares of Canmax-Delaware Common Stock for shares of Canmax-Wyoming Common Stock as the security to be received upon exercise of options, if any, granted in the future under the Company's Stock Option Plan of Canmax-Wyoming.

PRINCIPAL REASONS FOR THE REINCORPORATION

    As the Company plans for the future, Board of Directors and management believe that it is essential to be able to draw upon well established principles of corporate governance in making legal and business decisions. The prominence and predictability of Delaware corporate law provide a reliable foundation on which the Company's governance decisions can be based. The Company believes that the shareholders will benefit from the responsiveness of Delaware corporate law to their needs and to those of the corporation they own.

    For many years the State of Delaware has followed a policy of encouraging incorporation in that state and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws which are periodically updated and revised to meet changing business needs. As a result, many corporations have been initially incorporated in Delaware or have subsequently reincorporated in Delaware in a manner similar to that proposed by the Company. Because of Delaware's prominence as a state of incorporation for many corporations, the Delaware courts have developed considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the DGCL and establishing public policies with respect to corporations incorporated in Delaware. Consequently, the DGCL is comparatively well known and understood. It is anticipated that, as in the past, the DGCL will continue to be interpreted and explained in a number of significant court decisions. The Board of Directors believes that reincorporation in Delaware should provide greater predictability with respect to the Company's corporate affairs.

    In addition, the Delaware Secretary of State is particularly flexible, expert and responsive in its administration of the filings required for mergers, acquisitions and other corporate transactions. Delaware has become a preferred domicile for most major corporations in the United States and Delaware law and

Delaware law and administrative practices have become comparatively well-known and widely understood. As a result of these factors, it is anticipated that Delaware law will provide greater efficiency, predictability and flexibility in the Company's legal affairs than presently available under Wyoming law.

    The Board believes that the proposed Reincorporation under Delaware law will enhance the Company's ability to attract and retain qualified directors and officers as well as encourage directors and officers to continue to make independent decisions in good faith on behalf of the Company. The law of Delaware offers greater certainty and stability from the perspective of those who serve as corporate officers and directors. To date, the Company has not experienced difficulty in retaining directors or officers. However, as a result of the significant potential liability and relatively small compensation associated with service as a director, the Company believes that the better understood, and comparatively stable, corporate environment afforded by Delaware will enable it to compete more effectively with other public companies, most of which are incorporated in Delaware, in the recruitment of talented and experienced directors and officers. The parameters of director and officer liability are more extensively addressed in Delaware court decisions and therefore are better defined and better understood than under Wyoming law.

    The Board believes that Delaware law strikes an appropriate balance with respect to personal liability of directors and officers, and that Reincorporation in Delaware will enhance the Company's ability to recruit and retain directors and officers in the future, while providing appropriate protection for shareholders from possible abuses by directors and officers. In this regard, it should be noted that directors' personal liability is not, and can not be, eliminated under Delaware law for intentional misconduct, bad faith conduct or any transaction from which the director derives an improper personal benefit, or for violations of federal laws such as federal securities laws.

    The Board of Directors has not viewed the increased protections permitted under the DGCL as a reason for recommending the Reincorporation. Shareholders should note however that since members of the Board of Directors will receive the benefit of expanded indemnification provisions and limitations on liability, the Board of Directors may be viewed as having a personal interest in the approval of the Reincorporation at the potential expense of shareholders.

    As a Delaware corporation, Canmax-Delaware would qualify for the provisions of Section 203 of DGCL (the "Delaware Business Combination Statute"), which regulates certain business combinations between a corporation and an "Interested Shareholder" thereof. With certain exceptions, section 203 prevents a person who acquires 15% or more of the voting stock of a Delaware corporation (an "Interested Shareholder") from effecting a merger or certain other business combinations with such corporation for three years, unless the corporation's board of directors, prior to the date the acquiror becomes an Interested Shareholder, approves either the business combination or the transaction that results in the acquiror's becoming an Interested Shareholder. Although Article 18 of the WBCA (the "Wyoming Business Combination Statute") is a somewhat similar statute that regulates such transactions, the Wyoming Business Combination Statute is only applicable to corporations with substantial business operations within Wyoming. Canmax-Wyoming does not have sufficient operations within the State of Wyoming to qualify for the protections of the Wyoming Business Combination Statute. Therefore, the statute is not currently applicable to Canmax-Wyoming. If the Company reincorporates in Delaware, the Delaware Business Combination Statute, which has no comparable residency requirements, would be applicable to the Company. While the Reincorporation Proposal is not being recommended in response to any specific effort of which the Company is aware to accumulate the Company's shares or to obtain control of the Company, the Board believes that the provisions of the Delaware Business Combination Statute will enhance the Board's ability to assure more equitable treatment of the Company's shareholders in the event that a possible take over attempt. For a more complete description of the Delaware Business Combinations Statute, see "State Takeover Statutes" of EXHIBIT B attached to this Proxy Statement.

POSSIBLE DISADVANTAGES OF REINCORPORATION

    As a result of the Merger, the Company would have the benefit of the Delaware Business Combination Statute which may deter certain acquisitions of the Company in transactions that are not approved by the Board of Directors. In addition, the DGCL has been publicly criticized on the grounds that it does not afford minority shareholders all the same substantive rights and protections that are available under the laws of a number of other states (including Wyoming). For example, if the Reincorporation is consummated, the Company will not be required in the future under the DGCL to obtain shareholder approval, or to grant class voting and appraisal rights, in connection with certain kinds of mergers and corporate reorganizations which under Wyoming law would be subject to those requirements. For information regarding those and other material differences between the WBCA and the DGCL, see EXHIBIT B attached to this Proxy Statement. The Board of Directors believes that the advantages of the Reincorporation to the Company and its Shareholders outweigh its possible disadvantages.

    SHAREHOLDERS ARE URGED TO READ THE SUMMARY OF CERTAIN SIGNIFICANT DIFFERENCES IN THE PROVISIONS OF THE WBCA AND THE DGCL AFFECTING THE RIGHTS AND INTERESTS OF SHAREHOLDERS SET FORTH IN EXHIBIT B ATTACHED TO THIS PROXY STATEMENT.

                   ADOPTION OF DELAWARE CERTIFICATE PROPOSALS
                          AND DELAWARE BYLAWS PROPOSAL

    In connection with the Reincorporation, Shareholders of the Company are being asked to approve certain provisions of the Delaware Certificate set forth in its entirety in EXHIBIT D hereto which differ from the current provisions of the Wyoming Articles and alter the rights currently given to shareholders under the Wyoming Articles and Wyoming Bylaws. The proposed provisions include (i) the Delaware Certificate would authorize up to 10 million shares of a new class of undesignated Preferred Stock, which would allow the Board of Directors of the Company to issue, without further shareholder action, one or more series of Preferred Stock (ii) the proposed Delaware Certificate will eliminate the ability of shareholders to take action by written consent thus requiring that all shareholder action be taken at a meeting of shareholders; (iii) the Delaware Certificate will permit directors and officers to be indemnified to the fullest extent permitted by Delaware law; and (iv) the Delaware Certificate will require a two-thirds vote of the shareholders to amend the provisions described in (ii) and (iii) above and, if shareholder action is ever sought to amend the Delaware Bylaws, to amend the Delaware Bylaws. In addition Shareholders are being requested to adopt the Delaware Bylaws set forth in EXHIBIT E hereto. The Delaware Bylaws will eliminate any authority of shareholders to call a special meeting of the Company and will impose certain notice requirements on shareholders seeking to present proposals at annual meetings of shareholders and seeking to nominate directors. Shareholders should further be aware that following the Reincorporation, changes to the Bylaws (including changes to the provisions adopted pursuant to this Proxy Statement) may be repealed by the Board of Directors without Shareholder approval. Shareholders should review the sections describing the principal provisions of the Delaware Certificate and Bylaws below and EXHIBIT B for a more complete summary of material differences in the rights of shareholders of Canmax-Wyoming compared to the rights available to shareholders of Canmax-Delaware.

    APPROVAL AND ADOPTION OF THE REINCORPORATION MERGER AGREEMENT AND THE DELAWARE ARTICLES AND BYLAWS WILL AFFECT CERTAIN RIGHTS OF SHAREHOLDERS. ACCORDINGLY, SHAREHOLDERS ARE URGED TO READ CAREFULLY THIS ENTIRE PROXY STATEMENT AND THE EXHIBITS TO THE PROXY STATEMENT BEFORE VOTING.

                       DELAWARE CERTIFICATE PROPOSAL ONE:
                     AUTHORIZATION OF BLANK CHECK PREFERRED

GENERAL

    The Wyoming Articles presently do not authorize any class of equity securities other than the Common Stock. The proposed Delaware Certificate would authorize the issuance by the Company of up to 10 million shares of preferred stock, par value $.001 per share (the "Preferred Stock").

PRINCIPAL REASONS FOR AUTHORIZATION

    The Board of Directors believes that the authorization of the Preferred Stock is in the best interests of the Company and its shareholders and believes that it is advisable to authorize such shares and have them available in connection with possible future transactions, such as financings, strategic alliances, acquisitions and other uses not presently determinable and as may be deemed to be feasible and in the best interests of the Company. In addition, the Board of Directors believes that it is desirable that the Company have the flexibility to issue shares of Preferred Stock without further shareholder action, except as otherwise provided by law.

    The Preferred Stock will have such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as may be determined by the Board of Directors. Thus, if the Delaware Certificate is approved, the Board of Directors would be entitled to authorize the creation and issuance of up to 10 million shares of Preferred Stock in one or more series with such limitations and restrictions as may be determined in the Board's sole discretion, without further authorization by the Company's shareholders.

POSSIBLE DISADVANTAGES OF AUTHORIZATION

    It is not possible to determine the actual effect of the Preferred Stock on the rights of the shareholders of the Company until the Board of Directors determines the rights of the holders of a series of the Preferred Stock. However, such effects might include (i) restrictions on the payments of dividends to holders of the Common Stock; (ii) dilution of voting power to the extent that the holders of shares of Preferred Stock are given voting rights;
(iii) dilution of the equity interests and voting power if the Preferred Stock is convertible into Common Stock; and (iv) restrictions upon any distribution of assets to the holders of the Common Stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of Preferred Stock. Shareholders will not have preemptive rights to subscribe for shares of Preferred Stock.

    The Board of Directors is required by Delaware law to make any determination to issue shares of Preferred Stock based upon its judgment as advisable and in the best interests of the shareholders and the Company. Although the Board of Directors has no present intention of doing so, it could issues shares of Preferred Stock (within the limits imposed by applicable law) that could, depending on the terms of such series, make more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means, when, in the judgment of the Board of Directors, such action would be in the best interests of the shareholders and the Company. The issuance of shares of Preferred Stock could be used to create voting or other impediments or to discourage persons seeking to gain control of the Company, for example, by the sale of Preferred Stock to purchasers favorable to the Board of Directors. In addition, the Board of Directors could authorize holders of a series of Preferred Stock to vote either separately as a class or with the holders of the Common Stock on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. The existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts. The issuance of new shares could also be used to dilute the stock ownership of the person or entity seeking to obtain control of the Company should the Board of Directors consider the action of such entity or person not to be in the best interests of the shareholders and the Company. Such issuance of Preferred Stock could also have the effect of diluting the earnings per share and book value per share of the Common Stock.

THE BOARD OF DIRECTORS HAS APPROVED DELAWARE CERTIFICATE PROPOSAL ONE AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL.

                       DELAWARE CERTIFICATE PROPOSAL TWO:
                      ELIMINATION OF SHAREHOLDER CONSENTS

GENERAL

    Under the Wyoming Articles and Bylaws any action to be taken or which may be taken at an annual or special meeting of shareholders may be taken without prior notice and without a vote if a consent in writing setting forth the action so taken is signed by the holders of outstanding stock of the Company having not less than the minimum number of votes which would have been necessary to authorize such action at a meeting in which all shares entitled to vote thereon were present. The Delaware Certificate would eliminate the ability of the shareholders to take action without a meeting of stockholders.

REASONS FOR PROPOSAL

    Under Delaware law, when shareholders are to take action at a meeting, a corporation must give written notice of the meeting to all shareholders entitled to vote, even when one shareholder or group will have a majority of the votes to be cast. This prior notice allows minority shareholders to take whatever action they deem appropriate to protect their interests, including seeking to persuade majority shareholders to follow a different course, selling their shares or litigation. If action is taken by majority holders by written consent, no prior notice is necessary and minority holders may not have any opportunity to protect their interests. The primary purpose of this provision is to prevent shareholder action without prior notice to all shareholders.

POSSIBLE DISADVANTAGES OF PROPOSAL

    The proposed provision will have the effect of preventing the shareholders of the Company from taking action at any time other than an annual meeting (or a special meeting authorized by the Board of Directors or other authorized persons) to replace directors, amend the Certificate of Incorporation or take any other action authorized to be taken by shareholders under Delaware law. Such a provision may have the effect of discouraging potential purchasers from attempting to acquire control of the Company or, in some cases, may discourage the accumulation of large blocks of Common Stock.

THE BOARD OF DIRECTORS HAS APPROVED DELAWARE CERTIFICATE PROPOSAL TWO AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL.

                      DELAWARE CERTIFICATE PROPOSAL THREE:
                                INDEMNIFICATION

    The Delaware Certificate would, to the fullest extent permitted under applicable law as from time to time in effect, (i) require indemnification (including advancement of expenses) of the Company's directors and officers and
(ii) at the option of the Board of Directors in any particular case, the Company's employees and agents.

    The Board of Directors believe that this proposal is desirable in order for the Company to be able to continue to attract and retain responsible individuals to serve as its directors and officers, in light of the present difficult environment in which such persons, particularly directors, must serve. In recent years, investigations, claims, actions, suits or proceedings (including derivative actions) seeking to impose liability on directors and officers of corporations have become increasingly common. Such proceedings can be extremely expensive, whatever their eventual outcome. In view of the costs and uncertainties of litigation in general, it is often prudent to settle proceedings in which claims against a director or officer are made. Settlement amounts, even if immaterial to the corporation involved and minor compared to the enormous amounts frequently claimed, often exceed the financial resources of most individual director or officer defendants. As a result, an individual may conclude that potential exposure to the costs and risks of proceedings in which he or she may become involved may exceed any benefit to him or her from serving as a director or officer of a corporation.

THE BOARD OF DIRECTORS HAS APPROVED DELAWARE CERTIFICATE PROPOSAL THREE AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL.

                      DELAWARE CERTIFICATE PROPOSAL FOUR:
    SUPERMAJORITY VOTING REQUIREMENTS TO AMEND OR REPEAL CERTAIN PROVISIONS
                 OF THE CERTIFICATE OF INCORPORATION OR BYLAWS

    The Delaware Certificate requires that, to amend, repeal or adopt any provision inconsistent with Delaware Certificate Proposal Two (Elimination of Stockholder Consents) or Delaware Certificate Proposal Three (Indemnification), the affirmative vote of at least 66 2/3% of the outstanding shares of Common Stock of the Company shall be required. The Delaware Certificate also requires the same threshold for the shareholders to amend the Bylaws, if Shareholders are seeking to amend the Bylaws.

    Under the DGCL, amendments to the Certificate of Incorporation would generally require the approval of the holders of a majority of the outstanding stock entitled to vote thereon, but the law also permits a corporation to include provisions in its charter documents which require a greater vote than the vote otherwise required by law for any corporate action. The requirement of an increased shareholder vote is designed to prevent a person holding or controlling a majority, but less than 66 2/3%, of the shares of the Company from avoiding the requirements of the proposed amendments by simply repealing them. Further, the Board of Directors of the Company deems it advisable and in the best interests of the Company and its shareholders to provide that the Company's Bylaws may not be amended by the shareholders unless such action is approved by the affirmative vote of the holders of not less than 66 2/3% of the voting power of all shares of stock of the Company entitled to vote thereon. The Bylaws may still be amended without shareholder approval by the Board of Directors consistent with the provisions of applicable Delaware law and the express permission given in the Delaware Certificate.

THE BOARD OF DIRECTORS HAS APPROVED DELAWARE CERTIFICATE PROPOSAL FOUR AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL.

                            DELAWARE BYLAWS PROPOSAL

GENERAL

    In connection with the Reincorporation and the adoption of the Delaware Certificate, Shareholders are also being asked to approve the Delaware Bylaws, which differ in certain respects from the Bylaws of Canmax-Wyoming. These differences are summarized below. In addition, shareholders should be aware that following the Reincorporation, the Bylaws of Canmax-Delaware may be further amended by the Board of Directors of the Company, without the need for further shareholder action.

DELAWARE BYLAWS; CALL OF SPECIAL MEETING OF SHAREHOLDERS

    The Wyoming Bylaws of the Company provide that special meetings of the shareholders may be called by the Board of Directors or the shareholders of the Company owning at least 10% of the shares entitled to vote on an issue. The Delaware Bylaws eliminate any authority for the shareholders of the Company to call special meetings for any reason. The Board of Directors of the Company believes that this change will insulate the management of the Company from requests for special meetings, allowing it to concentrate on business functions. By design, a shareholder will not be able to force shareholder consideration of a proposal over the opposition of the Board by calling a special meeting of shareholders prior to such time as the Board believes such consideration to be appropriate.

    Stockholders should recognize that this provision will apply to any reason that shareholders may have to call a special meeting. It will prevent shareholders from calling a special meeting even when a majority desires to do so.

DELAWARE BYLAWS; ADVANCE NOTICE REQUIREMENT TO PRESENT PROPOSALS AT AN ANNUAL
  MEETING OF SHAREHOLDERS.

    The Delaware Bylaws proposed by the Board of Directors of the Company contain a provision that the only business that may be conducted at any annual meeting of the shareholders is business that has been brought before the annual meeting by, or at the direction of, the majority of the directors or by any shareholder of the Company who provides timely notice of the proposal in writing to the Secretary of the Company. To be timely, a shareholder's notice must be delivered to, or mailed to and received at, the principal executive offices of the Company no later than ninety (90) days prior to the scheduled meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date. However, if less than one hundred (100) days notice or prior disclosure of the date of the scheduled meeting is given, notice by the shareholders must be delivered or received not later than the close of business on the tenth (10th) day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which public disclosure was made. The shareholder's notice to the Secretary must set forth in writing each matter the shareholder proposes to bring before the annual meeting including: a brief description thereof and the reasons for conducting such business at the annual meeting; the names and addresses, as they appear on the corporate books, of shareholders supporting such proposal; the class and number of shares of the Company's stock which are beneficially owned by the supporting shareholders on the date of the presenting shareholder's notice; and any material interest of the presenting or supporting shareholders in such proposal.

    The proposed provision in the Delaware Bylaws provides an orderly procedure for the notification of the Board of Directors of business which is to be presented at shareholders' meetings. This will enable the Board of Directors to plan such meetings and also, to the extent it deems it necessary and desirable, to inform the shareholders, prior to the meeting, of any new business that will be presented at the meeting. The Board will also be able to make a recommendation or statement of its position so as to enable shareholders to better determine whether they desire to attend the meeting or grant a proxy to the Board of Directors as to the disposition of any such business.

    The Delaware Bylaws may limit to some degree the ability of shareholders to initiate discussion at a shareholders meeting. It will also preclude the conducting of business at a particular meeting if the proper notice procedures have not been followed. This will also have the effect of discouraging belated attempts by third parties to begin ill-considered, disruptive discussions at shareholders meetings.

DELAWARE BYLAWS; ADVANCE NOTICE REQUIREMENT TO NOMINATE INDIVIDUALS FOR
  DIRECTORSHIPS

    The Delaware Bylaws provide that, subject to any existing rights of holders of the Preferred Stock then outstanding, only persons who are nominated in accordance with the procedures specified therein shall be eligible for election as directors. Written notice of a shareholder nomination must be made to the Secretary of the Company not less than ninety (90) days prior to the scheduled meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date. If, however, less than one hundred (100) days notice or prior public disclosure of the date of the scheduled meeting is given, notice by the shareholder must be so delivered or received not later than the close of business on the tenth (10th) day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which public disclosure was made. This notice must set forth the name, age, business address and residence address of the person being nominated, a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations that are to be made by the shareholder, such information regarding each nominee purposed by such shareholder as would have been required to be included in a Proxy Statement filed pursuant to the proxy rules of the Securities and Exchange Commission had such requirements been applicable and each nominee been nominated, or intended to be nominated, by the Board of Directors and the consent of each nominee to serve as the director of the Company if so elected.

    Without this provision in the Delaware Bylaws, a shareholder could nominate any person for election as a director, without prior notice to the Board or other shareholders, at any meeting called for the purpose of electing directors. The advance notice requirement, by preventing shareholder nominations from the floor at an annual meeting of shareholders, affords the Board a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent it deems it necessary or desirable, to inform shareholders about such qualifications.

    Although the Delaware Bylaws do not give the Board any power to approve or disapprove share-holder nominations for directors, they will preclude shareholder nominations if proper procedures are not followed. Although the Board does not believe that the Delaware Bylaws will have a significant impact on any attempt by a third party to obtain control of the Company, it is possible that it may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors, or otherwise attempting to obtain control of the Company or effect a change in management, without regard to whether this would be beneficial to the Company and its shareholders.

THE BOARD OF DIRECTORS HAS APPROVED THE DELAWARE BYLAW PROPOSAL AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL.

                               INTERESTED PARTIES

    Except as described above with regard to potential benefits to be received by the officers and directors of the Company arising from the liability limitation and indemnification provisions under the DGCL, no director or executive officer of the Company has any interest, direct or indirect, in the Merger, the proposed Reincorporation, or the Certificate/Bylaws Proposals other than any interest arising from the ownership of securities of the Company.

           AMENDMENT, DEFERRAL OR TERMINATION OF THE REINCORPORATION
                                MERGER AGREEMENT

    If approved by the shareholders at the Annual Meeting, it is anticipated that the Reincorporation will become effective at the earliest practicable date. However, the Reincorporation Merger Agreement provides that it may be amended, modified or supplemented before or after approval by the shareholders of the Company; but no such amendment, modification or supplement may be made if it would have a material adverse effect upon the rights of the Company's shareholders unless it has been approved by the shareholders. The Reincorporation Merger Agreement also provides that the Company may terminate and abandon the Merger or defer its consummation for a reasonable period, notwithstanding shareholder approval, if in the opinion of the Board of Directors or, in the case of deferral, of an authorized officer, such action would be in the best interests of the Company and its shareholders.

             FEDERAL INCOME TAX CONSEQUENCES OF THE REINCORPORATION

    The Company believes that, for federal income tax purposes, no gain or loss will be recognized by the holders of Common Stock as a result of the consummation of the Reincorporation and no gain or loss will be recognized by Canmax-Wyoming or Canmax-Delaware. Each holder of Common Stock will have the same basis in the Canmax-Delaware Common Stock received pursuant to the Reincorporation (other than those who exercise dissenters' rights) as such shareholder had in the Common Stock held immediately prior to the Reincorporation, and the shareholder's holding period with respect to the Canmax-Delaware Common Stock will include the period during which such shareholder held the corresponding Common Stock, so long as the Common Stock was held as a capital asset at the time of consummation of the Reincorporation.

    ALTHOUGH IT IS NOT ANTICIPATED THAT STATE OR LOCAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS WILL VARY FROM THE FEDERAL INCOME TAX CONSEQUENCES DESCRIBED ABOVE, SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE EFFECT OF THE REINCORPORATION UNDER STATE, LOCAL OR FOREIGN INCOME TAX LAWS.

    The Company also believes that it will not recognize gain or loss for Federal income tax purposes as a result of the Merger, and that Canmax-Delaware will succeed without adjustment to the tax attributes of the Company. Shareholders should be aware that franchise taxes in the State of Delaware are likely to be higher than those in the State of Wyoming. Based on the Company's present financial position, the estimated annual franchise tax in the State of Delaware will be approximately $1,500 greater than the amount of tax paid last year to the State of Wyoming.

    A dissenting shareholder who receives payment for his shares upon exercise of his rights of dissent may recognize capital gain or loss for federal income tax purposes, measured by the difference between the basis for his shares and the amount of the payment received. Shareholders who may dissent and seek cash payment for their shares should consult with their tax advisors.

                               DISSENTERS' RIGHTS

    Holders of Common Stock of Canmax-Wyoming will have the right to dissent and seek the payment of "fair value" of their shares with regard to both the Proposed Sale, the Reincorporation Proposal and the adoption of the Delaware Certificate. Pursuant to Article 13 of the WBCA, holders of record of Canmax-Wyoming Common Stock who object and who follow the procedures prescribed by
Article 13 of the WBCA will be entitled to receive a cash payment equal to the "fair value" of the shares of Canmax-Wyoming Common Stock held by them. Set forth below is a summary of the procedures holders of Canmax-Wyoming Common Stock must follow in order to exercise their dissenters' rights under the WBCA. This summary does not purport to be complete and is qualified in its entirety by reference to Article 13 of the WBCA (a copy of which, as of the date hereof, is attached to this Proxy Statement as EXHIBIT F) and to any amendments to, or modifications of, such provisions as may be adopted after the date hereof.

    Any holder of shares of Common Stock of Canmax-Wyoming contemplating a possibility of objecting to the Proposals should carefully review the text of EXHIBIT F (particularly the specified procedural steps required to perfect their dissenters' rights) and should consult as appropriate with such holder's legal counsel. The dissenters' rights will be lost if the procedural requirements of
Article 13 of the WBCA are not fully and precisely satisfied.

    A record shareholder may assert dissenters' rights to fewer than all shares registered in his name only if he dissents with respect to all shares beneficially owned by a beneficial holder for whom he acts as nominee and notifies the Company in writing of the name and address of each person on whose behalf he has such dissenters' rights. A beneficial holder may assert dissenters' right as to shares held on his behalf only if he submits to the Company the record holder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights and does so with respect to all shares to which he is beneficial owner.

    Under Article 13 of the WBCA, any shareholder who desires to assert dissenters' rights shall deliver to the Company before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effected and shall not vote his shares in favor of the proposed action. If the proposed corporate action is effected, the Company shall deliver a written dissenters' notice to all shareholders who properly exercised their dissenters' rights within ten (10) days after the corporate action is effected. Such notice from Company shall include, among other items, a form for demanding payment (and deliver certificates representing shares of Canmax-Wyoming), as well as a date not less than thirty (30) days and not more than sixty (60) days after the date of the Company's delivery of the initial dissenters' notice by which the Company must receive the payment demand. A shareholder who demands payment and deposits his share certificates in accordance with the terms of the Company's payment demand shall be entitled to receive from the Company the amount that the Company estimates to be the "fair value" of the shares plus accrued interest. Such payment is to be accompanied by specified financial information regarding the Company, a statement of the Company's estimate of the fair value of the shares and an explanation of how any accrued interest was calculated. If a dissenting shareholder disagrees with the Company's calculation of the "fair value" for the shares tendered, he may notify the corporation in writing of his own estimate of fair value or reject the Company's offer and demand payment of fair value of his shares. If a dissenting shareholder waives his rights to contest the Company's determination of "fair value," he must notify the Company of his demand of payment of a different value in writing within thirty (30) days after the Company made or offered payment for his shares.

    If a demand for payment remains unsettled, the Company may commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the Company does not commence a proceeding within the sixty day period, it must pay to each dissenting shareholder the amount demanded by such shareholder.

     MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

MARKET FOR COMMON STOCK

    Canmax has only one class of shares, common stock without par value, which was traded on the Nasdaq SmallCap Market tier of the Nasdaq Stock Market until June 8, 1998. Canmax Common Stock was then delisted and is now traded on the OTC Bulletin Board.

MARKET PRICES OF CANMAX COMMON STOCK

    The following table sets forth for the fiscal periods indicated the high and low closing sales price per share of Canmax Common Stock as reported on the Nasdaq SmallCap Market for the period in which the Common Stock traded thereon and as reported by dealers appearing as market makers on the OTC Bulletin board for the period in which the common Stock traded on the over-the-counter market. All per share amounts have been retroactively adjusted to reflect a one-for-five reverse stock split of Canmax's Common Stock effective December 21, 1995. The market quotations presented reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily reflect actual transactions.

                                                                                      CANMAX COMMON STOCK
                                                                                         CLOSING PRICES
                                                                                      --------------------
                                                                                        HIGH        LOW
                                                                                      ---------  ---------
FISCAL 1996
  First Quarter.....................................................................  $    4.31  $    2.19
  Second Quarter....................................................................  $    4.63  $    2.50
  Third Quarter.....................................................................  $    4.50  $    1.63
  Fourth Quarter....................................................................  $    3.25  $    1.50

FISCAL 1997
  First Quarter.....................................................................  $    2.50  $    1.50
  Second Quarter....................................................................  $    2.88  $    1.50
  Third Quarter.....................................................................  $    2.75  $    1.88
  Fourth Quarter....................................................................  $    2.50  $    1.38

FISCAL 1998
  First Quarter.....................................................................  $    1.50  $    0.88
  Second Quarter....................................................................  $    1.13  $     .63
  Third Quarter.....................................................................  $     .72  $     .28
  Fourth Quarter (through September 10, 1998).......................................  $     .62  $     .47

    The range of the high and low bid quotations per share of Common Stock on September 2, 1998 (the date preceding the Agreement) was $.53 and $.48, respectively. The range on September 11, 1998 (the latest practicable date trading prior to the printing of this Proxy Statement) was $.61 and $.60, respectively.

DIVIDENDS

    Canmax has never declared or paid any cash dividends on the Canmax Common Stock and does not presently intend to pay cash dividends on the Canmax Common Stock in the foreseeable future. Canmax intends to retain future earnings for reinvestment in its business. Additionally, dividends are restricted to less than 5% of net operating income in accordance with the terms of the Founders Loan Agreement.

HOLDERS OF RECORDS

    There were         shareholders of record as at September 28, 1998, and
approximately         beneficial shareholders.

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

    The following tabulation reflects the historical net income (loss) per share from continuing operations in comparison with the pro forma net income (loss) per share from continuing operations after giving effect to the Proposed Sale and discontinued operations resulting therefrom and settlement of $1.5 million of outstanding debentures in connection therewith. The information presented in this tabulation should be read in conjunction with the description of the Proposed Sale contained in this Proxy Statement and the pro forma financial statements appearing elsewhere herein and the Company's consolidated financial statements.

                                                                                          YEAR ENDED     NINE MONTHS
                                                                                          OCTOBER 31,    ENDED JULY
                                                                                             1997         31, 1998
                                                                                         -------------  -------------
Basic net income (loss) per share--continuing operations:
  Historical...........................................................................    $    0.01      $   (0.19)
  Pro Forma............................................................................    $    0.00      $   (0.04)

Diluted net income (loss) per share--continuing operations:
  Historical...........................................................................    $    0.01      $   (0.19)
  Pro Forma............................................................................    $    0.00      $   (0.04)

                              BOOK VALUE PER SHARE
                                  (UNAUDITED)

    The following tabulation reflects the historical net book value per share of the Company's Common Stock in comparison with the pro forma net book value per share of the Company's Common Stock after giving effect to the Proposed Sale and discontinued operations resulting therefrom, settlement of $1.5 million of debentures in connection therewith, transaction costs of approximately $250,000 and the settlement of certain accrued obligations and accounts payable of $170,000 at July 31, 1998 based on 6,611,005 basic shares outstanding and 9,009,205 diluted shares outstanding for the historical net book value and 7,893,745 basic shares and 8,416,945 diluted shares outstanding for the pro forma net book value. The information presented in this tabulation should be read in conjunction with the description of the Proposed Sale contained in this Proxy Statement and the pro forma financial statements (elsewhere herein) and the Company's consolidated financial statements.

                                                                          AS OF JULY 31, 1998
                                                                        ------------------------
                                                                        HISTORICAL    PRO FORMA
                                                                        -----------  -----------
Book Value Per Share
  Basic...............................................................   $    0.14    $    0.43
  Diluted(1)..........................................................   $    0.13    $    0.43

------------------------

(1) Reflects conversion of options and warrants for 523,200 shares of the Company's common stock for proceeds of $271,406, and conversion of the $1,500,000 debenture. The number of shares included in the calculation (a) of the diluted historical amount assumes the settlement of $1.5 million of debentures at $.80 per share and (b) of the diluted pro forma amount assumes the repayment of $1.0 million of $1.5 million of debentures in cash and the conversion of $0.5 million plus accrued interest at $.50 per share.

                       PRO FORMA SELECTED FINANCIAL DATA
            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

    The following unaudited pro forma selected financial data for the fiscal year ended October 31, 1997, and the nine month period ended July 31, 1998 and as of July 31, 1998 were derived from the unaudited pro forma statements of operations and the unaudited pro forma balance sheet included elsewhere in this Proxy Statement. This pro forma selected financial data should be read in conjunction with the description of the Proposed Sale contained in this Proxy Statement and the pro forma statements appearing elsewhere herein.

                                                                                     UNAUDITED PRO FORMA
                                                                             ------------------------------------
                                                                               FISCAL YEAR
                                                                                  ENDED
                                                                               OCTOBER 31,     NINE MONTHS ENDED
                                                                                 1997(1)        JULY 31, 1998(2)
                                                                             ----------------  ------------------
PRO FORMA STATEMENT OF OPERATIONS DATA:
Revenues...................................................................    $    --            $    110,722
Costs of prepaid phone cards...............................................         --                 226,630
Operating expenses.........................................................          29,525            239,884
Interest and financing.....................................................         --                 (34,219)
Net income.................................................................         (29,525)          (321,573)
Net income per share, basic................................................    $      (0.00)      $      (0.04)

                                                                                              UNAUDITED PRO FORMA
                                                                                                JULY 31, 1998(3)
                                                                                              --------------------
PRO FORMA BALANCE SHEET DATA:
Total assets................................................................................      $  3,528,222
Working Capital.............................................................................         2,863,519
Non-current obligations.....................................................................           --
Shareholders' equity........................................................................         3,369,199

(1) Reflects the historical information of Canmax for the year ended October 31, 1997, the effect of the sale of substantially all the assets and operations of the retail system subsidiary and the settlement of $1.5 million of outstanding debentures as if the transaction occurred on November 1, 1996.

(2) Reflects the historical information of Canmax for the nine months ended July 31, 1998, the effect of the sale of substantially all the assets and operations of the retail system subsidiary and the settlement of $1.5 million of outstanding debentures as if the transaction occurred on November 1, 1997.

(3) Reflects the historical information of Canmax as of July 31, 1998, the effect of the sale of substantially all the assets and operations of the retail system subsidiary and the settlement of $1.5 million of outstanding debentures as if the transaction occurred on July 31, 1998. Further reflects transaction costs of $250,000 and settlement of certain accrued obligations and accounts payable of $170,000.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following are selected consolidated financial data of the Company on a consolidated basis for the fiscal years ended October 31, 1993, 1994, 1995, 1996 and 1997, and the nine-month periods ended July 31, 1997 and 1998. The selected consolidated financial data presented below should be read in conjunction with the consolidated financial statements of the Company, together with the Notes to consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                                                                                     NINE MONTHS
                                                         YEAR ENDED OCTOBER 31,                     ENDED JULY 31,
                                          -----------------------------------------------------  --------------------
                                            1997       1996       1995       1995       1993       1997       1998
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)              (UNAUDITED)
SELECTED STATEMENT OF OPERATIONS DATA:
Revenue.................................  $  12,736  $  12,264  $   8,996  $   9,675  $   4,659  $   9,089  $   5,873
Cost of software licenses, product
  revenue and development revenue.......      5,337      4,489      4,352      3,219      1,411      6,242      3,980
Operating expenses......................      7,291      7,604      8,328      8,305      4,361      3,645      3,078
Interest expense, net...................         21         28         50         66         29         13        101
Writedown of capitalized software.......     --         --         --          4,127     --         --         --
Net Income (loss).......................         87        143     (3,734)    (6,042)    (1,142)      (811)    (1,286)
Net Income (loss) per share.............  $    0.01  $    0.02  $   (0.79) $   (1.54) $   (0.31) $   (0.15) $   (0.19)

SELECTED BALANCE SHEET DATA
Total Assets............................  $   4,707  $   5,650  $   4,702  $   5,328  $   6,883  $   3,433  $   4,499
Working Capital (deficiency)............        793        208       (469)       146        526       (401)      (813)
Non-current obligations.................        178        256        265      1,375        146        218        144
Shareholders' equity....................      2,220      2,075      1,719      1,910      4,045      1,264        934

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    On September 3, 1998, the Company entered into the Agreement pursuant to which, subject to the approval of its shareholders at the Meeting, substantially all the assets and certain liabilities of CRSI may be sold to Affiliated Computer Services, Inc. A description of the Agreement, the assets to be sold and the liabilities to be retained is set forth under the headings "The Agreement" and "The Proposed Sale." A copy of the Agreement is attached hereto as EXHIBIT A.

                                                                PERCENTAGE OF TOTAL REVENUE
                                                           --------------------------------------
                                                                                                           PERCENTAGE
                                                               FISCAL YEAR ENDED OCTOBER 31,          INCREASE (DECREASE)
                                                           --------------------------------------  --------------------------
                                                              1997         1996          1995          1997          1996
                                                           -----------  -----------  ------------  ------------  ------------
REVENUES:
  Software licenses and product revenue..................       15.1%        15.5%        34.8 %         1.2 %       (39.2)%
  Development............................................       68.3%        64.7%        42.2 %         9.6 %       108.9 %
  Service agreements.....................................       16.6%        19.8%        23.0 %       (13.0)%        17.2 %
                                                               -----        -----        -----
                                                               100.0%       100.0%       100.0 %         3.9 %        36.3 %
                                                               -----        -----        -----
COSTS AND EXPENSES:
  Costs of software licenses, product revenue and
    development revenues.................................       41.9%        36.6%        48.3 %        18.9 %         3.1 %
  Customer service.......................................       17.7%        18.9%        26.2 %        (2.9)%        (1.6)%
  Product development....................................        4.8%        10.5%        26.7 %       (52.3)%       (46.4)%
  Sales and marketing....................................        4.8%         3.6%         7.4 %        38.1 %       (33.6)%
  General and administrative.............................       29.9%        29.0%        32.3 %         7.3 %        22.4 %
  Interest and financing.................................        0.2%         0.2%         0.6 %       (26.0)%       (44.4)%
                                                               -----        -----        -----
                                                                99.3%        98.8%       141.5 %         4.4 %        (4.8)%
                                                               -----        -----        -----
  Net income (loss)......................................        0.7%         1.2%       (41.5)%       (38.8)%       103.8 %

    The following discussion and analysis of financial condition and results of operations covers the nine month periods ended July 31, 1998 and 1997 and the years ended October 31, 1997, 1996 and 1995 and should be read in conjunction with the Company's Financial Statements and the Notes thereto included in this Proxy Statement and in the Annual Report delivered with this Proxy Statement.

RESULTS OF OPERATIONS--1997 VERSUS 1996

    REVENUE

    For the year ended October 31, 1997, Canmax had revenues of $12,736,223, an increase of $472,363 or 3.9% over 1996. During 1997, The Southland Corporation (Southland) and NCR Corporation (NCR) accounted for approximately 92% of Canmax's total revenue as compared with approximately 83% for the comparable period of 1996.

    Software licenses and product revenue for the year ended October 31, 1997 increased by 1.2% from $1,901,302 in 1996 to $1,924,897 in 1997. This increase was primarily due to increased software and hardware sales to Southland during the first nine months of 1997 for the planned implementation by Southland of a Windows NT solution that commenced in December, 1997 and the sale to Southland in October, 1997 of the right to use, possess and modify the source code of the software developed by Canmax for Southland, for a one-time license fee of $1.0 million. These increases were partially offset by a decline in sales of software and hardware components to other customers and a decrease in software and hardware sales to Southland resulting from the completion of one phase of a UNIX store upgrade which commenced during 1995 and concluded during the first quarter of 1996.

    Development revenue for the year ended October 31, 1997 increased $763,823 or 9.6% from $7,940,515 in 1996 to $8,704,338 in 1997. Development revenue from the base contract with Southland continued to decline from approximately $1,564,000 in 1996 to approximately $799,000 during the same period in 1997, in accordance with the terms of the contract. Additionally, during 1996, Canmax recognized development revenues of approximately $2,165,000 for work associated with a contract between Canmax and NCR to develop a preliminary (non scanning) point of sale software application in UNIX for Southland. This project was completed in July, 1996. Also during 1996, Canmax recognized approximately $3,920,000 of development revenue for work performed under an agreement which commenced in May, 1996 with NCR and Southland to develop a scanning point of sale application for Southland and other associated inventory, merchandising, and back office functions, running in a Windows NT environment (the "Southland Windows NT development project"). Canmax recognized revenues of approximately $7,560,000 during 1997 related to the Southland Windows NT development project. Modifications to original project requirements increased total project revenues from $9.5 million to $11.5 million. The Southland Windows NT development project was completed in October, 1997. Additionally, during the fourth quarter of 1997, Canmax provided development and other resources to Southland on an as-needed basis. Canmax recognized approximately $254,000 of development revenue related to this effort.

    Service agreements revenue for the year ended October 31, 1997 decreased $315,055 or 13.0% from $2,422,043 in 1996 to $2,106,988 in 1997. This decrease resulted from a decline in the installation, training and site survey revenues reflecting a lower number of new installations of Canmax's proprietary software accompanied by a decrease in calls received from Southland locations by the 24 hour/7 day a week help desk, which caused a decline in revenue due to the structure of the support contract with Southland.

    GROSS MARGIN

    Gross margin, as a percentage of software licenses and product revenue, was 59.9% for the year ended October 31, 1997 as compared with 30.5% for the same period in 1996, prior to 1996 inventory writedowns of $217,623. Gross margin on software sales for 1997 was 66.4% compared with 23.9% for the same period in 1996, excluding 1996 inventory writedowns. The increase was due to the effects of the higher margin source code sale to Southland in October, 1997. This increase in margin was partially offset by a decrease in margin resulting from increased sales of lower margin purchased software during the reporting period coupled with a decline in sales of Canmax's higher margin proprietary software. Gross margin on hardware sales for 1997 was 37.6% compared with 32.8% for the same period in 1996, excluding 1996 inventory writedowns. The increase in margin resulted from a change in the mix of hardware components sold. Included in the cost of revenues of software licenses and product revenue for 1996 was a one time writedown of $105,763 for software inventory that Canmax determined was necessary due to the limited likelihood of future sales of that item. Further, also included in cost of revenues of software licenses and product revenue for 1996 was a one time writedown of inventory of $111,860 that Canmax determined was required to reflect the inventory at net realizable value.

    Gross margin on development revenues for 1997 was 47.6% for the year ended October 31, 1997 as compared with 62.9% for the same period in 1996. This decrease was partially due to lower anticipated profit margins on the Southland Windows NT development project as compared to the NCR/Southland development project in progress in 1996, the preliminary (non scanning) point of sale software application in UNIX as well as changes in cost estimates of the Southland Windows NT development project.

    Gross margin on development revenue for the fourth quarter of 1997 was 67.5% as compared to (51.9)% for the third quarter of 1997. This increase was primarily related to changes in project cost estimates and accounting for the additional work effort undertaken in the third quarter of 1997. During the third quarter of 1997, Canmax undertook a significant work effort to support the extended testing of the Southland Windows NT development project for an interim period up to pilot implementation. This expanded work effort was out of the scope of the original contract. Accordingly, at the end of the third quarter, Canmax increased its cost estimates used to compute development project revenue under the percentage-of-completion method and expensed all costs incurred related to the additional work effort, including approximately $854,000 for the work effort performed during the third quarter of 1997. Canmax subsequently negotiated approximately $981,000 of additional revenue related to this work effort. Therefore, as the Southland Windows NT development project was completed in October, 1997, Canmax recognized approximately $543,000 of remaining revenue under the percentage-of-completion method and approximately $981,000 of the approved change control during the fourth quarter of 1997.

    EXPENSES

    Customer service costs for the year ended October 31, 1997 decreased by 2.9% compared with the same period in 1996. The decline in costs was due to lower operating costs for the service arising from increased efficiencies and lower overall expenditure levels.

    Product development costs declined $672,463 or 52.3% from $1,286,966 in 1996 to $614,503 in 1997. The reduction was due to a significant increase in funded development projects which resulted in development expenditures being included in cost of revenues. Additionally, there was an increase in software development costs capitalized. During the first quarter of 1996, Canmax capitalized $128,874 of software development costs relating to a new credit card processing network interface as compared with $209,202 of such costs capitalized in the fourth quarter of 1997 relating to Canmax's next generation Windows based project which was scheduled for release in the first calendar quarter of 1998.

    General and administrative expenses increased $258,225 or 7.3% from $3,555,042 in 1996 to $3,813,267 in 1997. This net increase was primarily due to Canmax expensing approximately $360,000 of merger related costs during October, 1997 upon termination of the proposed merger with Auto Gas Systems, Inc.

    Sales and marketing expenses increased by $167,864 or 38.1% from $440,581 in 1996 to $608,445 in 1997. These increases were due to increased headcount and advertising and marketing expenditures aimed at generating interest in existing products as well as Canmax's new Windows based product scheduled for release in the first calendar quarter of 1998.

    For the year ended October 31, 1997 Canmax recorded no tax provision as net operating loss carryforwards of approximately $20.3 million would offset any tax liability related to fiscal year 1997.

    As a result of the foregoing, Canmax generated net income of $87,331, or $0.01 per share, for the year ended October 31, 1997 as compared with net income of $142,614, or $0.02 per share, for the year ended October 31, 1996.

RESULTS OF OPERATIONS--1996 VERSUS 1995

    REVENUE

    For the year ended October 31, 1996, Canmax had revenues of $12,263,860, an increase of $3,267,773, or 36.3%, over 1995. The improvement in revenue was a result of growth in service agreement revenues and significant growth in development revenue as Canmax completed a project to develop a preliminary (non scanning) point of sale software application in UNIX for Southland and commenced a project to produce a scanning point of sale application and other associated inventory, merchandising, and back office functions for Southland in a Windows NT environment.

    Software licenses and product revenue for the year ended October 31, 1996 was $1,901,302, a decrease of $1,226,133, or 39.2% over 1995. The decrease was primarily due to the sale during 1995 of software and hardware components to Southland in accordance with their contract which did not occur during 1996. The provision of these items to Southland under their contract commenced during 1995 and concluded during the first quarter of 1996.

    Development revenue for the year ended October 31, 1996 was $7,940,515, an increase of $4,139,307, or 108.9% over 1995. While development revenue from the base contract with Southland declined in accordance with the terms of the contract compared with the same period in 1995, Canmax recognized additional development revenue of approximately $2,165,000 for work associated with a contract between Canmax and NCR to develop a preliminary (non scanning) point of sale software application in UNIX for

Southland. This project was completed in July 1996. In fiscal 1996, Canmax reached agreement with NCR to develop for Southland a next generation Windows NT based version of the Canmax "C-Serve" convenience store software for $9.5 million. The $9.5 million in revenues was in addition to previous contracts awarded to Canmax from Southland. During 1996, Canmax recognized revenue of $3,920,098 under this agreement. No such revenue was recorded in 1995.

    Service agreements revenue for the year ended October 31, 1996 was $2,422,043, an increase of $354,599, or 17.2%, over 1995. This improvement resulted from an increase in revenue from the 24 hour/ 7 day a week help desk services of 49.4%, reflecting an increase in the number of sites supported from 3,654 as of October 31, 1995 to 5,912 as of October 31, 1996. While the number of sites increased by 61.8%, revenue increased at a lower rate due to the structure of the support contract with Southland which provided for a minimum payment until a certain volume of support calls was reached. These increases were offset by a reduction in installation and training revenue resulting from a decrease in the number of sites installed and trained in 1996 compared with 1995.

    GROSS MARGIN

    Gross margin as a percentage of software license, product and development revenue was 56.6% for the year ended October 31, 1996 compared with 37.2% for the same period in 1995, prior to 1996 inventory writedowns of $217,623.

    Gross margin on software sales increased from 17.6% for the year ended October 31, 1995 to 23.9% for the same period in 1996, excluding the $105,763 software inventory writedown recorded in 1996. This improvement was due to a change in mix of products sold away from low margin products sold to Southland during 1995 to a mix that is more representative of higher margin products sold during 1996. Gross margin on hardware sales increased slightly from 31.6% for the year ended October 31, 1995 to 32.8% for the same period in 1996, excluding the $111,860 hardware inventory writedown recorded in 1996. The improvement in 1996 was due to the sale of hardware with higher than normal margins compared with 1995.

    For the year ended October 31, 1996, the gross margin on development revenue was 62.9% compared with 47.1% for the same period in 1995. The improvement was a result of improved profit margins negotiated on Canmax's development projects.

    EXPENSES

    For the year ended October 31, 1996, customer service costs decreased 1.6% compared with the same period in 1995.

    For the year ended October 31, 1996, product development costs declined from $2,401,306 for the same period in 1995 to $1,286,966, a reduction of 46.4%.

    General and administrative expenses increased 22.4% for the year ended October 31, 1996 compared with 1995, predominately as a result of the establishment of a business development unit responsible for identifying new business opportunities and project management. Sales and marketing expenses declined 33.5% for the year ended October 31, 1996 compared with the same period in 1995. These cost reductions are a result of lower expenditure levels.

    For the year ended October 31, 1996, Canmax recorded no tax provision as net operating loss carryforwards of approximately $19.1 million would offset any tax liability related to fiscal year 1996.

RESULTS OF OPERATIONS FOR PERIODS ENDED JULY 31, 1997 AND 1998

    REVENUE

    During the third quarter of 1998, Canmax had revenues of $2,482,033, an increase of $1,127,587 or 83% over the third quarter of 1997. During the third quarter of 1998, The Southland Corporation (Southland) and NCR Corporation (NCR) accounted for approximately 85% of the Company's total revenue as compared with approximately 81.4% for the comparable period of 1997. For the nine months ended July 31, 1998 Canmax had revenues of $5,872,996, a decrease of $3,215,624 or 35.4% over the comparable period in 1997. For the nine months ended July 31, 1998, Southland and NCR accounted for approximately 84% of the Company's total revenue as compared to approximately 92.1% for the comparable period of 1997. The decline in revenue is due to a decrease in development sales to Southland which was partially offset by revenue generated by the recently acquired telecommunications business. Revenues from pre-paid phone cards and other telecommunication products for the 3 month period ending July 31, 1998 was $110,722.

    Development revenue for the three-month period ended July 31, 1998 increased $938,257 or 155.4% from $603,731 to $1,541,988. This increase was due primarily to the additional resources provided to Southland during the completion of testing and preparation for rollout of the new POS and ordering and distribution system. Additional developers and production support personnel were utilized, as well as the physical relocation of testing facilities from Southland headquarters to Canmax.

    For the nine months ended July 31, 1998 development revenue decreased $3,355,448 or 50.2%, from $6,685,579 in 1997 to $3,330,131 in 1998. This decrease was due primarily to the completion of a large development for the Southland Corporation that took place in 1997, and no comparable project occurred for the same period in 1998.

    Service agreement revenue for the three months ended July 31, 1998 and 1997 increased $185,748 or 34.6% from $536,709 to $722,457, respectively. For the nine months ended July 31, 1998, service agreement revenue increased $504,906 or 32.9% from $1,534,274 in 1997 to $2,039,180 in 1998. This increase resulted primarily from increases in calls received from The Southland Corporation.

    See discussion in "Liquidity and Sources of Capital" for future trends and status of contracts.

    EXPENSES

    Customer service costs for the three months ended July 31, 1998 increased by $165,723 or 31% compared with the same period in 1997. For the nine months ended July 31, 1998, customer service costs increased $58,061 or 3.7% from $1,570,183 in 1997 to $1,628,244 in 1998. The increase in cost is due to additional staff and expenditures associated with the increased revenue from The Southland Corporation. Development costs decreased $148,878 or 17.3% for the three months ended July 31, 1998 for the comparable period in 1998 and decreased $1,737,109 or 47% for the nine months ended July 31, 1998 for the same period in 1997.

    For the three month and nine month periods ended July 31, 1998 and July 31, 1997 Canmax recorded no tax provision due to adequate net operating loss carryforwards.

    As a result of the foregoing, Canmax incurred a net loss of ($309,784) or ($0.05) per share, for the three months ended July 31, 1998 as compared with net loss of ($1,470,694) or ($0.22) per share (basic), for the three months ended July 31, 1997.

    For the nine months ended July 31, 1998, Canmax incurred a net loss of ($1,286,239) or ($0.19) per share as compared with net loss of ($811,428) or ($0.15) per share, for the same period in 1997.

LIQUIDITY AND SOURCES OF CAPITAL

    At July 31, 1998, the Company had cash and cash equivalents of approximately $161,000, down from $778,000 for the same period in 1997, a declined of $617,000. The decrease was primarily due to operating shortfalls and funds provided to USCommunications, Inc. ("USC").

    Cash used by operating activities totaled $179,000 for the nine months ended July 31, 1998. Cash used was comprised of the Company's net loss of ($1.3 million), adjusted for: depreciation and capitalized software and intellectual property rights amortization of $672,725; and net changes in operating assets and liabilities of $458,000. Cash provided by operating activities in the first nine months of 1997 totaled $528,000.

    Cash used in investing activities for the nine months ended July 31, 1998 totaled $1,123,000 and was primarily comprised of funds provided to USC in the form of a note receivable of $725,000 and capitalized software costs of $418,000. Cash used in investing activities for the nine months ended July 31, 1997 totaled $340,000.

    Cash provided by financing activities for the nine months ended July 31, 1998 totaled $1,334,000 and was primarily comprised of $1.5 million of borrowings from the convertible debentures, reduced by note and lease payments of $166,000. Cash used by financing activities for the same period in 1997 totaled $220,000.

    Current assets totaled $2,609,000 at the end of the third quarter of 1998, resulting in negative working capital of $813,000. Cash and cash equivalents totaled $161,000 at the end of the third quarter of 1998. Accounts receivable totaled $1,946,000 and represents 75% of current assets. Accounts receivables were primarily comprised of Southland Corporation. The note receivable totaled $697,000 at July 31, 1998 and consists of the funds provided to USC.

    Net property and equipment totaled $597,000 at the end of the third quarter of 1998. The majority of property and equipment is comprised of furniture, fixtures and computer equipment. Net intangible assets totaled $758,000 at the end of the third quarter of 1998 and were primarily comprised of capitalized software costs.

    Current liabilities totaled $3,422,000 and long-term liabilities totaled $144,000 at the end of the third quarter of 1998. The majority of liabilities were comprised of convertible debentures, accounts payable and accrued liabilities.

    At October 31, 1997, Canmax had working capital of $792,807. For the fiscal year ended October 31, 1997, Canmax used cash from operating activities of $306,463. Canmax maintained liquidity during fiscal 1997 primarily by utilizing cash generated from operating activities.

    At October 31, 1996 and 1995 Canmax had a net working capital surplus (deficiency) of $208,466 and (468,653), respectively. During the years ended October 31, 1996 and 1995 Canmax provided (used) cash from operating activities of $888,220 and ($1,529,593), respectively.

    Canmax maintained liquidity during fiscal 1996 primarily from net proceeds arising from the sale of Common Stock from the exercise of stock options which provided cash of $208,940 during the second quarter of 1996 and from cash provided by operating activities during the third and fourth quarter of 1996. Canmax maintained liquidity during fiscal 1995 primarily from the receipt of proceeds from the sale of common shares and exercise of stock options, the conversion of certain EDS development obligations into shares of Common Stock and the proceeds received from shareholder advances.

    On September 3, 1998, Canmax entered into an agreement to sell substantially all of its assets used in the retail software business to the Buyer for a cash consideration comprised of an initial deposit of $4.0 million and deferred payments of up to $3.625 million. The Company expects that the aggregate cash proceeds to be received from this transaction will exceed $7.0 million. If the Proposed Sale is consummated, the Company has reached an agreement with Founders Equity Group, Inc., pursuant to which the Company would repay $1.0 million of the outstanding $1.5 million principal outstanding under the Loan

Agreement, with the remaining portion to be converted into shares of Canmax Common Stock at a conversion price of $.50 per share. If the Proposed Sale is not consummated, to maintain liquidity during fiscal 1998, Canmax must (i) increase revenue with low cost/rapid entry into the telecommunications market and/or (ii) utilize existing loan agreements or obtain additional lines of credit. Canmax believes that it will meet its liquidity needs in 1998 either (a) from proceeds of the Proposed Sale and (b) through cash generated from its telecommunications business, and, if necessary, through utilization of its existing Loan Agreement. As of September 1, 1998, approximately $1.5 million was outstanding under the Loan Agreement. See "Election of Directors and Management Information--Certain Relationships and Related Transactions."

    PRODUCT DEVELOPMENT

    To complete development of the next generation Windows based product, Canmax is performing additional development effort that is not funded by work currently being performed for Southland Corporation. Costs necessary to perform the additional development and to bring the new product to market are estimated to range from $200,000 to $500,000.

    If the Proposed Sale is not consummated, Canmax believes that it may be necessary to raise additional capital to complete development of its next generation product for its Software Business within the critical window of opportunity and to provide vital marketing and other support services. If cash generated by operations is insufficient to satisfy Canmax's liquidity requirements, Canmax may be required to sell additional debt or equity securities or utilize existing lines of credit, delay new product development or restructure operations to reduce costs. Such financing could have a dilutive effect on the shareholders of Canmax.

    ACQUISITIONS

    Canmax continues to review an acquisition strategy within its Telecommunications Business. From time to time Canmax will review acquisition candidates with products, technologies or other services that could enhance Canmax product offerings or services. Any material acquisitions could result in Canmax issuing or selling additional debt or equity securities, obtaining additional debt or other lines of credit and may result in a decrease to Canmax working capital depending on the amount, timing and nature of the consideration to be paid.

    SIGNIFICANT CUSTOMERS

    The Southland Corporation ("Southland") has accounted for 95% of the Revenue of Canmax in prior periods, and is expected to become a customer of the Buyer following the Closing of the Proposed Sale. Canmax's current contract with Southland expires in December of 1998. Canmax is in discussions with Southland regarding the renegotiation of its contract, but no definitive agreement has been reached to date. There can be no assurances either that Canmax will continue to provide services to or receive revenue from Southland after the expiration of the existing contracts in December, 1998 or, if Canmax enters into new agreements with Southland extending beyond December, 1998, the amount of revenues Canmax will receive thereunder. At termination or significant disruption of Canmax's relationships with Southland could have a material adverse effect on Canmax's business, financial condition and results of operations.

    In October of 1997, Canmax completed an enhanced version of its C-Serve product to run on the Windows NT operating system in conjunction with a development project with NCR and Southland. Canmax continues to develop a generic version of its C-Serve software that runs under the Microsoft Windows family of operating systems. This product would be transferred to the Buyer if the Proposed Sale is consummated.

    NASDAQ DELISTING

    On June 8, 1998, Canmax Common Stock was delisted from the Nasdaq SmallCap Market for a failure to meet the minimum net tangible asset requirement for continued listing. Canmax Common Stock now trades on the OTC Bulletin Board. The delisting of Canmax Common Stock may adversely affect the liquidity of the Canmax Common Stock, the operations of Canmax and the ability of Canmax to raise capital in the future.

    NEW ACCOUNTING STANDARDS

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("SFAS No. 130"), which establishes new guidance for the reporting and display of comprehensive income and its components. SFAS No. 130 requires that the Company's foreign currency translation adjustment be included in other comprehensive income. The provisions of SFAS No. 130 have been applied to the prior period presentation. The Company is not required to adopt these Statements until November 1, 1998 and does not expect the adoption of these standards to result in material changes to previously reported amounts.

    In July 1997 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement expands certain reporting and disclosure requirements for segments from current standards. In February 1998, the FASB issued Statement #132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This Statement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. The Company is not required to adopt these Statements until November 1, 1998 and does not expect the adoption of these standards to result in material changes to previously reported amounts.

    In October 1997, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position No. 97-2, "Software Revenue Recognition" (SOP 97-2), which supercedes Statement of Position No. 91-1. SOP 97-2 will be effective for all transactions entered into by Canmax subsequent to October 31, 1998. Canmax is currently evaluating the impact that SOP 97-2 will have on software license revenue transactions entered into subsequent to October 31, 1998.

    In June 1998, the Financial Accounting Standards Board issued Standard No. 133 "Accounting for Derivative Instruments and Hedging Activities." The Standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. The new Standard is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. The Company does not expect the adoption of the new Standard to have a material impact on its financial position or results of operations.

    IMPACT OF YEAR 2000

    Canmax has completed an assessment of the impact of Year 2000 issues on its internal systems and developed software products and determined that is will be required to modify or replace portions of its internal systems and developed software products so that they will function properly with respect to dates in the year 2000 and thereafter. Canmax has initiated communications with all of its significant suppliers and customers to determine the extent to which Canmax's internal systems and developed software products are vulnerable to those third parties failure. Canmax has commenced its Year 2000 compliance project. The project is estimated to be completed not later than December 31, 1998. Canmax believes that with modifications to existing internal systems and developed software products and conversions to new internal systems and developed software products, the Year 2000 issues will not pose significant problems for its internal systems and developed software products. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 issue could have a material impact on the operations of Canmax. Canmax has concluded that the cost of its Year 2000 project will not material impact future financial results.

    The foregoing "Management's Discussion and Analysis of Financial Condition and Results of Operations of Canmax" section contains various "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act which represent Canmax's expectations or beliefs concerning, among other things, future operating results and various components thereof and the adequacy of future operations to provide sufficient liquidity. Canmax cautions that such matters necessarily involve significant risks and uncertainties that could cause actual operating results and liquidity needs to differ materially from such statements, including, without limitation: User acceptance of Windows NT as an operating system, continued acceptance of Canmax's products and services, timing of completion of development projects and new products, competitive factors such as pricing and the release of new products and services by competitors in both the software and telecommunications industry, potential need for additional financing to fund product development, capital expenditure financing, general economic conditions, product demand, manufacturing efficiencies, and the consummation of the Proposed Sale and payments to be received in connection therewith.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Audit Committee has recommended, and the Board of Directors has approved, King, Griffin & Adamson P.C. to serve as independent auditors of the Company for the fiscal year ending October 31, 1998, and recommends ratification by the shareholders of such appointment. Such ratification requires the affirmative vote of the holders of a majority of the Common Stock of the Company entitled to vote on this matter and represented in person or by proxy at the Meeting. Abstentions on this proposal will have the same legal effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal.

    In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. The Board of Directors may terminate the appointment of King, Griffin & Adamson P.C. as the Company's independent auditors without the approval of the shareholders of the Company if the Board of Directors deems such termination necessary or appropriate. A representative of King, Griffin & Adamson P.C. is expected to attend the Meeting and will have the opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.

    Ernst & Young LLP ("E&Y") served as independent auditors of the Company for the fiscal year most recently completed and until July 13, 1998. By letter dated July 13, 1998, E&Y resigned as the independent accountants of the Company.

    E&Y's reports for either of the Company's fiscal years ended October 31, 1997 and October 31, 1996 did not contain any adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

    During the Company's two most recent fiscal years and the subsequent interim periods preceding the resignation of E&Y, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of the disagreement in connection with its report.

    During Company's two most recent fiscal years and the subsequent interim periods preceding the resignation of E&Y, E&Y did not advise the Company (i) that the internal controls necessary for the Company to develop reliable financial statements did not exist; (ii) that information had come to E&Y's attention that led it to no longer be able to rely on management's representations, or that made it unwilling to be associated with the financial statements prepared by management; (iii) of the need to expand significantly the scope of its audits or that information had come to E&Y's attention that if further investigated may have (A) materially impacted the fairness or reliability of either a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering such fiscal periods subsequent to the date of the most recent financial statements covered by an audit report (including information that may have prevented it from rending an unqualified audit report on those financial statements), or (B) caused it to be unwilling to rely on management's representations or be associated with the Company's financial statements, and due to E&Y's resignation (due to audit scope limitations or otherwise) or for any other reason, E&Y did not so expand the scope of its audit or conduct such further investigation; or
(iv) that information had come to E&Y's attention that it had concluded materially impacted the fairness or reliability of either (A) previously issued audit reports or the underlying financial statements, or (B) the financial statements issued or to be issued covering the fiscal periods subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to E&Y's satisfaction, would prevent it from rendering an unqualified audit report on those financial statements), and due to E&Y's resignation, the issue was not resolved to E&Y's satisfaction prior to its resignation.

    On July 15, 1998, the Company engaged King, Griffin & Adamson P.C. ("KG&A") as its independent principal accountants to audit its financial statements for the fiscal year ending October 31, 1998. Neither the Company nor anyone on its behalf has consulted KG&A prior to July 15, 1998 regarding either (a) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and no written report was provided to Company or oral advice was provided that KG&A concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (b) any matter that was either the subject of a disagreement with E&Y or any event that would otherwise be reportable arising from the Company's prior relationship with E&Y.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The information in the Annual Report on Form 10-K for the fiscal year ended October 31, 1997 filed by the Company with the Commission pursuant to the Exchange Act is incorporated by reference in this Proxy Statement.

                             SHAREHOLDER PROPOSALS

    Any shareholder who wishes to submit a proposal for inclusion in the Company's proxy material and for presentation at the Company's 1999 Annual Meeting of Shareholders must forward such proposal to the Secretary of the Company at the address indicated on the first page of this proxy statement, so that the Secretary receives it no later than December 1, 1998.

                                 OTHER MATTERS

    The Board of Directors is not aware of any other matters that are to be presented for action at the Meeting. However, if any other matters properly come before the Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

                                By Order of the Board of Directors.

                                By:             /s/ DEBRA L. BURGESS
                                     -----------------------------------------
                                                  Debra L. Burgess
                                                     SECRETARY

           , 1998

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Pro Forma Consolidated Financial Statements (Unaudited)

  Balance Sheet as of July 31, 1998........................................................................        F-3

  Statement of Operations for the nine months ended July 31, 1998..........................................        F-4

  Statement of Operations for the nine months ended October 31, 1997.......................................        F-5

Consolidated Financial Statements (Unaudited)

  Consolidated Balance Sheets as of July 31, 1998 and October 31, 1997.....................................        F-6

  Statements of Operations for the three and nine months ended July 31, 1998 and
    July 31, 1997..........................................................................................        F-7

  Statements of Cash Flows for the three and nine months ended July 31, 1998 and
    July 31, 1997..........................................................................................        F-8

  Notes to the Financial Statements........................................................................        F-9

                                  CANMAX INC.

            PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

    In September 1998, Canmax Inc. ("Canmax") entered into a definitive agreement for the sale of substantially all of the assets and operations of its retail systems subsidiary for $4 million in cash consideration and deferred payments up to an additional $3.625 million, based upon future revenues from the sold business. The historical financial statements prior to the acquisition transactions include the assets and operations of its retail systems subsidiary.

    The pro forma unaudited consolidated balance sheet at July 31, 1998 gives effect to the sale of the assets of the retail systems subsidiary. The unaudited consolidated statements of operations for the nine months ended July 31, 1998 and year ended October 31, 1997 give effect to the sale of the assets and operations of the retail systems subsidiary effective November 1, 1997 and November 1, 1996, respectively. This includes the effect on interest expense resulting from the settlement of the convertible debt as it relates to the pro forma unaudited consolidated statement of operations for the nine month period ended July 31, 1998.

    The pro forma unaudited consolidated financial information is not necessarily indicative of the results of operations that would have been reported had such events occurred on the dates specified, nor is it necessarily indicative of the future results of the consolidated entities. The pro forma unaudited financial information does not give effect to the receipt of any payments of deferred revenue, which payments the Company anticipates will exceed $3 million. The pro forma unaudited consolidated financial statements should be read in conjunction with the historical financial statements of the Company.

                          CANMAX INC. AND SUBSIDIARIES
                PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                 JULY 31, 1998

                                                                PRO FORMA
                                            HISTORICAL         ADJUSTMENTS               PRO FORMA
                                          --------------   -------------------         -------------
                                               ASSETS
CURRENT ASSETS:
  Cash..................................  $      160,971   $         2,502,500(a)(b)   $   2,663,471
  Accounts receivable...................       1,941,540            (1,858,866)(a)            82,674
  Inventory.............................          69,648               (39,223)(a)            30,425
  Note receivable--current..............         245,972           --                        245,972
  Prepaid expenses and other............         190,782              (190,782)(a)          --
                                          --------------   -------------------         -------------
      Total current assets..............       2,608,913               413,629             3,022,542
PROPERTY AND EQUIPMENT, net.............         596,882              (542,191)(a)            54,691
CAPITALIZED SOFTWARE COSTS, net.........         740,030              (740,030)(a)          --
INTELLECTUAL PROPERTY RIGHTS, net.......          18,055               (18,055)(a)          --
NOTE RECEIVABLE--LONG TERM..............         450,989           --                        450,989
OTHER ASSETS............................          84,479               (84,479)(a)          --
                                          --------------   -------------------         -------------
TOTAL ASSETS............................  $    4,499,348   $          (971,126)        $   3,528,222
                                          --------------   -------------------         -------------
                                          --------------   -------------------         -------------

                           LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Convertible debentures--shareholder...  $    1,500,000   $        (1,500,000)(b)     $    --
  Accounts payable......................         664,639              (608,300)(a)            56,339
  Accrued liabilities...................         532,458              (464,969)(a)(b)         67,489
  Deferred revenue......................         581,085              (545,890)(a)            35,195
  Current portion of lease obligation...         108,129              (108,129)(a)          --
  Current portion of long-term debt.....          35,195               (35,195)(a)          --
                                          --------------   -------------------         -------------
      Total current liabilities.........       3,421,506            (3,262,483)              159,023
LEASE OBLIGATION........................         119,262              (119,262)(a)          --
LONG-TERM DEBT..........................          24,885               (24,885)(a)          --
SHAREHOLDERS' EQUITY (DEFICIT)
    Common stock........................      23,290,733               641,369(b)         23,932,102
    Accumulated deficit.................     (22,357,038)            1,794,135(a)(b)     (20,562,903)
                                          --------------   -------------------         -------------
      Total stockholders' equity
        (deficit).......................         933,695             2,435,504             3,369,199
                                          --------------   -------------------         -------------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY (DEFICIT)......................  $    4,499,348   $          (971,126)        $   3,528,222
                                          --------------   -------------------         -------------
                                          --------------   -------------------         -------------

------------------------

(a) To reflect the sale of substantially all of the assets of the retail sales subsidiary for $4,000,000 to be paid in cash.

(b) To reflect settlement of the convertible debenture of $1,500,000, accrued interest of $81,369, closing fees of $120,000 and other fees of $17,500 for cash of $1,077,500 and common stock of 1,282,740 in connection with the closing of the sale of substantially all of the assets of the retail sales subsidiary. The common stock is valued at $0.50 per share. Further reflects transaction expenses of approximately $250,000 and the settlement of certain accrued obligations and accounts payable of $170,000.

                          CANMAX INC. AND SUBSIDIARIES
           PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                        NINE MONTHS ENDED JULY 31, 1998

                                                                (C)
                                                              RETAIL         PRO FORMA            (E)
                                            HISTORICAL        SYSTEMS       ADJUSTMENTS        PRO FORMA
                                          --------------   -------------   -------------      -----------
REVENUES
  Software licenses and product.........  $      392,963   $     392,963   $   --             $   --
  Development...........................       3,330,131       3,330,131       --                 --
  Customer service......................       2,039,180       2,039,180       --                 --
  Prepaid phone cards and other.........         110,722        --             --                 110,722
                                          --------------   -------------   -------------      -----------
      Total revenues....................       5,872,996       5,762,274       --                 110,722

COSTS AND EXPENSES
  Software licenses and product.........         160,643         160,643       --                 --
  Development...........................       1,964,893       1,964,893       --                 --
  Customer service......................       1,628,244       1,628,244       --                 --
  Prepaid phone cards and other.........         226,630        --             --                 226,630
  Product development...................        --              --             --                 --
  Sales and marketing...................         481,392         354,617       --                 126,775
  General and administrative............       1,923,478       1,837,990       --                  85,488
  Depreciation and amortization.........         673,174         645,553       --                  27,621
  Interest and financing................         100,781        --           (135,000)(d)         (34,219)
                                          --------------   -------------   -------------      -----------
      Total cost of revenues............       7,159,235       6,591,940     (135,000)            432,295
                                          --------------   -------------   -------------      -----------
NET INCOME (LOSS).......................  $   (1,286,239)  $    (829,666)  $  135,000         $  (321,573)
                                          --------------   -------------   -------------      -----------
                                          --------------   -------------   -------------      -----------
BASIC EARNINGS (LOSS) PER SHARE           $        (0.19)                                     $     (0.04)
                                          --------------                                      -----------
                                          --------------                                      -----------

------------------------

(c) To reflect the sale of substantially all of the assets and operations of the retail sales subsidiary as if the sale occurred on November 1, 1997

(d) To reflect the reduction of interest expense related to the reduction of the convertible debenture of $1,500,000 at a rate of 12% annually.

(e) The pro forma statement of operations includes the operations and related expenses of the prepaid phone card business only. The majority of overhead including officers expenses for the periods presented was incurred in the retail systems business.

                          CANMAX INC. AND SUBSIDIARIES
           PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                          YEAR ENDED OCTOBER 31, 1997

                                                                (F)
                                                               RETAIL         PRO FORMA
                                            HISTORICAL        SYSTEMS        ADJUSTMENTS        PRO FORMA
                                          --------------   --------------   -------------      -----------
REVENUES
  Software licenses and product.........  $    1,924,897   $    1,924,897   $   --             $   --
  Development                                  8,704,338        8,704,338       --                 --
  Customer service......................       2,106,988        2,106,988       --                 --
                                          --------------   --------------   -------------      -----------
    Total revenues......................      12,736,223       12,736,223       --                 --

COSTS AND EXPENSES
  Software licenses and product.........         772,502          772,502       --                 --
  Development...........................       4,564,441        4,564,441       --                 --
  Customer service......................       2,254,986        2,254,986       --                 --
  Product development...................         614,503          614,503       --                 --
  Sales and marketing...................         608,445          608,445       --                 --
  General and administrative............       3,813,267        3,813,267       29,525(g)          29,525
  Interest and financing................          20,748           20,748       --                 --
                                          --------------   --------------   -------------      -----------
    Total cost of revenues..............      12,648,892       12,648,892       29,525             29,525
                                          --------------   --------------   -------------      -----------

NET INCOME (LOSS).......................  $       87,331   $       87,331   $  (29,525)        $  (29,525)
                                          --------------   --------------   -------------      -----------
                                          --------------   --------------   -------------      -----------
BASIC EARNINGS (LOSS) PER SHARE.........  $         0.01                                       $    (0.00)
                                          --------------                                       -----------
                                          --------------                                       -----------

------------------------

(f) To reflect the sale of substantially all of the assets and operations of the retail sales subsidiary as if the sale occurred on November 1, 1996.

(g) To reflect the general and administrative costs related to operating the company as if the sale occurred on November 1, 1996.

                          CANMAX INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                             JULY 31,    OCTOBER 31,
                                                                               1998          1997
                                                                           ------------  ------------
                                                                           (UNAUDITED)
                                               ASSETS
Current Assets:
  Cash...................................................................  $    160,971  $    128,871
  Accounts receivable, net...............................................     1,941,540     2,751,264
  Inventory..............................................................        69,648        46,615
  Note receivable--current...............................................       245,972       --
  Prepaid expenses and other                                                    190,782       175,494
                                                                           ------------  ------------
    Total current assets.................................................     2,608,913     3,102,244

Property and equipment at cost less accumulated depreciation and
  amortization of $3,219,862 in 1998 and $2,732,749 in 1997..............       596,882       962,175

Capitalized software costs, net of accumulated amortization of $1,012,832
  in 1998 and $839,721 in 1997...........................................       740,030       494,786

Intellectual property rights, net of accumulated amortization of $652,117
  in 1998 and $639,617 in 1997...........................................        18,055        30,556

Note receivable--long term...............................................       450,989       --

Other assets.............................................................        84,479       117,717
                                                                           ------------  ------------
                                                                           $  4,499,348  $  4,707,478
                                                                           ------------  ------------
                                                                           ------------  ------------

                                LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Convertible debentures--shareholder....................................  $  1,500,000  $    --
  Accounts payable.......................................................       664,639       878,241
  Accrued liabilities....................................................       532,458       867,233
  Deferred revenue.......................................................       581,085       269,404
  Current portion of lease obligation....................................       108,129       159,364
  Current portion of long-term debt......................................        35,195        35,195
  Advance from shareholder...............................................       --            100,000
                                                                           ------------  ------------
    Total current liabilities............................................     3,421,506     2,309,437

Lease obligations........................................................       119,262       127,051

Long-term debt...........................................................        24,885        51,056

Shareholders' equity:
  Common stock, no par value, 44,169,100 shares authorized; 6,611,005
    shares issued and outstanding in 1998 and 1997, respectively.........    23,290,733    23,290,733
  Accumulated deficit....................................................   (22,357,038)  (21,070,799)
                                                                           ------------  ------------
    Total shareholders' equity...........................................       933,695     2,219,934
                                                                           ------------  ------------
                                                                           $  4,499,348  $  4,707,478
                                                                           ------------  ------------
                                                                           ------------  ------------

                            See accompanying notes.

                          CANMAX INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                             FOR THE THREE MONTHS          FOR THE NINE MONTHS
                                                                ENDED JULY 31,               ENDED JULY 31,
                                                          ---------------------------  ---------------------------
                                                              1998          1997           1998           1997
                                                          ------------  -------------  -------------  ------------
REVENUES:
  Software licenses and product revenue.................  $    106,866  $     214,006  $     392,963  $    868,767
  Development...........................................     1,541,988        603,731      3,330,131     6,685,579
  Customer service......................................       722,457        536,709      2,039,180     1,534,274
  Prepaid phone cards...................................       110,722       --              110,722       --
                                                          ------------  -------------  -------------  ------------
                                                             2,482,033      1,354,446      5,872,996     9,088,620
                                                          ------------  -------------  -------------  ------------
COSTS AND EXPENSES:
  Software licenses and product revenue.................        29,856        166,860        160,643       525,506
  Development...........................................       709,965        858,843      1,964,893     3,702,002
  Customer service......................................       706,246        540,523      1,628,244     1,570,183
  Prepaid phone cards...................................       226,630       --              226,630       --
  Product development...................................       --             145,238       --             444,130
  Sales and marketing...................................       187,475        170,568        481,392       413,893
  General and administrative............................       666,427        693,445      1,923,478     2,527,598
  Depreciation and amortization.........................       219,636        243,653        673,174       703,476
  Interest and financing................................        45,582          6,010        100,781        13,260
                                                          ------------  -------------  -------------  ------------
                                                             2,791,817      2,825,140      7,159,235     9,900,048
                                                          ------------  -------------  -------------  ------------
NET INCOME (LOSS).......................................  $   (309,784) $  (1,470,694) $  (1,286,239) $   (811,428)
                                                          ------------  -------------  -------------  ------------
                                                          ------------  -------------  -------------  ------------
BASIC EARNINGS (LOSS) PER SHARE.........................  $      (0.05) $       (0.22) $       (0.19) $      (0.15)
                                                          ------------  -------------  -------------  ------------
                                                          ------------  -------------  -------------  ------------
DILUTED EARNINGS (LOSS) PER SHARE.......................  $      (0.05) $       (0.22) $       (0.19) $      (0.15)
                                                          ------------  -------------  -------------  ------------
                                                          ------------  -------------  -------------  ------------
WEIGHTED AVERAGE SHARES OUTSTANDING.....................     6,611,005      6,611,005      6,611,005     5,563,143
                                                          ------------  -------------  -------------  ------------
                                                          ------------  -------------  -------------  ------------

                            See accompanying notes.

                          CANMAX INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                       FOR THE NINE MONTHS
                                                                         ENDED JULY 31,
                                                                     -----------------------
                                                                        1998         1997
                                                                     -----------  ----------
Operating activities:
  Net loss.........................................................  $(1,286,239) $ (811,428)
Adjustments to reconcile net loss to net cash provided in operating activities:
  Depreciation and amortization....................................      672,725     703,476
  Change in bad debt reserve.......................................      (22,900)      8,793
Changes in assets and liabilities:
  Accounts receivable..............................................      832,624   1,451,792
  Inventory........................................................      (23,033)    345,940
  Prepaid expenses and other.......................................      (15,288)     49,086
  Accounts payable.................................................     (213,601) (1,037,180)
  Accrued liabilities..............................................     (334,775)      8,328
  Deferred revenue.................................................      311,681    (290,076)
  Advances from shareholders.......................................     (100,000)     --
                                                                     -----------  ----------
Net cash provided in operating activities..........................     (178,806)    428,731

Investing activities:
  Purchase of property and equipment...............................      (40,769)   (103,294)
  Capitalized software costs.......................................     (418,356)     --
  Payments of notes receivable.....................................     (696,960)     --
  Decrease in other assets.........................................       33,238    (236,651)
                                                                     -----------  ----------
  Net cash used in investing activities............................   (1,122,847)   (339,945)

Financing activities:
  Proceeds from convertible debentures--shareholders...............                   --
  Payments made on lease obligation................................      (85,385)    (98,556)
  Repayment of shareholder advance.................................      --          (95,765)
  Convertible debentures...........................................    1,500,000      --
  Repayment on borrowing...........................................      (80,862)    (25,327)
                                                                     -----------  ----------
  Net cash (used in) provided by financing activities..............    1,333,753    (219,648)
                                                                     -----------  ----------
Effect of exchange rate changes on cash............................      --              121
                                                                     -----------  ----------
Net decrease in cash...............................................       32,100    (130,741)

Cash at beginning of period........................................      128,871     908,772
                                                                     -----------  ----------
Cash at end of period..............................................  $   160,971  $  778,031
                                                                     -----------  ----------
                                                                     -----------  ----------

                          CANMAX INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE A--BASIS OF PRESENTATION

    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three month and nine month period ended July 31, 1998 are not necessarily indicative of the results that may be expected for the year ending October 31, 1998. For further information, refer to the consolidated financial statements and footnotes thereto included in Canmax's annual report on Form 10-K for the year ended October 31, 1997. Certain amounts in the 1997 condensed consolidated statement of operations have been reclassified to conform with the 1998 presentation.

    On June 5, 1998, Canmax, Inc., ("Canmax" or the "Company"), established a wholly owned subsidiary, Canmax Telecom, Inc., to focus on the telecommunications marketplace.

    Certain prior period amounts have been reclassified to conform to the current period presentation.

    INVENTORY

    Inventory consists primarily of computer hardware and purchased software.

    REVENUE RECOGNITION

    Phone cards--Revenue recognition originates from customer usage of prepaid calling cards. The Company sells cards to retailers and distributors at a fixed price. When the retailer or distributor is invoiced, deferred revenue is recognized. The Company recognizes revenue, and reduces the deferred revenue account as the customer utilizes calling time and upon expiration of cards, containing unused calling time.

    EARNINGS PER SHARE

    Basic earnings per share of common stock is based upon the weighted average number of common shares actually outstanding during each period. Diluted earnings per share of common stock includes the impact of outstanding dilutive stock options. As the Company incurred a net loss for the three months and the nine months ended July 31, 1997 and 1998, there were no adjustments for potentially dilutive securities as the adjustments would have been antidilutive.

    CURRENT AND PENDING ACCOUNTING CHANGES

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("SFAS No. 130"), which establishes new guidance for the reporting and display of comprehensive income and its components. SFAS No. 130 requires that the Company's foreign currency translation adjustment be included in other comprehensive income. The provisions of SFAS No. 130 have been applied to the prior period presentation. The Company is not required to adopt these Statements until November 1, 1998 and does not expect the adoption of these standards to result in material changes to previously reported amounts.

    In July 1997 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement expands certain reporting and disclosure requirements for segments from current standards. In

                          CANMAX INC. AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE A--BASIS OF PRESENTATION (CONTINUED)
February 1998, the FASB issued Statement #132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This Statement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. The Company is not required to adopt these Statements until November 1, 1998 and does not expect the adoption of these standards to result in material changes to previously reported amounts.

    In October 1997, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position No. 97-2, "Software Revenue Recognition" (SOP 97-2), which supercedes Statement of Position No. 91-1. SOP 97-2 will be effective for all transactions entered into the Company subsequent to October 31, 1998. The Company is currently evaluating the impact that SOP 97-2 will have on software license revenue transactions entered into subsequent to October 31, 1998.

    In June 1998, the Financial Accounting Standards Board issued Standard No. 133 "Accounting for Derivative Instruments and Hedging Activities." The Standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. The new Standard is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. The Company does not expect the adoption of the new Standard to have a material impact on its financial position or results of operations.

NOTE B--ADVANCES FROM SHAREHOLDERS AND CONVERTIBLE DEBENTURES

    ADVANCES FROM SHAREHOLDERS

    On October 30, 1997, a shareholder, Founders Equity Group, Inc. ("Founders"), advanced Canmax $100,000. The advance was unsecured and had an interest rate of 12%. On November 6, 1997, Canmax repaid principal and interest of $100,230, which fully satisfied Canmax's obligation.

    CONVERTIBLE DEBENTURES TO SHAREHOLDERS

    On December 15, 1997, Canmax executed a convertible loan agreement (the "Original Agreement") with a shareholder, Founders Equity Group, Inc., ("Founders") which provided financing of up to $500,000. Funds obtained under the loan agreement are collateralized by all assets of Canmax and bear interest at 10%. Required payments are for interest only and are due monthly beginning February 1, 1998. Borrowings under the loan agreement mature January 1, 1999, unless otherwise redeemed or converted.

    Under the terms of the loan agreement, Founders may exercise its right at any time to convert all, or in multiples of $25,000, any part of the borrowed funds into Canmax Common Stock at a conversion price of $1.25 per share. The conversion price is subject to adjustment for certain events and transactions as specified in the loan agreement. Additionally, the outstanding principal amount is redeemable at the option of Canmax at 110% of par.

    On February 11, 1998, Canmax and Founders executed a loan commitment letter (the "Loan Commitment") which provided for multiple advance loans of up to $2 million upon terms similar to the Original Agreement; however, indebtedness outstanding under the Loan Commitment was convertible into shares of Canmax Common Stock at a conversion price equal to the average closing prices of the Canmax Common Stock over the five-day trading period immediately preceding the date of each advance. As consideration for the Loan Commitment, Canmax paid a commitment fee of $10,000.

                          CANMAX INC. AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE B--ADVANCES FROM SHAREHOLDERS AND CONVERTIBLE DEBENTURES (CONTINUED)
    As of March 31, 1998, Founders (and certain of its affiliates) entered into the First Restated Loan Agreement (the "Loan Agreement") which consolidated all rights and obligations of Canmax to Founders under the Original Agreement and the Loan Commitment. Amounts advanced under the Loan Agreement bear interest at the rate of 12% per annum, are secured by a lien on all of the Company's assets and are convertible into shares of Canmax Common Stock, at the option of Founders, at $0.80 per share. On August 25, 1998, Founders agreed to release its lien on all of the Company's assets upon the consummation of the Proposed Sale (see Subsequent Events). As consideration for the release, the Company agreed, upon the consummation of the Proposed Sale, to repay $1.0 million of the $1.5 million currently outstanding under the Loan Agreement, and to allow Founders to convert the remaining $0.5 million plus accrued but unpaid interest outstanding under the Loan Agreement into shares of Canmax Common Stock at a conversion price of $0.50 per share.

    On February 5, 1998, Founders and the Company entered into a financial consulting agreement pursuant to which Founders agreed to provide financial advisory and consulting services to the Company, and the Company agreed to pay to Founders a fee equal to 3% of the value of the consideration received in any sale or merger of any division or subsidiary of the Company. As a result of this agreement, Founders will receive $120,000 of the initial proceeds of the Proposed Sale, should it be consummated. Founders has agreed to forego any further payments that may be attributable to the Company's receipt of deferred payments in connection with the Proposed Sale.

NOTE C--ACQUISITIONS AND REVERSALS

    USCOMMUNICATIONS ACQUISITION AND REVERSAL

    On January 30, 1998, the Company acquired USC in a transaction recorded under the purchase method. The total purchase price of the acquisition was $2,952,204.

    On June 15, 1998, the Company and USCommunications signed an agreement to reverse the purchase of USCommunications. The Company recovered 1.5 million shares, and warrants to purchase an additional 4.5 million share as a result of this reversal. Cash payments made on behalf of USCommunications will be recovered through a note receivable. The two board members who were elected as part of the acquisition agreement have resigned.

    ACQUISITION OF TALK TIME INC.

    On June 16, 1998, the Company acquired the assets of Talk Time, a wholesale distributor of prepaid calling cards to convenience stores in the Rocky Mountain and Oklahoma Regions. The asset purchase agreement provides for the acquisition of certain assets for assumption of obligations approximating $54,000. In addition the owner of Talk Time received 50,000 warrants to purchase 50,000 shares of the Company's common stock for $1 per share

NOTE D--SHAREHOLDERS' EQUITY

    STOCK OPTION PLAN

    On February 26, 1998, the Board of Directors increased the number of shares issuable under Canmax's stock option plan (the "Stock Option Plan") from 1.2 million shares to 2.3 million shares so that stock options previously granted by the Board in excess of those permitted by the Stock Option Plan could be covered by the Plan. As of February 27, 1998, 1,121,990 shares of Canmax Common Stock have been

                          CANMAX INC. AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE D--SHAREHOLDERS' EQUITY (CONTINUED) issued under the Stock Option Plan, 1,074,650 shares remain subject to outstanding options under the Stock Option Plan, and 103,360 shares were available for future grants under the Stock Option Plan.

NOTE E--NASDAQ LISTING

    On August 25, 1997, the U.S. Securities and Exchange Commission, The National Association of Securities Dealers, Inc. and The NASDAQ Stock Market approved increases in the listing and maintenance standards governing the NASDAQ SmallCap Market. Canmax was delisted from the NASDAQ SmallCap Market, and is now traded on the OTC Bulletin Board. The delisting of Canmax Common Stock may adversely affect the liquidity of the Canmax Common Stock, the operations of Canmax and the ability of Canmax to raise capital in the future.

NOTE F--SUBSEQUENT EVENTS

    In August 1998, the Company entered into an agreement with PT-1 Communications, Inc. ("PT-1"). The agreement provides for PT-1 to supply long distance telecom and debit services to the Company for use in the Company's subsidiary's, Canmax Telecom Inc., marketing and distribution of domestic and international prepaid long distance calling cards.

    In September 1998, the Company entered into a definitive agreement for the sale of substantially all of the assets and operations of its retail systems subsidiary for $4 million in cash consideration and deferred payments up to an additional $3.625 million, based upon future revenues from the sold business. The proposed sale will be recorded as a sale of a segment of the Company's business and reported as a discontinued operation. In connection with the closing of the sale, the convertible debentures to shareholders and related accrued will be settled for $1,077,500 in cash and 1,282,740 shares of the company's common stock. The common stock amount was determined by using $0.50 per share, which approximates the current trading price

NOTE G--SUPPLEMENTAL SCHEDULE OF NON-CASH ACTIVITY

                                                                          FOR THE NINE MONTHS
                                                                            ENDED JULY 31,
                                                                         ---------------------
                                                                           1998        1997
                                                                         ---------  ----------
Property and Equipment acquired by assuming notes payable and capital leases...............................................................  $  81,051  $  133,157
                                                                         ---------  ----------
                                                                         ---------  ----------
Note receivable offset against accounts payable........................  $  27,700  $   --
                                                                         ---------  ----------
                                                                         ---------  ----------
Interest Paid..........................................................  $  29,396  $   13,260
                                                                         ---------  ----------
                                                                         ---------  ----------

                                                                       EXHIBIT A

                            ASSET PURCHASE AGREEMENT
                                  BY AND AMONG
                       AFFILIATED COMPUTER SERVICES, INC.
                                   ("BUYER")
                                  CANMAX INC.
                                   ("PARENT")
                                      AND
                          CANMAX RETAIL SYSTEMS, INC.
                                (THE "COMPANY")
                            DATED SEPTEMBER 3, 1998

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
        ARTICLE I  Purchase of Assets......................................................................           1
           1.1     Purchase of Assets......................................................................           1
           1.2     Excluded Assets.........................................................................           1
           1.3     Assumed Liabilities.....................................................................           2
           1.4     Liabilities Not Being Assumed...........................................................           2
           1.5     Consideration...........................................................................           3
           1.6     Closing.................................................................................           5
           1.7     Closing Deliveries......................................................................           5
           1.8     Further Assurances......................................................................           5

  ARTICLE II       Representations and Warranties of the Company and Parent................................           6
            2.1    Organization............................................................................           6
            2.2    Authority...............................................................................           6
            2.3    Year 2000 Matters.......................................................................           6
            2.4    Title to Assets.........................................................................           7
            2.5    Condition of Assets.....................................................................           7
            2.6    No Violation............................................................................           7
            2.7    Governmental Consents...................................................................           7
            2.8    [RESERVED]..............................................................................           7
            2.9    Absence of Undisclosed Liabilities......................................................           7
            2.10   Absence of Material Adverse Change......................................................           7
            2.11   Taxes...................................................................................           8
            2.12   Litigation..............................................................................           8
            2.13   Compliance with Laws....................................................................           8
            2.14   Permits.................................................................................           8
            2.15   Environmental Matters...................................................................           9
            2.16   Employee Matters........................................................................          10
            2.17   Employee Benefit Plans..................................................................          10
            2.18   Ownership of the Company................................................................          11
            2.19   Material Agreements.....................................................................          11
            2.20   Customers...............................................................................          12
            2.21   Accounts Receivable.....................................................................          12
            2.22   Intellectual Property Rights............................................................          12
            2.23   [RESERVED]..............................................................................          13
            2.24   Competing Interests.....................................................................          13
            2.25   Illegal or Unauthorized Payments; Political Contributions...............................          13

      ARTICLE III  Representations and Warranties of Buyer.................................................          13
            3.1    Organization............................................................................          13
            3.2    Authority...............................................................................          13
            3.3    No Violation............................................................................          13
            3.4    Governmental Consents...................................................................          13

                                                                                                                PAGE
                                                                                                                -----
       ARTICLE IV  Covenants and Agreements................................................................          13
           4.1     Conduct of Business.....................................................................          13
           4.2     No-Shop Provisions......................................................................          14
           4.3     Access and Information..................................................................          14
           4.4     Supplemental Disclosure.................................................................          14
           4.5     Fulfillment of Conditions by the Company and Parent.....................................          15
           4.6     Fulfillment of Conditions by Buyer......................................................          15
           4.7     Transaction Costs.......................................................................          15
           4.8     Employee Matters........................................................................          15
           4.9     Continuation of the Business............................................................          16
           4.10    Retained Rights.........................................................................          17
           4.11    Use of Canmax Name......................................................................          17
           4.12    Sublease................................................................................          17
           4.13    Year 2000 Audit.........................................................................          17

   ARTICLE V       Closing Conditions......................................................................          18
            5.1    Conditions to Obligations of Buyer......................................................          18
            5.2    Conditions to Obligations of the Company and Parent.....................................          18

       ARTICLE VI  Indemnification.........................................................................          19
            6.1    Indemnification of Buyer................................................................          19
            6.2    Indemnification of Seller...............................................................          19
            6.3    Survival................................................................................          20
            6.4    Waiver..................................................................................          20
            6.5    Remedies Not Exclusive..................................................................          20
            6.6    Offset..................................................................................          20

      ARTICLE VII  Miscellaneous...........................................................................          21
            7.1    Termination.............................................................................          21
            7.2    Notices.................................................................................          21
            7.3    Attorneys' Fees and Costs...............................................................          22
            7.4    Further Assurances......................................................................          22
            7.5    No Brokers..............................................................................          22
            7.6    Counterparts............................................................................          22
            7.7    Assignment..............................................................................          22
            7.8    Entire Agreement........................................................................          22
            7.9    Governing Law...........................................................................          22
            7.10   Jurisdiction and Venue..................................................................          23

SCHEDULES

1.1        Southland Assets
1.2        Excluded Assets
1.3        Assumed Liabilities
1.5(a)     Deposits to be Reimbursed
1.5(c)     Sample Net Working Capital Calculation
2.4        Assets
2.6        Required Consents
2.16       Designated Employees
2.17       Employee Benefit Plans
2.19       Material Agreements
2.20       Customers
2.21       Accounts Receivable
2.22       Intellectual Property
4.8(b)     Accrued Vacation Liability
4.10       Software License

                                                                       EXHIBIT A

                            ASSET PURCHASE AGREEMENT

    This Asset Purchase Agreement (the "Agreement") is made and entered into as of September 3, 1998, by and among Affiliated Computer Services, Inc., a Delaware corporation ("Buyer"), Canmax Inc., a Wyoming corporation ("Parent"), and Canmax Retail Systems, Inc., a Texas corporation (the "Company").

    WHEREAS, the Company desires to sell substantially all of its assets to Buyer, and Buyer desires to purchase such assets from the Company, on the terms and subject to the conditions set forth in this Agreement;

    WHEREAS, Parent will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement, and Buyer has required that Parent enter into this Agreement as a condition to Buyer's execution hereof;

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                               PURCHASE OF ASSETS

    1.1 PURCHASE OF ASSETS. At the Closing (as defined in SECTION 1.6), the Company agrees to sell, transfer, assign and deliver to Buyer, and Buyer agrees to purchase and take, all rights of the Company in and to the Assets (as defined below), on the terms and subject to the conditions set forth in this Agreement. Subject to the provisions of SECTION 1.2, the "Assets" mean all tangible and intangible assets of the Company, including, without limitation, accounts receivable, inventory, equipment, real property, fixtures, furnishings, leasehold rights, leasehold improvements, vehicles, prepaid assets, contract rights, licenses, permits, customer, prospect and marketing lists, sales data, records, computer software and software licenses, proprietary information, intellectual property, trade secrets, patents, patent applications, patent licenses, trademarks and trade names (including without limitation, all rights to the name "Canmax" and derivations thereof), copyrights, goodwill associated with such intellectual property, material and manufacturing specifications, drawings and designs owned by the Company or acquired by the Company after the date hereof and prior to the Closing, and specifically including (without limitation):

        (a) the assets described on SCHEDULE 2.4;

        (b) the Assumed Contracts (as defined in SECTION 1.3);

        (c) any Permits (as defined in SECTION 2.14); and

        (d) the Registered Intellectual Property (as defined in SECTION 2.22).

In addition, the Company shall deliver to Buyer possession of the assets listed on SCHEDULE 1.1 (the "Southland Assets") that are owned by The Southland Corporation ("Southland") but in the possession of the Company. Prior to Closing, the Company shall notify Southland of its proposed delivery of the Southland Assets to Buyer at Closing, and Buyer acknowledges that the Southland Assets shall not constitute any part of the Assets and agrees to accept such assets subject to Southland's superior rights to the same.

    1.2 EXCLUDED ASSETS. Notwithstanding the provisions of SECTION 1.1, the Assets will exclude the following (the "Excluded Assets"):

        (a) the minute books, corporate seal and stock records of the Company;

        (b) the consideration to be paid by Buyer to the Company pursuant to
    SECTION 1.5;

        (c) any rights in the Software License (as defined in SECTION 4.10);

--------------------------------------------------------------------------------
EXHIBIT A -- ASSET PURCHASE AGREEMENT -- PAGE 1
(CANMAX/AFFILIATED COMPUTERS)

        (d) all rights under any Material Agreement (as defined in SECTION 2.19(A)) other than the Assumed Contracts (as defined in SECTION 1.3);

        (e) all cash and cash equivalents, banks accounts, safe deposit boxes, lockbox arrangements, post office boxes and similar assets and arrangements (consistent with SECTION 1.5(C)); and

        (f) all of the assets listed in SCHEDULE 1.2.

    1.3 ASSUMED LIABILITIES. At Closing, Buyer shall deliver to the Company an Assumption Agreement (the "Assumption Agreement"), pursuant to which Buyer shall assume, pay, perform and discharge (when and as they become due) the following liabilities (collectively, the "Assumed Liabilities"):

        (a) all liabilities and obligations of the Company that accrue, become owing or arise on or after the Closing Date under the Assumed Contracts;

        (b) the obligations related to the Transferred Employees (as defined in SECTION 4.8) which are specified as obligations of Buyer in SECTION 4.8, including, without limitation, the Accrued Vacation Liabilities (as defined in SECTION 4.8), which Accrued Vacation Liabilities shall be treated as provided in subsections (iv) and (vi) of Section 4.8(b);

        (c) any liability arising out of events or occurrences on or after the Closing Date which relate to or arise out of the Business (as defined in SECTION 1.5(B)) or the Assets;

        (d) all of the accounts payable or other liabilities existing on the Closing Date of Parent or the Company that are explicitly identified and included in the calculation of Net Working Capital (as defined in SECTION 1.5(C)) as of the Closing Date;

        (e) any sales tax resulting from the consummation of this Agreement or transactions contemplated hereby;

        (f) any present or future liability or obligation of Buyer to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement; and

        (g) any liabilities set forth on SCHEDULE 1.3 (excluding Parent Payables and Telecom payables).

    1.4 LIABILITIES NOT BEING ASSUMED. Buyer shall not assume or be responsible for any of the following liabilities or obligations of Company (collectively, the "Excluded Liabilities");

        (a) any liability or obligation relating to the Excluded Assets;

        (b) except to the extent included as an Assumed Liability (and explicitly identified) pursuant to SECTION 1.3(D), any liability or obligation that has accrued, become owing or has arisen prior to the Closing Date under the Assumed Contracts;

        (c) except to the extent included as an Assumed Liability (and explicitly identified) pursuant to SECTION 1.3(D), any liability or obligation of the Company for federal, state, local or foreign taxes associated with the Assets or the Business for any period prior to the Closing Date;

        (d) any liability relating to (i) any claim relating to employee benefits and similar matters attributable to periods prior to the Closing Date or attributed to any period with respect to employees who are not Transferred Employees, except to the extent of the Accrued Vacation Liabilities or other liabilities for any Transferred Employee as provided in
    SECTION 4.8, (ii) the Company's termination of employment of any employee of the Company on or prior to the Closing Date or because of Buyer's acquisition of the Assets under this Agreement (including any such termination deemed to have occurred upon the transfer of any such employee from the Company to Buyer), or (iii) any claims arising from employees other than Transferred Employees;

--------------------------------------------------------------------------------
EXHIBIT A -- ASSET PURCHASE AGREEMENT -- PAGE 2
(CANMAX/AFFILIATED COMPUTERS)

        (e) any liability, whether made before or after the Closing Date, against the Company, Buyer, or any affiliate or either, alleging damage to the environment or any liability for environmental cleanup costs, or any liabilities for damage to the environment or for environmental cleanup costs, which arises out of occurrences, circumstances or actions associated with the Assets or the operation of the Business by the Company prior to the Closing Date;

        (f) any liability for failure or alleged failure to comply with, or any violation or alleged violation of, any law, rule, regulation, statute, ordinance, permit, judgment, injunction, order, decree, license or other governmental authorization or approval applicable to the Company or the Assets, which failure or violation occurred or was alleged to have occurred prior to the Closing Date;

        (g) any present or future liability or obligation of the Company to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement;

        (h) any lawsuit, claim or proceeding of any nature existing at or prior to the Closing or arising out of any act or transaction of the Company or Parent, or arising out of facts or circumstances that existed at or prior to the Closing that is related to the Company, the Assets or the operation of the Company's business;

        (i) any liabilities of Parent; and

        (j) all other liabilities, whether known, unknown, contingent or fixed of the Company which are not specifically listed in SECTION 1.3 above.

    1.5 CONSIDERATION. As consideration in full for the acquisition of the Assets from the Company, Buyer will pay the Company the following amounts (collectively, the "Purchase Price") by wire transfer of immediately available funds to an account specified in writing by the Company to Buyer at least two
(2) days prior to the due date for such payment:

        (a) CLOSING PAYMENT.  At Closing, an amount equal to (i) $4 million plus
    (ii) an amount equal to the sum of the deposits listed on SCHEDULE 1.5(A) minus (iii) the Audit Credit, as defined in SECTION 4.13.

        (b) DEFERRED PAYMENTS. On each Deferred Payment Date (as defined below), the applicable Deferred Payment (as defined below).

           (i) For purposes of this SECTION 1.5(B), all Deferred Payments shall be calculated with regard to revenues of the Business (as defined below) during the twelve month period commencing on the first day of the calendar month following the Closing (the "Deferred Period Commencement Date"). Within thirty days after the end of the third, sixth, ninth and twelfth month following the Deferred Payment Commencement Date (the thirtieth day following the end of each such three-month period being referred to as a "Deferred Payment Date"), Buyer will deliver a written statement to the Company calculating the revenues of Buyer attributable to the Business (as defined below) for each preceding three month period, as determined in accordance with generally accepted accounting principles consistently applied, along with the payment of the Deferred Payment due as calculated by Buyer. As used herein, the term "Business" means the business historically conducted by the Company, which includes, without limitation, the development, sale or marketing of retail automation software (including, without limitation, its "C-Serve" family of software products), the installation of software support for such products, "help-desk" services and other support services associated with such products and services.

           (ii) As used herein, the term "Deferred Payment" shall mean an amount, calculated on each Deferred Payment Date based upon the cumulative level of revenue attributable to the Business from the Deferred Period Commencement Date through the end of each three month period preceding a Deferred Payment Date, equal to (A) the sum of (I) 75% of all such revenues

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
       greater than $4 million and less than or equal to $7 million, plus (II) 13.75% of all such revenues greater than $7 million and less than or equal to $17 million, MINUS (ii) the sum of any Deferred Payments previously made under this SECTION 1.5(B)(II). The Company shall have the right to dispute any calculation by Buyer of the amount of any Deferred Payment at any time during the three (3) month period following the last Deferred Payment Date. Buyer and the Company agree to use reasonable good faith efforts to resolve any disputes regarding the calculation of the revenues attributable to the Business. In the event that the parties cannot reach agreement on such calculation, the independent accountants for each party shall mutually select a third independent public accountant (the "Designated Party") to resolve such dispute and the determination of the Designated Party shall be conclusive and binding on the parties. All costs and expenses of the Designated Party shall be shared equally by the Company and Buyer. In addition, the Company shall have the right to have its independent accountants audit the books and records of Buyer relating to the Business; provided that the Company shall be entitled to exercise this audit right only one time and only during the three (3) month period following the last Deferred Payment Date. If the Company's auditors determine that the calculation of the aggregate Deferred Payments paid or payable under this Agreement have been understated by 5% or more and either (A) Buyer agrees to pay such amount or (B) such finding is confirmed by the Designated Party, then the fees and expenses of the Company's accountants in performing such audit shall be reimbursed or paid for by Buyer. Otherwise, such audit fees and expenses shall be borne by the Company.

        (c) NET WORKING CAPITAL ADJUSTMENT. Within thirty (30) days following the Closing Date, the Company's accountants shall furnish Buyer with a report (the "Net Working Capital Report") which shall set forth in reasonably detail the Net Working Capital (as defined below) of the Business as of the Closing Date. As used herein, the term "Net Working Capital" shall mean, as of the Closing Date, an amount equal to (i) the current assets of the Company (other than cash and cash equivalents to the extent that such cash and cash equivalents do not relate to liquidation of long term assets after the date hereof except in the ordinary course of business and consistent with past practice) minus (ii) the current liabilities of the Company (but specifically excluding any liabilities of Parent), calculated consistent with and subject to the adjustments set forth in SCHEDULE 1.5(C). The Net Working Capital Report shall indicate the procedures employed by the Company's accountants in preparing the Net Working Capital Report and shall contain such other financial information and methods of calculation as may be reasonably necessary for Buyer to evaluate the accuracy thereof. Buyer shall have a period of ten (10) days after its receipt of the Net Working Capital Report to notify the Company of its election to accept or reject (and in the case of a rejection, there shall be included in such notice the reasons for such rejection in reasonable detail) of the Net Working Capital Report. In the event no notice is received by the Company during such ten
    (10) day period, the Net Working Capital Report and any required adjustments resulting therefrom shall be deemed accepted by Buyer. If Buyer timely rejects the Net Working Capital Report, the Company's accountants and Buyer's accountants shall promptly (and in any event within thirty (30) days following the date upon which Buyer rejects the Net Working Capital Report) attempt to make a joint determination of the Net Working Capital of the Business as of the Closing Date and such determination and any required adjustments therefrom shall be final and binding on the parties hereto. In the event that such accountants are unable to agree upon the Net Working Capital determination as provided herein within ninety (90) days from the Closing Date, such dispute shall be resolved by the Designated Party (as defined in and selected in accordance with SECTION 1.5(B)(II)). The determination of the Designated Party and any required adjustments resulting therefrom shall be final and binding on all parties hereto. If the Net Working Capital Report reflects a Net Working Capital as of the Closing Date of less than the Base Amount (as defined below), then the Company and/or Parent shall refund the difference between Base Amount and the Net Working Capital within fifteen (15) days of the final determination of the Net Working Capital. If the Net Working Capital as of the Closing Date exceeds Base Amount, then Buyer

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
    shall pay to the Company an amount equal to the Net Working Capital minus Base Amount within fifteen (15) days after the determination of the Net Working Capital. As used herein, the term "Base Amount" shall mean the net working capital of the Company as of July 31, 1998, minus the payables of Parent as of such date (the "Parent Payables"), in each case as calculated and set forth in SCHEDULE 1.5(C).

    1.6 CLOSING. The Closing of the transactions contemplated by this Agreement (the "Closing") will take place at 10:00 a.m. at the offices of the Buyer, 2828 North Haskell Avenue, Dallas, Texas 75204, within three (3) business days following Parent's receipt of shareholder approval for the transactions contemplated hereby, but no later than November 30, 1998, or at such other time and place as the parties may agree (the "Closing Date").

    1.7 CLOSING DELIVERIES. At the Closing, the parties will deliver to the other the following documents as specified below, each of which will be duly executed by the parties thereto and will be in form and substance reasonably satisfactory to the recipient thereof:

        (a) Buyer will deliver the initial installment of the Purchase Price in accordance with SECTION 1.4(A);

        (b) Buyer will deliver to the Company an Assumption Agreement, in a form reasonably acceptable to the Company and Buyer;

        (c) the Company will execute a Bill of Sale conveying the Assets to Buyer, in a form reasonably acceptable to the Company and Buyer;

        (d) the Company will provide any certificates of title or other conveyance documents that may be necessary to effect or record the transfer of any Assets to Buyer;

        (e) the Company will provide the originals or copies of all of the Company's books, records, ledgers, disks, proprietary information and other data and all other written or electronic depositories of information relating to the Assets;

        (f) the Company and Parent will deliver to Buyer a closing certificate, in a form reasonably acceptable to the Company and Buyer;

        (g) Buyer will deliver to the Company and Parent a closing certificate, in a form reasonably acceptable to the Company and Buyer;

        (h) the Company will deliver the release referred to in SECTION 2.4(VI); and

        (i) the Company will deliver to Buyer an occasional sales affidavit.

    1.8 FURTHER ASSURANCES. At or after the Closing, and without further consideration, the Company and the Parent will execute and deliver to Buyer such further instruments of conveyance and transfer as Buyer may reasonably request in order more effectively to convey and transfer the Assets to Buyer and to put Buyer in operational control of the business of the Company, or for aiding, assisting, collecting and reducing to possession any of the Assets and exercising rights with respect thereto.

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(CANMAX/AFFILIATED COMPUTERS)

                                   ARTICLE II
            REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PARENT

    The Company and Parent, jointly and severally, hereby represent and warrant to Buyer as follows:

    2.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of Texas and has full corporate power to own its properties and to conduct its business as presently conducted. The Company is duly authorized, qualified or licensed to do business and is in good standing as a foreign corporation in each state or other jurisdiction in which the failure to be so qualified would have a Material Adverse Effect (as defined below). As used herein, the term "Material Adverse Effect" means any event or circumstance which results in or is reasonably likely to result in a material adverse change in (i) the financial condition, business, operations, properties or prospects of the business associated with the Assets (taken as a whole), other than either general economic changes or regulatory or competitive changes that affect an industry generally, over which the Company has no control; (ii) the ability of the Company or Parent to perform its obligations under this Agreement, or (iii) the validity or enforceability of this Agreement.

    2.2 AUTHORITY. The Company and Parent have all requisite power and authority to execute, deliver and perform under this Agreement and all other agreements and instruments required to be executed and delivered by the Company or Parent hereunder (collectively, the "Company Documents"), subject to shareholder approval as set forth in SECTION 5.2(E) (the "Required Approval"). Subject to Parent's receipt of the Required Approval, the execution, delivery and performance by the Company and Parent of each Company Document (to the extent the Company or Parent is a party thereto) have been duly authorized by all necessary action, corporate or otherwise, on the part of the Company and Parent. Subject to the receipt of the Required Approval, this Agreement has been, and at the Closing the other Company Documents will be, duly executed and delivered by the Company and Parent (to the extent each is a party thereto). Subject to the receipt of the Required Approval, this Agreement is, and, upon execution and delivery by the Company and Parent at the Closing, each of the other Company Documents will be, a legal, valid and binding agreement of the Company and Parent (to the extent each is a party thereto), enforceable against the Company and Parent in accordance with their respective terms.

    2.3 YEAR 2000 MATTERS. The Company has no contractual obligation to make the source code developed by the Company and sold to The Southland Corporation Year 2000 Compliant. The Company has reviewed publicly available information provided by certain providers of hardware and software used by the Company in connection with the Business, and such publicly available information sets forth the "Year 2000" certifications or warranties ("Third Party Statements") of such providers, with regard to items marked in SCHEDULE 2.4 and SCHEDULE 2.22 (the "Y2K Items"), that are indicated in such schedules. The Company has no knowledge (as defined in SECTION 2.15) that any Third Party Statements regarding the Y2K Items are incorrect or that any of the Y2K Items or any of the applications marked as "Y2K Compliant" in SCHEDULE 2.22 are not Year 2000 Compliant. For purposes of this Agreement, the term "Year 2000 Compliant" means, with respect to computer hardware and computer software and applications, that such items (i) will operate and produce data before, on or after January 1, 2000 (including taking into effect that such year is a leap year), accurately and without delay, interruption or error relating to the fact that the time at which the date on which such items are operating is on or after 12:00 a.m. on January 1, 2000, or
(ii) will accept, calculate, process, maintain, write an output, accurately and without delay, interruption or error, any functions referring a time or date after 12:00 a.m. on January 1, 2000, or both, whether before, on or after 12:00 a.m. on January 1, 2000, and any time period determined or to be determined based on any such time or date, or both. Neither the Company nor Parent makes any representations or warranties whether any Assets are Year 2000 Compliant other than the limited representation and warranty set forth in this SECTION 2.3 with regard to the items or applications so marked in SCHEDULE 2.4 and SCHEDULE 2.22.

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EXHIBIT A -- ASSET PURCHASE AGREEMENT -- PAGE 6
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
    2.4 TITLE TO ASSETS. Set forth in SCHEDULE 2.4 is a complete list of (a) all real property currently owned by the Company; (b) all real property currently leased or otherwise used by the Company; (c) each vehicle owned or leased by the Company; and (d) each asset of the Company with a book value or fair market value greater than $5,000. The Company has good and marketable title to all of the Assets and owns all of the Assets free and clear of any liabilities, obligations, liens, claims, security interests, encumbrances or contingencies of any nature (collectively, "Liens"), other than (i) Liens for current taxes not yet due and payable; (ii) deposits under workmen's compensation, unemployment insurance or social security laws, or to secure statutory obligations or surety or similar bonds; (iii) statutory liens imposed by law incurred in the ordinary course of business or for obligations not yet due to carriers, warehousemen, laborers or materialmen; (iv) the interest or title of any lessor in property pursuant to a lease of real or personal property under Assumed Contracts; (v) minor imperfections of title and encumbrances that do not materially detract from or interfere with the present use or value of such properties; and (vi) any Liens held by Founders Equity Group, Inc. or its affiliates (the "Senior Lender") to be released at Closing. The execution and delivery of the Company Documents by the Company and Parent at the Closing will convey to and vest in Buyer good and marketable title to the Assets, free and clear of any Liens except the Assumed Liabilities and the Liens described in clauses (i) and (ii) above.

    2.5 CONDITION OF ASSETS. The Assets constitute all assets used by the Company in the conduct of its business, except for the Excluded Assets or assets held under leases or licenses disclosed pursuant to SECTION 2.19. All facilities, machinery, equipment, fixtures, vehicles and other tangible property owned, leased or used by the Company in the Business are in good operating condition and repair, normal wear and tear excepted, are reasonably fit and useable for the purposes for which they are being used, are adequate and sufficient for the Company's business and conform in all material respects with all applicable laws, rules and regulations.

    2.6 NO VIOLATION. Subject to the receipt of the Required Approval and the consents for the transfer of the Assumed Contracts set forth on SCHEDULE 2.6, neither the execution or delivery of the Company Documents nor the consummation of the transactions contemplated thereby, including, without limitation, the sale of the Assets to Buyer, will conflict with or result in the breach of any term or provision of, or violate, or constitute a default under, or result in the creation of any Lien on the Assets pursuant to, or relieve any third party of any obligation to the Company or give any third party the right to terminate or accelerate any obligation under, any charter provision, bylaw, Material Agreement (as defined in SECTION 2.19(A)), Permit (as defined in SECTION 2.14), order, law or regulation to which the Company or Parent is a party or by which the Company, Parent or any of their respective assets is in any way bound or obligated.

    2.7 GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental or quasi-governmental agency, authority, commission, board or other body (collectively, a "Governmental Body") is required on the part of the Company or Parent in connection with the transfer of any Permits or other Assets to Buyer or any of the other transactions contemplated by this Agreement.

    2.8  [RESERVED]

    2.9 ABSENCE OF UNDISCLOSED LIABILITIES. The Company has no Liabilities except for the Assumed Liabilities and Excluded Liabilities. The Company has no liabilities required to be recorded under generally accepted accounting principles other than (i) liabilities disclosed in the Company's balance sheet previously delivered to Buyer dated July 31, 1998 (subject to adjustments to reflect the reclassification of certain items of cost and expense), (ii) normal or recurring liabilities incurred since the July 31, 1998 in the ordinary course of business consistent with past practices, or (iii) liabilities which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

    2.10 ABSENCE OF MATERIAL ADVERSE CHANGE. Since July 31, 1998 and except as specifically contemplated by this Agreement, there has not been: (a) any change in the condition (financial or otherwise),

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EXHIBIT A -- ASSET PURCHASE AGREEMENT -- PAGE 7
(CANMAX/AFFILIATED COMPUTERS)
results of operations, business, prospects, assets or Liabilities of the Company or with respect to the manner in which the Company conducts its business or operations that could reasonably be anticipated to have a Material Adverse Effect; (b) any breach or default (or event that with notice or lapse of time would constitute a breach or default), termination or threatened termination under any Material Agreement; (c) any theft, damage, destruction, casualty loss, condemnation or eminent domain proceeding affecting the Assets and not covered by insurance that could reasonably be anticipated to have a Material Adverse Effect; (d) any sale, assignment or transfer of any material assets of the Company, except in the ordinary course of business and consistent with past practices; (e) any waiver by the Company of any material rights related to the Company's business, operations or assets; (g) any other transaction, agreement or commitment entered into by the Company or Parent affecting the Company's business, operations or assets, except in the ordinary course of business and consistent with past practices; or (h) any agreement or understanding to do or resulting in any of the foregoing.

    2.11  TAXES.  Except for the accrued sales tax liability described in
SCHEDULE 1.5(C) or other tax liabilities included in the calculation of Net Working Capital as of the Closing Date, all required federal, state, local and other tax returns, notices and reports (including without limitation income, property, sales, use, franchise, withholding, social security and unemployment tax returns) relating to or involving transactions with the Company or Parent have been accurately prepared and duly and timely filed, and all taxes required to be paid with respect to the periods covered by any such returns have been timely paid or adequately reserved for by Parent in its consolidated financial statements. No tax deficiency has been proposed or assessed against the Company or Parent, and the Company and Parent have not executed any waiver of any statute of limitations on the assessment or collection of any tax. No tax audit, action, suit, proceeding, investigation or claim is now pending or, to the knowledge of the Company or Parent, threatened against the Company or Parent, and no issue or question has been raised (and is currently pending) by any taxing authority in connection with any of the Company's or Parent's tax returns or reports. Each of the Company and Parent has withheld or collected from each payment made to each of its employees the full amount of all taxes required to be withheld or collected therefrom and has paid the same to the proper tax receiving officers or authorized depositories.

    2.12 LITIGATION. There are currently no pending or, to the knowledge of the Company or Parent, threatened lawsuits, administrative proceedings or reviews, or formal or informal complaints or investigations by any individual, corporation, partnership, Governmental Body or other entity (collectively, a "Person") against or relating to the Company or any of its directors, employees or agents (in their capacities as such) or to which any of the Assets are subject, which could reasonably be anticipated to have a Material Adverse Effect. The Company is not subject to or bound by any currently existing judgment, order, writ, injunction or decree.

    2.13 COMPLIANCE WITH LAWS. The Company is currently complying with and has at all times complied with, and the use, operation and maintenance of the Assets comply with and have at all times complied with, and neither the Company, the Assets nor the use, operation or maintenance of the Assets is in violation or contravention of, any applicable statute, law, ordinance, decree, order, rule or regulation of any Governmental Body, including, without limitation, all federal, state and local laws relating to occupational health and safety, employment and labor matters; except, in each case, to the extent that such noncompliance or partial compliance could not reasonably be anticipated to have a Material Adverse Effect.

    2.14 PERMITS. The Company owns or possesses from each appropriate Governmental Body all right, title and interest in and to all permits, licenses, authorizations, approvals, quality certifications, franchises or rights (collectively, "Permits") issued by any Governmental Body necessary to conduct its business, except with the failure to own or possess such Permit could not reasonably be anticipated to have a Material Adverse Effect. No loss or expiration of any such Permit is pending or, to the knowledge of the Company or Parent, threatened or reasonably foreseeable, other than expiration in accordance with the terms thereof of Permits that may be renewed in the ordinary course of business without lapsing.

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EXHIBIT A -- ASSET PURCHASE AGREEMENT -- PAGE 8
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
    2.15  ENVIRONMENTAL MATTERS.

        (a) The only real property owned, leased or otherwise used by the Company since 1992 is the Company's corporate headquarters located at 150 W. Carpenter Freeway, Irving, Texas 75039 (the "HQ Property") held under a commercial lease described in SCHEDULE 2.19. The Company has never disposed of, released or transported Hazardous Substances.

        (b) Without limiting the generality of the other representations and warranties set forth in this ARTICLE II: (i) the Company has conducted its business in compliance with all applicable Environmental Laws, including, without limitation, by having all Permits required under any Environmental Laws for the operation of its business; (ii) to the Company's knowledge, none of the real property owned or leased by the Company contains any Hazardous Substance in amounts exceeding the levels permitted by applicable Environmental Laws; (iii) the Company has not received any notices, demand letters or requests for information from any Governmental Body or other Person indicating that the Company may be in violation of, or liable under, any Environmental Law or relating to any of the Assets or the HQ Property;
    (iv) no reports have been filed, or are required to be filed, by the Company concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law; (v) to the Company's knowledge, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any real property owned or leased by the Company or as a result of any activity of the Company; (vi) there have been no environmental investigations, studies, audits, tests, reviews or other analyses regarding compliance or noncompliance with any Environmental Law conducted by or which are in the possession of the Company relating to the activities of the Company, any of real property owned or leased by the Company or the HQ Property that have not been delivered to Buyer prior to the date hereof; (vii) to the Company's knowledge, there are no underground storage tanks on, in or under any real property owned or leased by the Company, and no underground storage tanks have been closed or removed from any of such properties; (viii) to the Company's knowledge, there is no asbestos or asbestos containing material present in any of the properties owned by the Company, and no asbestos has been removed from any of such properties; and (ix) neither the Company nor any of the Assets are subject to any material Liabilities or expenditures relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law.

        (c) As used herein, "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, legal doctrine, Permit, license, authorization, approval, consent, order, judgment, decree, injunction, requirement or agreement with any Governmental Body relating to
    (i) the protection, preservation or restoration of the environment (including without limitation air, water vapor, surface water, groundwater, drinking water, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and in effect on the date of the Closing.

        (d) As used herein, "Hazardous Substance" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Body or any Environmental Law, including without limitation any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, lead or polychlorinated biphenyls.

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EXHIBIT A -- ASSET PURCHASE AGREEMENT -- PAGE 9
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
        (e) As used in this Agreement, the term "knowledge" means the current actual knowledge of any executive vice president, president or the chief executive officer of the Company, without imposing upon any such person of any duty of inquiry with regard to such facts or circumstances.

    2.16 EMPLOYEE MATTERS. Set forth in SCHEDULE 2.16 is a complete list of all current Designated Employees of the Company, including date of employment, current title and compensation, and date and amount of last increase in compensation. Except as set forth in SCHEDULE 2.19, the Company has no collective bargaining, union or labor agreements, contracts or other arrangements with any group of employees, labor union or employee representative. Neither the Company nor Parent knows of any organization effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Company. The Company has not experienced, and neither the Company nor Parent knows or has reasonable grounds to know of any basis for, any strike, material labor trouble, work stoppage, slow down or other interference with or impairment of the business of the Company. Following the Closing and except as provided in SECTION 4.8 with regard to Accrued Vacation Liabilities, Buyer will have no Liabilities whatsoever under or resulting from
(a) the employment by Buyer of any employee of the Company and relating to such employee's services to or employment by the Company prior to the Closing; (b) the termination (by the Company) of the employment of any of the Company's employees; or (c) the failure of Buyer to offer to employ any of the Company's employees other than the Designated Employees.

    2.17  EMPLOYEE BENEFIT PLANS.

        (a) SCHEDULE 2.17 lists all "employee pension benefit plans," as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), ever maintained or contributed to (or required to be contributed to) by the Company or any Affiliate (the "Pension Plans"). As used in this SECTION 2.17, "Affiliate" means any corporation, trade or business the employees of which, together with the employees of the Company, are required to be treated as employed by a single employer under the provisions of ERISA or Section 414 of the Internal Revenue Code of 1986, as amended (the "Code").

        (b) SCHEDULE 2.17 lists each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) that the Company or any Affiliate maintains, contributes to or is required to contribute to on behalf of any employee or former employee, including any multiemployer welfare plan (the "Welfare Benefit Plans"), and sets forth the amount of any Liability of the Company or any Affiliate for any payment past due with respect to each Welfare Benefit Plan as of the date of the Closing. No voluntary employees' beneficiary association or other funding arrangement (other than insurance contracts) are being used to fund or implement any Welfare Benefit Plan. The Company has not made any written or oral representations to any employee or former employee promising or guaranteeing any employer payment or funding for the continuation of benefits or coverage under any Welfare Benefit Plan for any period of time beyond the end of the current plan year (except to the extent required under Code Section 4980B).

        (c) SCHEDULE 2.17 lists each plan or policy providing for "fringe benefits" (including but not limited to vacation, paid holidays, personal leave, employee discount, educational benefit or similar program), and any other deferred compensation, bonus, stock option, employee stock purchase, severance, group insurance, disability, unemployment, supplemental unemployment, layoff, consulting or stock appreciation rights plan, and any other similar plan, policy, arrangement, commitment or understanding (whether written or oral) not required to be listed under paragraph (a) or
    (b) above that is maintained by the Company for employees or provides benefits or describes policies or procedures applicable to any employee, former employee, director or former director of the Company (the "Employee Benefit Plans").

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        (d) SCHEDULE 2.17 lists and specifically identifies each multiemployer plan (as defined in Section 3(37) of ERISA) to which the Company or any Affiliate contributes or has at any time contributed or had an obligation to contribute (the "Multiemployer Plans").

        (e) Neither the Company nor any Affiliate maintains, or has ever maintained, contributed to, been required to contribute to or had any employees participating in, any "defined benefit plan" (as defined in Section 3(35) of ERISA).

        (f) The Pension Plans, the Welfare Benefit Plans and the Employee Benefit Plans and related trusts and insurance contracts, including any Multiemployer Plans (collectively, the "Plans"), are legally valid and binding and in full force and effect. All of the Plans comply currently, and have complied in the past, both as to form and operation, with the provisions of all laws, rules and regulations governing or applying to such Plans; all necessary governmental approvals for the Pension Plans and the Welfare Benefit Plans have been obtained; and a favorable determination as to the qualification under the Code of each of the Pension Plans and each amendment thereto has been made by the Internal Revenue Service, and nothing has occurred since the date of such determination letters that could adversely affect the qualification of such plans or the tax exempt status of the related trust. All reports and filings required by any Governmental Body (including without limitation Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) with respect to each Plan have been timely and completely filed, and have been distributed to participants as required by applicable law. Neither the Company, any Affiliate or any plan fiduciary of any Plan has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Code
    Section 4975(c)(1)) that would subject the Company to any taxes, penalties or other Liabilities resulting from such transaction. None of the Plans is being audited or investigated by any Governmental Body.

        (g) The Company has no Liabilities to any Person with respect to any Plan, except for (i) Liabilities that are fully funded by assets set aside in trust or irrevocably dedicated for that purpose, the fair market value of which assets exceed the Liabilities to which they are set aside or dedicated, and (ii) Liabilities that have been fully accrued on the Financial Statements. Following the Closing and except as provided in
    SECTION 4.8, Buyer will have no Liabilities whatsoever under or resulting from the Plans or the termination by the Company of any employee of the Company from any Plan and will have no obligation to continue or replace any of the Plans.

        (h) True and complete copies of the following documents have been delivered to Buyer: (i) each Plan and each related trust agreement or annuity contract (or other funding instrument); (ii) the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan; (iii) Annual Reports on Form 5500 Series required to be filed with any Governmental Body for each Welfare Benefit Plan and each Pension Plan for the two (2) most recent plan years; and (iv) the three (3) most recent actuarial reports for each Pension Plan.

    2.18 OWNERSHIP OF THE COMPANY. Subject to the lien of the Senior Lender on the capital stock of the Company, Parent owns all of the issued and outstanding capital stock of the Company. There are no outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments obligating the Company, Parent or any other Person to issue or sell any securities or ownership interests in the Company. There are no stockholders' agreements, voting agreements, voting trusts or similar agreements binding on Parent or applicable to any of the Company's capital stock. All of the outstanding capital stock of the Company has been offered and sold in compliance with all applicable securities laws, rules and regulations.

    2.19  MATERIAL AGREEMENTS.

        (a) SCHEDULE 2.19 lists each agreement and arrangement (whether written or oral and including all amendments thereto) to which the Company is a party or a beneficiary or by which the Company

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
    or any of its assets is bound and that is material to the Company (collectively, the "Material Agreements"), including, without limitation (i) any real estate leases; (ii) any contracts that have accounted for revenues of more than $10,000 during the one year period preceding the date of this Agreement; (iii) any agreement evidencing, securing or otherwise relating to any indebtedness for which the Company is liable; (iv) any capital or operating leases or conditional sales agreements relating to vehicles, equipment or other assets of the Company; (v) any supply or manufacturing agreements or arrangements pursuant to which the Company is entitled or obligated to acquire any assets from a third party; (vi) any employment, consulting, noncompetition, separation, collective bargaining, union or labor agreements or arrangements; (vii) any agreement with or for the benefit of any stockholder, director, officer or employee of the Company, or any affiliate or family member thereof; and (viii) any other agreement or arrangement pursuant to which the Company could be required to make or entitled to receive aggregate payments in excess of $10,000 in the twelve month period commencing November 1, 1998. SCHEDULE 2.19 also indicates which Material Agreements are "Assumed Contracts" for purposes of SECTION 1.3(A).

        (b) The Company has delivered to Buyer a copy of each Material Agreement. Except as described in SCHEDULE 2.19, (i) each Material Agreement is valid, binding and in full force and effect and enforceable in accordance with its terms; (ii) the Company has performed all of its obligations under each Material Agreement, and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) by either the Company or, to the Company's knowledge, any other party to, any Material Agreement; (iii) there has been no termination or notice of default or, to the knowledge of the Company or Parent, any threatened termination under any Material Agreement; and (iv) no consent of any Person is required in connection with the transactions contemplated by this Agreement in order to transfer the Company's rights to Buyer under any of the Assumed Contracts.

    2.20 CUSTOMERS. Set forth in SCHEDULE 2.20 is a complete list of each customer of the Company that has accounted or is expected to account for more than $10,000 of revenues during the one year period ending October 31, 1998 (the "Material Customers").

    2.21 ACCOUNTS RECEIVABLE. SCHEDULE 2.21 sets forth the accounts receivable of the Company, and the payments and rights to receive payments related thereto. The amounts of all accounts receivable, unbilled invoices and other debts due or recorded in the records and books of account of the Company as being due to the Company as of July 31, 1998 (less the amount of any provision or reserve therefor made in the respective records and books of account of the Company, which provision or reserve has been computed in accordance with past practice and is reasonably believed to be adequate) constitute valid claims against third parties not affiliated with the Company arising in bona fide transactions in the ordinary course of the business of the Company.

    2.22 INTELLECTUAL PROPERTY RIGHTS. Set forth in SCHEDULE 2.22 is a complete list of all registered patents, trademarks, service marks, trade names and copyrights, and applications for and licenses (to or from the Company) with respect to any of the foregoing (collectively, "Registered Intellectual Property"), owned by the Company or with respect to which the Company has any rights. The Company has the right to use all Registered Intellectual Property and other computer software and software licenses, intellectual property, proprietary information, trade secrets, trademarks, trade names, copyrights, material and manufacturing specifications, drawings and designs (collectively, "Intellectual Property") used by the Company or necessary in connection with the operation of the Company's business, without infringing on or otherwise acting adversely to the rights or claimed rights of any Person, and neither the Company nor Parent are obligated to pay any royalty or other consideration to any Person in connection with the use of any such Intellectual Property, other than reasonable and customary license fees that may be associated with third party retail software. To the knowledge of the Company or Parent, no person is infringing the rights of the Company in any of its Intellectual Property.

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
    2.23  [RESERVED]

    2.24 COMPETING INTERESTS. None of the Company, Parent or any director, officer, relative or affiliate of any of the foregoing owns, directly or indirectly, an interest in any Person that is a competitor, customer or supplier of the Company or that otherwise has material business dealings with the Company.

    2.25 ILLEGAL OR UNAUTHORIZED PAYMENTS; POLITICAL CONTRIBUTIONS. Neither the Company nor any of its officers, directors, employees, agents or other representatives or, to the knowledge of the Company or Parent, any other business entity or enterprise with which the Company is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property or services, whether or not in contravention of applicable law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office, except for personal political contributions not involving the direct or indirect use of funds of the Company. The Company has not violated any federal or state antitrust statutes, rules or regulations, including without limitation those relating to unfair competition, price fixing, bid rigging or collusion.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer represents and warrants to the Company and the Parent as follows:

    3.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

    3.2 AUTHORITY. Buyer has all requisite power and authority to execute, deliver and perform under this Agreement. The execution, delivery and performance of this Agreement by Buyer has been duly authorized by all necessary action, corporate or otherwise, on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

    3.3 NO VIOLATION. The execution, delivery and performance of this Agreement by Buyer will not conflict with or result in the breach of any term or provision of, or violate or constitute a default under any charter provision or bylaw or under any material agreement, instrument, order, law or regulation to which Buyer is a party or by which Buyer is in any way bound or obligated.

    3.4 GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of Buyer in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV
                            COVENANTS AND AGREEMENTS

    4.1 CONDUCT OF BUSINESS. Prior to the Closing, the Company will, and Parent will cause the Company to, (a) operate in the ordinary course of business and consistent with past practices and use its best efforts to preserve the goodwill of the Company and of its employees, customers, suppliers, Governmental Bodies and others having business dealings with the Company; (b) except as contemplated by this Agreement, not engage in any transaction outside the ordinary course of business, including without limitation by making any material expenditure, investment or commitment or entering into any material agreement or arrangement of any kind; (c) not (i) increase in the compensation of any officer or employee of the Company listed as a Designated Employee (as defined in SECTION 4.8), or (ii) hire any employee to be included as a Designated Employee (as defined in SECTION 4.8), in each case without the prior written approval of Buyer (which shall not be unreasonably withheld or delayed); provided that if Buyer fails to respond to any written request for such approval within one business day, then Buyer shall be deemed to have approved to such increase in compensation or hiring; (d) maintain all insurance policies and all Permits that are required for the Company to carry on its business; (e) maintain books of account and

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
records in the usual, regular and ordinary manner and consistent with past practices; (f) pay all sales and other taxes prior to the date any tax lien attaches to the Assets; and (g) not take any action that would result in a breach (as of the Closing) of the representations and warranties set forth in
ARTICLE II.

    4.2 NO-SHOP PROVISIONS. Until the earlier of the Closing or October 31, 1998, (a) the Company and Parent will each negotiate exclusively and in good faith with Buyer with respect to the sale of the Company; (b) neither the Company nor Parent will, directly or indirectly (through agents or otherwise), encourage or solicit any inquiries or accept any proposals by, or engage in any discussions or negotiations with or furnish any information to, any other Person concerning a sale of a substantial portion of the assets or business of the Company, whether through an asset sale, stock sale, merger or otherwise (each, an "Acquisition Proposal"); and (c) the Company and Parent will promptly communicate to Buyer the material substance of any Acquisition Proposal that may be received by any of them; provided that nothing contained in this Agreement shall prevent Parent or the Company, or their respective Boards of Directors, to the extent that such Board of Directors determines in good faith that such action is required to comply with its fiduciary duties to its shareholders from
(i) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal by such person or entity to the shareholders of such party, if and only to the extent that (A) the Board of Directors of such party believes in its good faith reasonable judgment that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and, after taking into account the strategic benefits anticipated to be derived from the transaction contemplated by this Agreement and the long-term prospects of Parent and Company as a combined company, would, if, consummated, result in a transaction more favorable over the long-term from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of such party determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to shareholders under applicable law and (B) prior to furnishing such non-public information to, who are entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with terms no less favorable to such party than those contained in the Exclusive Negotiation and Confidentiality Agreement dated July 20, 1998 between the Company, Parent and Buyer (as amended, the "Confidentiality Agreement"), such non-public information has been previously delivered to the Board of Directors of Buyer and the Company or Parent advises Buyer in writing of such disclosure or negotiations, including the party to whom disclosed or with whom discussions or negotiations will occur; or (ii) complying with Rules 14d-9 and 14e-2 promulgated under the Securities Exchange Act of 1934, as amended, with regard to an Acquisition Proposal.

    4.3 ACCESS AND INFORMATION. From and after the date hereof, the Company and Parent will permit Buyer and its representatives to have reasonable access to the Company's directors, officers, employees, agents, assets and properties and all relevant books, records and documents of or relating to the business and assets of the Company during normal business hours and will furnish to Buyer such information, financial records and other documents relating to the Company and its operations and business as Buyer may reasonably request. The Company and Parent will permit Buyer and its representatives reasonable access to the Company's accountants, auditors, customers, suppliers and Governmental Bodies having dealings with the Company for consultation or verification of any information obtained by Buyer and will use their respective best efforts to cause such Persons to cooperate with Buyer and its representatives in such consultation and in verifying such information. Unless otherwise required by law, Buyer will hold any such information which is non-public in confidence and in accordance with the Confidentiality Agreement, the confidentiality provisions of which shall continue in effect (and are hereby extended) until the consummation of the transactions contemplated by this Agreement.

    4.4 SUPPLEMENTAL DISCLOSURE. The Company and Parent will promptly supplement or amend each of the Schedules hereto with respect to any matter that arises or is discovered after the date hereof that, if

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
existing or known at the date hereof, would have been required to be set forth or listed in the Schedules hereto; provided that, for purposes of determining the rights and obligations of the parties hereunder (other than the obligations of the Company and Parent under this SECTION 4.4), any such supplemental or amended disclosure will not be deemed to have been disclosed to Buyer unless (a) such supplemental or amended disclosure is consistent with the actions contemplated by SECTION 4.1 above, or (b) Buyer otherwise expressly consents in writing.

    4.5 FULFILLMENT OF CONDITIONS BY THE COMPANY AND PARENT. The Company and Parent agree not to take any action that would cause the conditions on the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including, without limitation, by taking or causing to be taken any action that would cause the representations and warranties made by the Company and Parent herein not to be true and correct as of the Closing. The Company and Parent will take all reasonable steps within their power to cause to be fulfilled the conditions precedent to Buyer's obligations to consummate the transactions contemplated hereby that are dependent on the actions of the Company or Parent.

    4.6 FULFILLMENT OF CONDITIONS BY BUYER. Buyer agrees not to take any action that would cause the conditions on the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including without limitation by taking or causing to be taken any action that would cause the representations and warranties made by Buyer herein not to be true and correct as of the Closing. Buyer will take all reasonable steps within its power to cause to be fulfilled the conditions precedent to the obligations of the Company and Parent to consummate the transactions contemplated hereby that are dependent on the actions of Buyer.

    4.7 TRANSACTION COSTS. Parent and the Company will pay all attorneys', accountants', finders', brokers', investment banking and other fees, costs and expenses incurred by the Company or Parent in connection with the preparation, negotiation, execution and performance of this Agreement or any of the transactions contemplated by this Agreement. Buyer will pay all attorneys', accountants', finders', brokers', investment banking and other fees, costs and expenses that it incurs in connection with the preparation, negotiation, execution and performance of this Agreement or any of the transactions contemplated by this Agreement, including without limitation any sales, use, transfer, excise or other taxes arising out of the sale of the Assets.

    4.8  EMPLOYEE MATTERS.

        (a) EMPLOYEES HIRED AND NOT HIRED BY BUYER.

           (i) DEFINITIONS. In this Agreement, "Designated Employees" means (A) each of the employees of the Company identified on SCHEDULE 2.16 and (B) any employees hired following the date hereof and approved or deemed approved by Buyer as a "Designated Employee" as provided in SECTION 4.1(C)(II), and "Transferred Employees" means all Designated Employees that accept an offer of employment from Buyer at Closing.

           (ii) HIRING OF TRANSFERRED EMPLOYEES. Buyer shall offer employment as of the Closing Date to all Designated Employees. Employment shall be upon terms and conditions as Buyer shall agree with each Designated Employee prior to the Closing Date; PROVIDED, HOWEVER, that such terms and conditions shall be at least as favorable as those that such Designated Employee currently has with the Company.

           (iii) COMMUNICATIONS WITH EMPLOYEES. During the period from the date of this Agreement until the Closing Date, Buyer may (after prior notice to the Company) contact any Designated Employees, review their personnel records (with each such employee's permission, as necessary) and extend to such Designated Employees offers of employment with Buyer subject to and following the Closing. The Company shall provide access to and information concerning such Designated Employees as Buyer may reasonably request. Nothing contained in this paragraph shall confer upon any person the right to remain an employee of Buyer or any of its affiliates, or

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
       the right to prevent Buyer from changing the terms and conditions of employment of any person following the Closing Date.

           (iv) EMPLOYEES NOT HIRED. Except as set forth above, no other employees of the Company shall be hired by Buyer or its affiliates.

        (b) LIABILITIES AND OBLIGATIONS WITH RESPECT TO EMPLOYEES.

           (i) BENEFITS UNDER PENSION PLANS. As of the Closing Date, all Transferred Employees shall cease to accrue benefits under all Pension Plans maintained by the Company. The Company agrees to retain the responsibilities for payment of all benefits accrued by any participant or beneficiary under such Pension Plans. The Company shall retain all liability under Pension Plans as to employees not hired by Buyer.

           (ii) WELFARE BENEFIT PLANS. As of the Closing Date, each Transferred Employee shall cease participating in all Welfare Benefit Plans maintained by the Company. The Company shall be responsible for all claims incurred by any person under such Welfare Benefit Plans, and, in addition, shall be responsible for benefits payable with respect to disabilities incurred by any person prior to the Closing Date, whether or not claim is made for such benefits prior to the Closing Date. The Company shall retain all liability under Welfare Benefit Plans as to employees not hired by Buyer.

           (iii) LIABILITY UNDER EMPLOYEE BENEFIT PLANS. The Company shall be responsible for any and all liability incurred prior to or as of the Closing Date under any Employee Benefit Plan for all Transferred Employees. The Company shall retain all liability for such benefits as to employees not hired by Buyer.

           (iv) DISCRIMINATION CLAIMS; VACATION BENEFITS. The Company shall be responsible for any liability with respect to any claims of discrimination brought by any Transferred Employee under state or federal law; provided such claims arose or termination occurred prior to the Closing Date. Buyer shall assume the liability of the Company for accrued vacation benefits with respect to any Transferred Employee attributable to periods of service prior to the Closing Date ("Accrued Vacation Liabilities"), and in this regard shall allow such Transferred Employee to use such accrued vacation benefits following the Closing, consistent (in accordance with SECTION 4.8(VI) with Buyer's policies for Buyer's employees at the same or similar level. The Accrued Vacation Liabilities for the Designated Employees through July 31, 1998 is set forth in
       SCHEDULE 4.8(B). The Company shall retain all liability for discrimination claims, and for vacation benefits as to employees not hired by Buyer.

           (v) OTHER LAWS RELATED TO EMPLOYEES. As to all Employees, whether or not hired by Buyer, the Company shall be responsible for complying with all obligations and liabilities arising under COBRA (including providing adequate notice, and maintaining insurance for those Employees electing to continue insurance coverage) and the Workers Adjustment and Retraining Notification Act of 1988 ("WARN ACT") (including providing timely notice of termination).

           (vi) PARTICIPATION IN BUYER'S BENEFIT PLANS. Buyer shall take all actions necessary or appropriate to permit the Transferred Employees to participate as soon as practical after the Closing Date in the employee benefit programs of Buyer for which they are eligible. For this purpose, the Transferred Employees service with the Company shall be counted as service with Buyer to the maximum extent possible.

    4.9 CONTINUATION OF THE BUSINESS. Following the Closing Date and for a period of one year following the Deferred Period Commencement Date, Buyer shall use reasonable efforts to maintain and promote the Business, and shall cause all revenues arising from the Business to be accounted for separate and apart from Buyer's other business segments.

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
    4.10 SOFTWARE LICENSE. Following the Closing, the Company and Parent shall have a non-exclusive license to use, copy and modify the source code for certain Intellectual Property owned by the Company or the Parent set forth in SCHEDULE
4.10 that is being transferred to Buyer (the "Software License"); provided that such use shall not be in competition with the Business (as defined in SECTION 1.5(B)); provided further that the Company or the Parent may sell "run-time" licenses derived from or using such Software License, subject to the restrictions set forth in the preceding clause.

    4.11 USE OF CANMAX NAME. Company and Parent shall, within one hundred twenty (120) days following the Closing, cause the corporate name of each entity to be changed to delete any derivation of the name "Canmax" and Buyer hereby grants to Parent and the Company a limited license to use the name "Canmax" and derivations thereof during such one hundred twenty (120) day period.

    4.12 SUBLEASE. Following the Closing, Buyer shall sublease the HQ Property (other than portions of the premises currently occupied by employees of the Company or Parent other than Designated Employees) from the Company and shall pay to the Company on the first day of each month and amount equal to the sum of all payments due by the Company under the existing lease for the HQ Property (the "Prime Lease"), which payments include, without limitation, base rent, utilities and real and personal property taxes. The sublease shall continue until terminated by Buyer upon 90 days prior written notice to the Company, unless the Prime Lease is earlier terminated by the landlord thereunder (the "Prime Landlord"). Following the date of this Agreement, the Company shall give Buyer prompt written notice of its receipt of any termination notice from the Prime Landlord under the Prime Lease, and without the prior written approval of Buyer, the Company will not terminate the Prime Lease. Buyer hereby assumes and agrees, for the benefit of the Company and the Parent, to comply with and be bound by all of the provisions of the Prime Lease which are to be observed or performed following the date hereof by the Company as a tenant thereunder. Further, Buyer and the Company agree that all rights and obligations between Buyer and the Company hereunder shall be governed as if Buyer were the tenant under the Prime Lease and the Company were the landlord under the Prime Lease.

    4.13 YEAR 2000 AUDIT. For a period of 20 days following the date of this Agreement, Buyer may test, or cause to be tested, the source codes for any computer software and applications both developed by the Company and used by the Company in connection with the Business ("Company Products") and any third party software embedded in any such applications or software ("Third Party Products"), which test(s) will be intended to determine whether or not such computer software and applications are Year 2000 Compliant (as defined in SECTION 2.3). During the period preceding the Closing Date, Buyer may continue to test any previously identified noncompliant Company Product (and any remedial efforts to cure such noncompliance) or Third Party Product. The cost and expenses of such testing shall be borne by Buyer; provided that at Closing, Buyer shall be entitled to receive a credit (the "Audit Credit") against the payment to be made in SECTION 1.5(A) equal to the lesser of (a) fifty percent of the cost for such testing and (b) Twenty Five Thousand Dollars ($25,000). If an affiliate of Buyer is used to conduct such tests, such affiliate will be compensated at its standard commercial rates for such testing. Within 20 days following the date of this Agreement, Buyer shall deliver to the Company written notice of any items of Company Product that are not Year 2000 Compliant. Within 25 days following the date of this Agreement, Buyer shall deliver to the Company a written cost estimate for causing such items of Company Product to become Year 2000 Compliant (the "Compliance Estimate"). If the Compliance Estimate is less than or equal to $75,000, then the Company shall have the right to either (a) at its sole cost and expense, elect to cause such items of Company Product to be Year 2000 Compliant by the Closing Date, or (b) not remedy such noncompliance and escrow the amount of the Compliance Estimate with an escrow agent reasonably acceptable to Buyer to be used to remedy such noncompliance. If the Compliance Estimate exceeds $75,000, then the Company shall have the right to either (i) at its sole cost and expense, elect to cause such Company Product to be Year 2000 Compliant by the Closing Date, (ii) not remedy such noncompliance and escrow the amount of the Compliance Estimate with an escrow agent reasonably acceptable to Buyer to be used to remedy such noncompliance; provided that the Company shall not have the right to escrow

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
any Compliance Estimate in excess of $75,000 if Buyer determines that the escrow of such amounts will have adverse accounting consequences to Buyer in its sole discretion; provided further that if the Compliance Estimate exceeds $200,000, the Company shall have the right, in addition to the rights set forth above, to terminate this Agreement.

                                   ARTICLE V
                               CLOSING CONDITIONS

    5.1 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by Buyer in writing:

        (a) All representations and warranties of the Company and Parent contained in this Agreement are true and correct (i) in all respects (with regard to representations and warranties subject to materiality or Material Adverse Effect qualifications) and (ii) in all respects other than the failure of which could not reasonably be anticipated to have a Material Adverse Effect (with regard to representations and warranties not subject to materiality or Material Adverse Effect qualifications), in each such case when made, and shall be true and correct in all such respects as is originally made on and as of the Closing.

        (b) The Company and Parent have performed and complied in all material respects with all the covenants and agreements and satisfied the conditions required by this Agreement to be performed, complied with or satisfied by them at or prior to the Closing, including, without limitation, the delivery of all items required to be delivered by them pursuant to SECTION 1.7.

        (c) There is no pending or threatened litigation in any court or any proceeding before or by any Governmental Body against Parent, the Company or Buyer to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions contemplated hereby.

        (d) All necessary contractual and governmental consents, approvals, orders or authorizations have been obtained and all necessary contractual or governmental notices have been given.

        (e) The Company and Parent have delivered to Buyer executed UCC-3 Termination Statements or other releases satisfactory to Buyer to evidence the release of all Liens on the Assets (other than Liens arising from Assumed Liabilities).

        (f) The Company will deliver to Buyer an occasional sales affidavit.

    5.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY AND PARENT. The obligations of the Company and Parent under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by the Company in writing:

        (a) All representations and warranties of Buyer contained in this Agreement are true and correct (i) in all respects (with regard to representations and warranties subject to materiality qualifications) and
    (ii) in all respects other than the failure of which could not reasonably be anticipated to have a material adverse effect on Buyer (with regard to representations and warranties not subject to materiality qualifications), in each when made, and shall be true and correct in all such respects as if originally made on and as of the Closing Date.

        (b) Buyer has performed and complied in all material respects with the covenants and agreements and satisfied the conditions required by this Agreement to be performed, complied with or satisfied by it at or prior to the Closing, including without limitation the delivery of all items required to be delivered by Buyer pursuant to SECTION 1.9.

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
        (c) There is no pending or threatened litigation in any court or any proceeding before or by any Governmental Body against Parent, the Company or Buyer to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions contemplated hereby.

        (d) All necessary governmental consents, approvals, orders or authorizations have been obtained and all necessary governmental notices have been given.

        (e) Parent must have obtained the affirmative vote from the requisite amount of stockholders under Wyoming law to approve the sale of the Assets.

        (f) Parent or the Company shall have obtained (i) an estoppel certificate from The Southland Corporation with regard to the contractual arrangements between Parent, the Company and Southland in a form reasonably acceptable to Buyer and the Company, and (ii) any necessary consents from third parties for the assignment of any Assumed Contract to Buyer, which consents are set forth on SCHEDULE 2.6.

                                   ARTICLE VI
                                INDEMNIFICATION

    6.1 INDEMNIFICATION OF BUYER. The Company and Parent will jointly and severally indemnify and hold Buyer, its subsidiaries and their respective directors, officers, employees and agents (collectively, the "Buyer Parties") harmless from any and all liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs and reasonable attorneys' fees (collectively, "Buyer Claims"), that any Buyer Party may suffer or incur as a result of or relating to:

        (a) the breach or inaccuracy, or any alleged breach or inaccuracy, of any of the representations, warranties, covenants or agreements made by the Company or Parent in this Agreement or pursuant hereto;

        (b) the Company's failure to discharge any Excluded Liability;

        (c) the Company's failure to discharge any closing cost for which the Company is to be responsible pursuant to the terms of this Agreement; or

        (d) any wages, salaries or other compensation and any other Liabilities of any nature (other than Accrued Vacation Liability to be assumed by Buyer and any accrued salary or other benefit amounts reflected in the calculation of the Net Working Capital as of the Closing Date), including without limitation any Liabilities under any Plan, to any director, officer, employee, agent or representative of the Company in connection with their services to or employment by the Company or their termination by the Company either prior to or after the Closing.

Neither Parent nor the Company shall be obligated to indemnify any Buyer Parties pursuant to this SECTION 10.2 or otherwise be liable to any Buyer Party for any reason hereunder or with respect to the transactions contemplated hereby unless and until the Buyer claims, exceed, in the aggregate, $25,000, after which time the Buyer claims in excess of $25,000 shall be indemnified. In no event shall the indemnification obligations of Parent and Company exceed the Purchase Price.

    6.2 INDEMNIFICATION OF PARENT AND THE COMPANY. Buyer will indemnify and hold Parent and the Company, their respective subsidiaries and their respective directors, officers, employees and agents (collectively, the "Seller Parties") harmless from any and all liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs and reasonable attorneys' fees (collectively, the "Seller Claims") that any Seller Party may suffer or incur as a result of or relating to:

        (a) the breach or inaccuracy, or any alleged breach or inaccuracy, of any of the representations, warranties, covenants or agreements made by the Buyer and this Agreement or pursuant hereto;

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EXHIBIT A -- ASSET PURCHASE AGREEMENT -- PAGE 19
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
    (b) Buyer's failure to discharge any Assumed Liability; or (c) Buyer's failure to discharge any closing cost for which Buyer is to be responsible pursuant to the terms of this Agreement.

    6.3 SURVIVAL. All representations, warranties and indemnification obligations made in or pursuant to this Agreement will survive for a period of one year following the Closing, except that representations, warranties and indemnification obligations made in or pursuant to this Agreement with respect to federal state, local and other taxes will survive for a period of seven years following Closing. All statements contained in any schedule, certificate or other writing delivered in connection with this Agreement or the transactions contemplated hereby will constitute representations and warranties under this Agreement.

    6.4 WAIVER. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement, any exhibit or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

    6.5 REMEDIES NOT EXCLUSIVE. The remedies provided in this Article shall not be exclusive of any other rights or remedies available to one party against the other, either at law or in equity.

    6.6 OFFSET. Subject to the provisions of this Section 6.6, any and all amounts owing or to be paid by Buyer to the Company or Parent, hereunder or otherwise, shall be subject to offset and reduction PRO TANTO by any amounts that may be owing at any time by the Company or Parent to Buyer in respect of any failure or breach of any representation, warranty or covenant of the Company or Parent under or in connection with this Agreement or any other agreement with Buyer or any transaction contemplated hereby or thereby, as reasonably determined by Buyer. If Buyer determines that such offset is appropriate, written notice (an "Offset Notice") shall be given to the Company and Parent of such determination at least thirty (30) days prior to the due date of Buyer's payment to be reduced, along with a detailed explanation of the circumstance(s) that Buyer believes entitles it to reduce the Deferred Payment otherwise owing to the Company. During the ten-day period following Buyer's delivery of an Offset Notice, the Company and the Buyer shall negotiate in good faith to resolve such dispute. If such dispute cannot be resolved within such ten-day period, then the parties shall either (a) mutually agree to refer the matter to the Designated Party (as defined in SECTION 1.5 and selected in accordance with the provisions of that section) for resolution, or (b) commence an action to have the matter resolved by a court of competent jurisdiction, in which case the amount of the disputed payment shall be deposited with such court. If the conditions upon which the reduction is based are cured by the Company or Parent within three (3) days prior to the due date of Buyer's payment, as determined by Buyer, the amount of such payment shall not be so reduced.

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EXHIBIT A -- ASSET PURCHASE AGREEMENT -- PAGE 20
(CANMAX/AFFILIATED COMPUTERS)

                                  ARTICLE VII
                                 MISCELLANEOUS

    7.1 TERMINATION. This Agreement and the transactions contemplated hereby may be terminated and abandoned (a) at any time prior to the Closing by mutual written consent of Buyer and the Company; (b) by either Buyer or the Company if a condition to performance by the terminating party hereunder has not been satisfied or waived prior to November 30, 1998; (c) by either the Company or Buyer if a court of competent jurisdiction or other governmental entity shall have issued a non-appealable final order, decree or ruling or taking any other non-appealable final action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby; (d) by the Company as provided in SECTION 4.13; or (e) by Parent or the Company, if (i) the Board of Directors of Parent, in the exercise of its fiduciary obligations to the shareholders of Parent, shall have withdrawn or modified its recommendation of this Agreement or the transactions contemplated hereby; or (ii) the Board of Directors of Parent shall have recommended to the shareholders of Parent a Superior Proposal; provided that if this Agreement is terminated by Parent or the Company as a result of the recommendation to such shareholders of a Superior Proposal that is consummated within nine (9) months of the date of termination, Parent or the Company shall pay to Buyer a fee equal to $300,000. Notwithstanding the foregoing clause (b), (i) Buyer may not terminate this Agreement if the event giving rise to its termination right results from Buyer's willful failure to perform or observe any of its covenants or agreements set forth herein or if Buyer is, at such time, in breach of this Agreement, and (ii) the Company may not terminate this Agreement if the event giving rise to its termination right results from the willful failure of the Company or Parent to perform or observe any of its covenants or agreements set forth herein or if the Company or Parent is, at such time, in breach of this Agreement.

    7.2 NOTICES. All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by telecopy or by registered or certified mail, postage prepaid, to the parties at the following addresses (or to the attention of such other person or such other address as any party may provide to the other parties by notice in accordance with this SECTION 7.2):

       IF TO BUYER:

           Affiliated Computer Services, Inc.
           2828 North Haskell Avenue
           Dallas, Texas 75204
           Attention: General Counsel
           Fax: 214/823-5746

       WITH A COPY TO:

           Hughes & Luce, L.L.P.
           1717 Main Street
           Suite 2800
           Dallas, Texas 75201
           Attention: David G. Luther, Jr.
           Fax: 214/939-5849

       IF TO THE COMPANY OR PARENT:

           Canmax Inc./Canmax Retail Systems, Inc.
           150 W. Carpenter Freeway
           Irving, Texas 75039
           Attention: Roger D. Bryant
           Fax: 972-281-2385

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EXHIBIT A -- ASSET PURCHASE AGREEMENT -- PAGE 21
(CANMAX/AFFILIATED COMPUTERS)

       WITH A COPY TO:

           Arter & Hadden LLP
           1717 Main Street
           Suite 4100
           Dallas, Texas 75201
           Attention: William L. Rivers
           Fax: 214-741-7139

Buyer may specify a different recipient for any approvals sought pursuant to
SECTION 4.1(C) upon written notice to the Company. Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or sent by telecopy or, if mailed, when actually received.

    7.3 ATTORNEYS' FEES AND COSTS. If attorneys' fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith.

    7.4 FURTHER ASSURANCES. Each party agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated hereby.

    7.5 NO BROKERS. Except for any consulting fees payable by the Company to the Senior Lender (for which the Company shall be solely responsible), each party to this Agreement represents to the other party that it has not incurred and will not incur any liability for any other brokerage fees or agents' commissions in connection with this Agreement or the transactions contemplated hereby, and agrees that it will indemnify and hold harmless the other party against any claim for brokerage and finders' fees or agents' commissions in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

    7.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, all of which together will constitute one and the same instrument.

    7.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned or delegated by the Company, Parent or Buyer, without the prior written consent of the other parties; except that Buyer may assign its rights and obligations under this Agreement to any direct or indirect subsidiary of Buyer provided that Buyer guarantees the performance of the obligations of such subsidiary hereunder. This Agreement is not intended to confer any rights or benefits to any Person (including without limitation any employees of the Company) other than the parties hereto.

    7.8 ENTIRE AGREEMENT. This Agreement and the related documents contained as Exhibits and Schedules hereto or expressly contemplated hereby contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. This Agreement cannot be modified or amended except in writing signed by the party against whom enforcement is sought. The Exhibits and Schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

    7.9 GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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EXHIBIT A -- ASSET PURCHASE AGREEMENT -- PAGE 22
(CANMAX/AFFILIATED COMPUTERS)

    7.10  JURISDICTION AND VENUE.

    (a) Any judicial proceeding brought by or against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in any Federal or State court sitting in the County of Dallas, State of Texas, and by execution and delivery of this Agreement, each of the parties to this Agreement accepts for itself the exclusive jurisdiction and venue of the aforesaid courts as trial courts, and irrevocably agrees to be bound by any final non-appealable judgment rendered in connection with this Agreement.

    (b) The parties hereby expressly and irrevocably agree and consent that any suit, Agreement and the transactions contemplated herein shall be instituted exclusively in any State or Federal court sitting in the County of Dallas, State of Texas, and, by the execution and delivery of this Agreement, the parties expressly waive any objection which any party may have now or hereafter to the laying of the venue or to the jurisdiction of any such suit, action or proceeding, and irrevocably submit generally and unconditionally to the jurisdiction of any such court in any such suit, action or proceeding.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                AFFILIATED COMPUTER SERVICES, INC.

                                By:  /s/ JOHN H. REXFORD
                                     -----------------------------------------
                                Name:  John H. Rexford
                                Title:   Senior Vice President

                                CANMAX INC.

                                By:  /s/ ROGER D. BRYANT
                                     -----------------------------------------
                                Name:  Roger D. Bryant
                                Title:   President

                                CANMAX RETAIL SYSTEMS, INC.

                                By:  /s/ ROGER D. BRYANT
                                     -----------------------------------------
                                Name:  Roger D. Bryant
                                Title:   President

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EXHIBIT A -- ASSET PURCHASE AGREEMENT -- PAGE 23
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
                                                                       EXHIBIT B

                 COMPARISON OF WYOMING AND DELAWARE CORPORATION

    The rights of the shareholders of Canmax Inc., a Wyoming corporation ("Canmax-Wyoming") are governed by the Wyoming Business Corporation Act ("WBCA"). The former shareholders of Canmax-Wyoming will become stockholders of a Delaware corporation to be formed as a wholly-owned subsidiary of Canmax-Wyoming ("Canmax-Delaware") upon the consummation of the merger of Canmax-Wyoming into Canmax-Delaware (the "Merger"). As stockholders of Canmax-Delaware, the shareholders' rights will differ in certain respects (in some cases materially) from those presently held such rights are set forth in the WBCA, the Articles of Incorporation of Canmax-Wyoming (the "Canmax-Wyoming Articles") and the bylaws of Canmax-Wyoming (the "Canmax-Wyoming Bylaws").

    Certain differences and similarities between the rights of stockholders of Canmax-Delaware and those of Canmax-Wyoming are set forth below. This summary is not intended to be relied upon as an exhaustive list of the differences or detailed description and analysis of the provisions discussed and is qualified in its entirety by the WBCA, the Canmax-Wyoming Articles, the Canmax-Wyoming Bylaws, Delaware General Corporation Law ("DGCL"), the Certificate of Incorporation of Canmax-Delaware (the "Canmax-Delaware Certificate") and the bylaws of Canmax-Delaware (the "Canmax-Delaware Bylaws").

AUTHORIZED CAPITAL

    The Canmax-Wyoming Articles authorize an aggregate of 44,169,100 shares of Canmax-Wyoming Common Stock.

    The Canmax-Delaware Certificate authorizes an aggregate of 44,169,100 shares of Canmax-Delaware Common Stock.

BUSINESS COMBINATIONS

    Under the DGCL, the Canmax-Delaware Articles and the Canmax-Delaware Bylaws, the approval by the affirmative vote of the holders of a majority of the outstanding stock of a corporation entitled to vote on the matter is required for a merger or consolidation or sale, lease or exchange, of all or substantially all of a corporation's assets to be consummated.

    Under the WBCA, unless the WBCA, the Articles of Incorporation or the Board of Directors acting pursuant to the WBCA require a greater vote or a vote by voting groups, the approval by the affirmative vote of the holders of a majority of the outstanding stock of a corporation entitled to vote or of each voting group entitled to vote on the matter is required for a merger, share exchange, consolidation or sale, lease or exchange of all or substantially all of a corporation's assets to be consummated. The Canmax-Wyoming Bylaws require the approval of the holders of a majority of the outstanding stock for such actions.

DISSENTERS' RIGHTS

    Under the DGCL, stockholders generally have the right to demand and receive payment of the fair value of their stock in the event of a merger or consolidation; provided, however, that no dissenters or appraisal rights are available for the shares of any class or series of stock which, at the record date for the meeting held to approve such transaction, were either (i) held of record by more than 2,000 stockholders or (ii) listed on a national securities exchange or, only under the DGCL, designated as a national market system security on an inter-dealer quotation system by the NASD. Even if the shares of any class or series of stock meet the requirements of clause (i) or (ii) above, appraisal rights are available for such class or series if the holders thereof receive in the merger or consolidation anything except: (a) shares of stock of the corporation surviving or resulting from such merger or consolidation; (b) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders or, only under the DGCL,

--------------------------------------------------------------------------------
EXHIBIT B -- COMPARISON OF WYOMING AND DELAWARE CORPORATION LAW -- PAGE 1 designated as a national market system security on an inter-dealer quotation system by the NASD; (c) cash in lieu of fractional shares of the corporations described in clause (a) or (b) of this sentence; or (d) any combination of shares of stock and cash in lieu of fractional shares described in the foregoing clauses (a), (b) and (c).

    Under the WBCA, shareholders generally have the right to dissent from, and to obtain payment of the fair value of their shares in the event of a merger or consolidation, a share exchange or a sale or exchange of all or substantially all of the property of a corporation. The WBCA imposes significant duties on shareholders who wish to avail themselves of the right to demand and receive payment of the fair cash value of their stock, and any shareholder who does not satisfy these duties will not be entitled to payment for his or her shares. The shareholders of Canmax-Wyoming will be entitled to exercise dissenters' rights in connection with the proposed Merger and the Proposed Sale.

STATE TAKEOVER STATUTES

    BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

    Section 203 of the DGCL generally prohibits any business combination (defined to include a variety of transactions, including (i) mergers and consolidations; (ii) sales or dispositions of assets having an aggregate market value equal to 10% or more of the aggregate market value of the corporation determined on a consolidated basis; (iii) issuances of stock (except for certain pro rata and other issuances); and (iv) disproportionate benefits from the corporation (including loans and guarantees)) between a Delaware corporation and any interested stockholder (defined generally as any person who, directly or indirectly, beneficially owns 15% or more of the outstanding voting stock of the corporation) for a period of three years after the date on which the interested stockholder became an interested stockholder. These restrictions do not apply, however, (a) if, prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder; (b) if, upon consummation of the transaction resulting in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation at the time the transaction was commenced (excluding, for the purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and by certain employee plans of the corporation); (c) if, on or subsequent to such date, the business combination is approved by the board of directors and the holders of at least two-thirds ( 2/3) of the shares not involved in the transaction; or (d) under certain other circumstances.

    In addition, a Delaware corporation may adopt an amendment to its Certificate of Incorporation or Bylaws expressly electing not to be governed by
Section 203 of the DGCL if, in addition to any other vote required by law, such amendment is approved by the affirmative vote of a majority of the shares entitled to vote. Such amendment will not, however, be effective until twelve
(12) months after such stockholder vote and will not apply to any business combination with an interested stockholder who was such on or prior to the effective date of such amendment.

    Canmax-Delaware has not adopted an amendment to the Canmax-Delaware Articles or Canmax-Delaware Bylaws electing not to be governed by Section 203 of the DGCL. Therefore, Canmax-Delaware will be entitled to the protections of Section 203 of the DGCL.

    Section 17-18-104 of the Wyoming Management Stability Act ("WMSA") generally restricts the ability of a "Qualified Corporation" (defined in the WMSA to include certain publicly traded corporations incorporated in Wyoming -- generally having at least $10,000,000 of assets and in excess of 1,000 record stockholders -- And with substantial business operations within the state) to engage in any business combination (defined to include a variety of transactions, including (i) any merger, consolidation or share exchange; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value or book value equal to 10% or more of the aggregate market value or book value of the corporation determined on a consolidated basis; (iii) any issuance or transfer of stock (except for certain prorata and other issuance); (iv) disproportionate benefits from the corporation (including loans

--------------------------------------------------------------------------------
EXHIBIT B -- COMPARISON OF WYOMING AND DELAWARE CORPORATION LAW -- PAGE 2 and guarantees); and (v) any agreements, arrangements or understandings relating to the adoption of a plan or a proposed plan for liquidation and dissolution of the corporation) with an interested shareholder (defined generally as any person who, directly or indirectly, beneficially owns 15% or more of the outstanding voting stock of the corporation) for a period of three years after the date on which the interested shareholder became an interested shareholder. These restrictions do not apply, however, (a) if, prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in such shareholder becoming an interested shareholder, (b) if, on or subsequent to such date, the business combination is approved by the board of directors and the holders of at least two-thirds (2/3) of the voting shares not involved in the transaction, or (c) under certain other circumstances.

    In addition, a Wyoming corporation may adopt an amendment to its Articles of Incorporation or Bylaws electing not to be governed by Section 17-18-104 of the WMSA or by filing a statement making the election with the Secretary of State, such election to be authorized by the board of directors of the corporation. The election made by the corporation shall be effective immediately upon adoption of the Bylaws or on the date of filing with the Secretary of State.

    Canmax-Wyoming has not adopted an amendment to either the Canmax-Wyoming Articles or the Canmax-Wyoming Bylaws electing not to be governed by Section 17-18-104 of the WMSA; however, Canmax-Wyoming does not meet the requirements of a Qualified Corporation and therefore is not subject to the protections of the WMSA.

    WYOMING CONTROL SHARE ACQUISITION STATUTE

    Under the WMSA, shares of a Qualified Corporation acquired in a "control share acquisition" do not have voting rights unless conferred by the stockholders of such corporation pursuant to the WMSA. As used in the WMSA, a "control share acquisition" generally means the acquisition by any person (an "acquiring person") of shares of voting stock giving the acquiring person direct or indirect voting power in the election of directors within any of the following ranges: (i) 1/5th or more but less than 1/8 of such voting power; (ii) 1/3 or more but less than a majority of such voting power; or (iii) a majority or more of such voting power. An acquiring person may make a control share acquisition only if: (i) such person delivers an acquiring person's statement to a Qualified Corporation, and (ii) a resolution is adopted and approved by both a majority of (a) all outstanding voting shares including interested shares (as hereafter defined), and (b) all outstanding shares, excluding interested shares. "Interested shares" means the shares of a Qualified Corporation in respect of which any of the following persons may exercise or direct the exercise of the voting power of a Qualified Corporation in the election of directors: (i) the acquiring person, (ii) any officer of a Qualified Corporation elected or appointed by the directors of a Qualified Corporation, or (iii) any employee of Canmax-Wyoming who is also a director of a Qualified Corporation. Canmax-Wyoming has not taken any corporate action to opt out of the Wyoming Control Share Acquisition Statute; however Canmax-Wyoming does not meet the requirements of a Qualified Corporation and therefore is not subject to the protections of the WMSA.

    WYOMING SHAREHOLDER TAKEOVER PROTECTION STATUTE

    The WMSA requires that any offeror (defined as any person who makes or in any way participates in making a takeover offer), before making a takeover offer with regard to a Qualified Corporation, shall file with the Secretary of State certain information specified in the Wyoming Securities Act or as prescribed by the Secretary of State, and shall, not later than the filing date of the statement, deliver a copy of the statement to the target company at its principal office or to its registered agent for service of process in the State of Wyoming. No takeover offer shall be made which is not made to all offerees holding the same class of equity securities of a Qualified Corporation on substantially equivalent terms. No stock shall be contracted for, purchased or paid for pursuant to a takeover offer within the first 20 business days after the offer is made and no shares shall be purchased or paid for in violation of any order of the Secretary of State. No offeror may acquire in any manner any equity securities of any class of a Qualified Corporation

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EXHIBIT B -- COMPARISON OF WYOMING AND DELAWARE CORPORATION LAW -- PAGE 3
at any time within two years following the conclusion of a takeover offer with respect to that class, including, but not limited to, acquisitions made by purchase, exchange, merger, consolidation, partial or complete liquidation, redemption, reverse stock split and any other recapitalization or reorganization unless the holder of that equity security is also afforded, at the time of that acquisition, a reasonable opportunity to dispose of that security to the offeror upon substantially equivalent terms. For purposes of the WMSA, a "takeover offer" means an offer to acquire or an acquisition of any equity security of a Qualified Corporation pursuant to a tender offer or request or invitation for tenders, if, after the acquisition, the offeror is or will be directly or indirectly a record or beneficial owner of more than 10% of any class of the outstanding equity securities of a Qualified Corporation.

    A Wyoming corporation may elect not to be governed by the Shareholder Takeover Protection Statute (i) by adopting a specific provision in its Articles of Incorporation; (ii) through a statement in the Bylaws that the corporation elects not to be subject to the restrictions of the shareholder takeover protection provisions, such election to be effective immediately upon adoption of the Bylaws unless the Articles of Incorporation provide otherwise; or (iii) by filing a statement with the Secretary of State making the election not to be governed by such statute, such election to be effective from the date of filing with the Secretary of State. If a corporation has elected not to be subject to the provisions of the Shareholder Takeover Protection Statute, such provisions will not apply to the following: (i) an acquisition by an offeror, if the instant transaction and all acquisitions of equity securities of the same class during the preceding 12 months by the offeror or any of its affiliates do not exceed 2% of that class; or (ii) an acquisition determined by order of the Secretary of State to be a takeover offer but is not made for the purpose of, and not having the effect of, changing or influencing the control of a Qualified Corporation. Canmax-Wyoming has not made an election to opt out of the Shareholder Takeover Protection Statute; however, Canmax-Wyoming does not meet the requirements of a Qualified Corporation and therefore is not subject to the protections of the WMSA.

AMENDMENTS TO CERTIFICATE OF INCORPORATION

    Under the DGCL, unless otherwise provided in the Certificate of Incorporation, a proposed amendment to the Certificate of Incorporation requires the affirmative vote of a majority of all shares outstanding and entitled to be cast on the matter. If any such amendment would adversely affect the rights of any holders of shares of a class or series of stock, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize such amendment. The Canmax-Delaware Certificate does not provide additional requirements regarding amendments to its Certificate of Incorporation.

    Under the WBCA, unless the WBCA, the Articles or Incorporation or the Board of Directors acting pursuant to the WBCA require a greater vote or a vote by voting groups, a proposed amendment to the Articles of Incorporation requires the affirmative vote of the holders of a majority of the votes entitled to be cast on the amendment or of each voting group entitled to vote on the amendment. Neither the Canmax-Wyoming Articles nor Canmax-Wyoming Bylaws provide additional requirements regarding amendments to its Articles of Incorporation.

AMENDMENTS TO BYLAWS

    Under the DGCL, the power to adopt, alter, amend and repeal the Bylaws is vested exclusively in the stockholders, except to the extent that the Certificate of Incorporation vests such power in the board of directors. The Canmax-Delaware Certificate vests in its Board of Directors the power to adopt, alter, amend, or repeal the Bylaws.

    Under the WBCA, a corporation's board of directors may amend or repeal the Bylaws unless (i) the Articles of Incorporation or the WBCA reserves such power exclusively to the shareholders in whole or in part, or (ii) the shareholders in amending or repealing a particular Bylaw provide expressly that the Board of Directors may not amend or repeal that Bylaw, provided that a Bylaw that fixes a greater quorum or

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EXHIBIT B -- COMPARISON OF WYOMING AND DELAWARE CORPORATION LAW -- PAGE 4
voting requirement for shareholders under the WBCA may not be adopted, amended or repealed by the Board of Directors. The Canmax-Wyoming Bylaws provide that the power to alter, amend or repeal the Bylaws and to adopt new Bylaws is reserved to the Board of Directors, to be exercised by a majority vote of the Board of Directors.

PREEMPTIVE RIGHTS

    Under the DGCL, a stockholder does not possess preemptive rights unless such rights are specifically granted in the Certificate of Incorporation. The Canmax-Delaware Certificate does not provide for preemptive rights.

    Under the WBCA, a shareholder does not possess preemptive rights unless such rights are specifically granted in the Articles of Incorporation. The Canmax-Wyoming Articles do not provide for preemptive rights.

DIVIDEND SOURCES

    Under the DGCL, a board of directors may authorize a corporation to make distributions to its stockholders, subject to any restrictions in its Certificate of Incorporation, either (i) out of surplus; or (ii) if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Under the DGCL, no distribution out of net profits is permitted, however, if the corporation's capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until such deficiency has been repaired. The Canmax-Delaware Certificate does not provide additional requirements regarding the distribution of dividends.

    Under the WBCA, a Board of Directors may authorize a corporation to make distributions to its shareholders subject to any restrictions imposed by the Articles of Incorporation, provided that no distribution may be made if after giving it effect (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation's total assets would be less than the sum of its total liabilities plus (unless the Articles of Incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The Canmax-Wyoming Articles do not provide additional requirements regarding the distribution of dividends.

DURATION OF PROXIES

    Generally, under the DGCL, no proxy is valid for more than three years after its date unless otherwise provided in the proxy. The Canmax-Delaware Bylaws do not alter the effective period of a proxy.

    Under the WBCA, no proxy is valid for more than eleven months unless a longer period is expressly provided in the proxy. The Canmax-Wyoming Bylaws do not alter the effective period of a proxy.

STOCKHOLDER ACTION WITHOUT A MEETING

    Under the DGCL, action requiring the vote of stockholders may be taken without a meeting, without prior notice and without a vote, by the written consent of stockholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and acted. The Canmax-Delaware Bylaws do not provide additional requirements regarding stockholder action by written consent.

    Under the WBCA, action required or permitted by the WBCA to be taken at a shareholder's meeting may be taken without a meeting if notice of the proposed action is given to all voting shareholders and the action is taken by the holders of all shares entitled to vote on the action. The action shall be evidenced by one or more written consents describing the action taken, signed, either manually or by facsimile, by the

--------------------------------------------------------------------------------
EXHIBIT B -- COMPARISON OF WYOMING AND DELAWARE CORPORATION LAW -- PAGE 5 holders of the requisite number of shares entitled to vote on the action, and delivered to the corporation for inclusion in the minutes or filing with the corporate records. The Canmax-Wyoming Bylaws do not provide additional requirements regarding shareholder action by written consent.

SPECIAL STOCKHOLDER MEETINGS

    The DGCL provides that a special meeting of stockholders may be called by the Board of Directors or by such person or persons as may be authorized by the Certificate of Incorporation or by the Bylaws. The Canmax-Delaware Bylaws permit the Board of Directors or the Chairman of the Board to call a special meeting of the stockholders for any purpose or purposes.

    The WBCA provides that a special meeting of shareholders may be called by the Board of Directors, any person or persons authorized by the Articles of Incorporation or Bylaws, or the holders of at least 10% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting upon one or more written demands by such holders. The Canmax-Wyoming Bylaws provide that special meetings of the shareholders may be called by the Board of Directors or by the shareholders holding at least 10% of all of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

CUMULATIVE VOTING

    The DGCL permits cumulative voting for the election of directors if provided for in a corporation's Certificate of Incorporation. The Canmax-Delaware Certificate does not provide for cumulative voting for the election of directors.

    The WBCA permits cumulative voting for the election of directors if provided for in the corporation's Articles of Incorporation. The Canmax-Wyoming Articles do not provide for cumulative voting for the election of directors.

NUMBER AND ELECTION OF DIRECTORS

    The DGCL permits the Certificate of Incorporation or the Bylaws of a corporation to contain provisions governing the number and terms of directors. However, if the Certificate of Incorporation contains provisions fixing the number of directors, such number may not be changed without amending the Certificate of Incorporation. The Canmax-Delaware Certificate does not fix the number of directors. The Canmax-Delaware Bylaws permit the Board of Directors to establish the number of directors, not less than three, by action of the Board.

    The DGCL permits the Certificate of Incorporation of a corporation, the initial Bylaws or a Bylaw adopted by the stockholders to provide that directors be divided into one, two or three classes. The term of office of one class of directors shall expire each year with the terms of office of no two classes expiring the same year. Canmax-Delaware has not established a classified Board of Directors.

    The WBCA permits the Articles of Incorporation or the Bylaws of a corporation to contain provisions governing the number and terms of directors, provided that the number of directors shall not be less than one. The Articles of Incorporation or Bylaws may establish a variable range for size of the Board of Directors by fixing a minimum and maximum number of directors and the number of directors may be fixed or changed from time to time within such range by the shareholders or the Board of Directors. The terms for all directors expire at the next annual meeting of the shareholders following their election unless their terms are staggered under the provisions of the WBCA. The Canmax-Wyoming Bylaws provide that the number of directors shall be fixed from time to time by resolution of the Board of Directors and that each director shall hold office until the next annual meeting of shareholders or until his or her successor has been elected and qualified. The Canmax-Wyoming Bylaws further state that directors shall be natural persons who are eighteen years of age or older, but need not be residents of Wyoming or shareholders of Canmax-Wyoming.

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EXHIBIT B -- COMPARISON OF WYOMING AND DELAWARE CORPORATION LAW -- PAGE 6

    The WBCA provides that if there are three or more directors, the Articles of Incorporation may provide for staggered terms by dividing the total number of directors into two or three groups, with each group containing one-half or one-third of the total, as the case may be. The term of office of one class of directors shall expire each year with the terms of office of no two classes expiring in the same year. Canmax-Wyoming has not established staggered terms for their Board of Directors.

REMOVAL OF DIRECTORS

    The DGCL provides that a director or directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors, except that (i) members of a classified board may be removed only for cause, unless the Certificate of Incorporation provides otherwise and (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or of the class of directors of which such director is a part. The Canmax-Delaware Bylaws provide that any director may be removed at any time with or without cause by the affirmative vote of the stockholders having a majority of the voting power at a special meeting of the stockholders called for that purpose.

    The WBCA provides that the shareholders may remove one or more directors with or without cause unless the Articles of Incorporation provide that the directors may be removed only for cause, except that (i) if a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him; (ii) if cumulative voting is authorized, a director may not be removed if the number of votes sufficient to elect him under cumulative voting is voted against his removal, or if cumulative voting is not authorized, a director may be removed only if the number of the votes cast to remove him exceeds the number of votes cast not to remove him; and
(iii) a director may be removed by the shareholders only at a meeting called for the purpose of removing him and the meeting notice shall state that the purpose or one of the purposes of the meeting is removal of a director. The Canmax-Wyoming Bylaws provide that the shareholders may remove the entire Board of Directors or any lesser number with or without cause, at a meeting called expressly for the purpose of removal of directors by a vote of the holders of a majority of the shares then entitled to vote at an election of directors.

VACANCIES

    Under the DGCL, unless otherwise provided in the Certificate of Incorporation or the Bylaws, vacancies on the Board of Directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, provided that, in the case of a classified board, such vacancies and newly created directorships may be filled by a majority of the directors elected by such class, or by the sole remaining director so elected. In the case of a classified board, directors elected to fill vacancies or newly created directorships shall hold office until the next election of the class for which such directors have been chosen, and until their successors have been duly elected and qualified. In addition, if, at the time of the filing of any such vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office. Neither the Canmax-Delaware Certificate nor the Canmax-Delaware Bylaws provide additional requirements regarding vacancies of directors.

    Under the WBCA, unless the Articles of Incorporation provide otherwise, if a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors, the shareholders or the Board of Directors may fill the vacancy, except that if the directors remaining in office constitute fewer than a quorum, the board of directors may fill the vacancy by the affirmative vote of a majority of all directors remaining in office. If the vacancy was held by a director elected by a voting group

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EXHIBIT B -- COMPARISON OF WYOMING AND DELAWARE CORPORATION LAW -- PAGE 7
of shareholders and if such vacancy is to be filled by the shareholders, only the holders of shares of that voting group are entitled to vote to fill such vacancy. In addition to the foregoing statutory provisions, the Canmax-Wyoming Bylaws provide that any directorship to be filled by reason of an increase in the number of directors may be filled by the affirmative vote of a majority of the directors then in office or by election at an annual meeting or at a special meeting called for that purpose. A director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of directors by the shareholders and until his or her successor shall have been elected and qualified.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under the DGCL, a corporation may indemnify a director, officer, employee or agent of a corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless the court in which such action or suit was brought or, the Delaware Court of Chancery determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. The Canmax-Delaware Bylaws provide that such persons shall be indemnified to the fullest extent authorized by the DGCL.

    A director, officer, employee or agent who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL's (as the case may be) indemnification provisions must be indemnified by the corporation for reasonable expenses incurred therein, including attorneys' fees. The DGCL states that any indemnification, unless ordered by a court, shall be made only upon a determination that a director or officer has met the required standard of conduct before the director or officer may be indemnified. The determination may be made (i) by a majority vote of a quorum of disinterested directors; (ii) if a quorum of disinterested directors is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel; or
(iii) by the stockholders.

    The DGCL requires Canmax-Delaware to advance reasonable expenses to a director or officer after such person provides an undertaking to repay the corporation if it is determined that the required standard of conduct has not been met. This indemnification and advancement of expenses is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Delaware corporations may procure insurance for purposes of indemnification of directors and officers. In addition to the statutory provisions, the Canmax-Delaware Bylaws provide that the indemnification and advancement of expenses provided by, or granted pursuant to, the Bylaws shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    Under the WBCA, a corporation may indemnify an individual made a party to a proceeding because he or she is or was a director of the corporation, against expenses (including attorneys' fees), judgments and fines incurred with respect to such proceeding if (i) he or she acted in good faith, (ii) he or she reasonably believed that his or her conduct was in, or at least not opposed to, the corporation's best interests, and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Unless otherwise limited by its Articles of Incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding. In the case of an action

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EXHIBIT B -- COMPARISON OF WYOMING AND DELAWARE CORPORATION LAW -- PAGE 8
brought by or in the right of a corporation, indemnification shall be limited to reasonable expenses incurred in connection with such proceeding. A corporation may not indemnify a director (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or (ii) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his or her official capacity, in which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her.

    The WBCA states that a corporation may not indemnify a director unless a determination has been made that indemnification of the director is permissible because he or she has met the standard of conduct set forth in the WBCA. The determination shall be made (i) by a majority vote of a quorum of disinterested directors, (ii) if a quorum of disinterested directors is not obtainable, by majority vote of a committee duly designated by the board of directors consisting solely of two or more disinterested directors, (iii) by special legal counsel selected (a) by the board of directors or its committee in the manner prescribed above, or (b) if a quorum of the board of directors cannot be obtained or a committee cannot be designated, by majority vote of the full board of directors, including directors who are parties, or (iv) by the shareholders. Determination of a proceeding by judgment, order, settlement, conviction or upon a plea of NOLO CONTENDERE or its equivalent is not, of itself, determinative, that the director did not meet the standard of conduct required by the WBCA.

    The WBCA provides that a corporation may advance reasonable expenses incurred by a director who is a party to a proceeding if (i) the director furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the standard of conduct, (ii) the director furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under the WBCA. The undertaking required by (ii) above shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment. Wyoming corporations may procure insurance for purposes of indemnification of directors and officers. Neither the Canmax-Wyoming Articles nor the Canmax-Wyoming Bylaws provide any provision inconsistent with the WBCA.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or persons controlling Canmax-Wyoming pursuant to the foregoing provisions, Canmax-Wyoming has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

    The DGCL provides that a corporation's Certificate of Incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) violation of certain provisions of the DGCL; (iv) any transaction from which the director derived an improper personal benefit; or (v) any act or omission prior to the adoption of such a provision in the Certificate of Incorporation. The Canmax-Delaware Certificate provides a provision eliminating the personal liability for monetary damages of its directors to the fullest extent permitted under the DGCL.

    The WBCA provides that a corporation's Articles of Incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders from monetary damages, for breach of fiduciary duty as a director. However, no such provision shall eliminate or limit the liability of a director for (i) breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) violation of certain provisions of the WBCA, or (iv) any transaction from which the director

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EXHIBIT B -- COMPARISON OF WYOMING AND DELAWARE CORPORATION LAW -- PAGE 9
derived an improper personal benefit. Further, the WBCA provides that a corporation shall not eliminate or limit the liability of a director for any act or omission occurring prior to May 22, 1987. Neither the Canmax-Wyoming Articles nor the Canmax-Wyoming Bylaws provide provisions for limiting personal liability of directors.

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EXHIBIT B -- COMPARISON OF WYOMING AND DELAWARE CORPORATION LAW -- PAGE 10

                                                                       EXHIBIT C

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER ("Merger Agreement") is entered into on
this      day of             , 1998 by and between CANMAX INC., a Wyoming
corporation ("Canmax-Wyoming") and                                     , a
Delaware corporation (hereinafter referred to as "Canmax-Delaware").

                                R E C I T A L S:

    WHEREAS, Canmax-Wyoming is a corporation duly organized and existing under the laws of the State of Wyoming;

    WHEREAS, Canmax-Delaware is a corporation duly organized and existing under the laws of the State of Delaware;

    WHEREAS, on the date hereof, the authorized capital of Canmax-Wyoming consists of 44,169,100 shares of common stock, no par value per share ("Canmax-Wyoming Common Stock"), of which 8,111,005 shares are issued and outstanding;

    WHEREAS, on the date hereof, the authorized capital of Canmax-Delaware consists of 44,169,100 shares of common stock, par value $.001 per share ("Canmax-Delaware Common Stock"), of which 100 shares are issued and outstanding and 10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding;

    WHEREAS, the respective Boards of Directors of Canmax-Wyoming and Canmax-Delaware have determined that it is advisable and in the best interests of each such corporation that Canmax-Wyoming merge with and into Canmax-Delaware upon the terms and subject to the conditions of this Merger Agreement for the purpose of effecting the reincorporation of Canmax-Wyoming in the State of Delaware, and the respective Boards of Directors of Canmax-Wyoming and Canmax-Delaware have, by resolutions duly adopted, approved and adopted this Merger Agreement; and

    WHEREAS, the parties intend by this Merger Agreement to effect a "reorganization" under Section 368 of the Internal Revenue Code of 1986, as amended.

    NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

                              A G R E E M E N T S:

    1. MERGER. At the Effective Time (as hereinafter defined), Canmax-Wyoming shall be merged with and into Canmax-Delaware (the "Merger"). Canmax-Delaware shall be the surviving corporation of the Merger (hereinafter sometimes referred to as the "Surviving Corporation"), and the separate corporate existence of Canmax-Wyoming shall cease. The Merger shall become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Wyoming. The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

    2.  GOVERNING DOCUMENTS.

        a. The Certificate of Incorporation of Canmax-Delaware as it may be amended or restated subject to applicable law, and as in effect immediately prior to the Effective Time, shall constitute the Certificate of Incorporation of the Surviving Corporation without further change or amendment until thereafter amended in accordance with the provisions thereof and applicable law.

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EXHIBIT C -- AGREEMENT AND PLAN OF MERGER -- PAGE 1
(CANMAX REINCORPORATION)

        b. The Bylaws of Canmax-Delaware as in effect immediately prior to the Effective Time shall constitute the Bylaws of the Surviving Corporation without change or amendment until thereafter amended in accordance with the provisions thereof and applicable law.

        c. As of the Effective Time, the Certificate of Incorporation of Canmax-Delaware shall be automatically amended, without further requirement of filing to change the name of the surviving corporation to:

                             "                        "

    3. OFFICERS AND DIRECTORS. The persons who are officers and directors of Canmax-Wyoming immediately prior to the Effective Time shall, after the Effective Time, be the officers and directors of the Surviving Corporation, without change until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws and applicable law.

    4. RIGHTS, PRIVILEGES, ETC. At the Effective Time, the separate corporate existence of Canmax-Wyoming shall cease, and the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public or private nature and be subject to all the restrictions, disabilities and duties of Canmax-Wyoming; and all the rights, privileges, powers and franchises of Canmax-Wyoming on whatever account, as well for share subscriptions and all other things in action, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as the same were of Canmax-Wyoming, and the title to any real estate vested by deed or otherwise shall not revert or be in any way impaired by reason of the Merger, but all rights of creditor and liens upon any property of Canmax-Wyoming shall be reserved unimpaired, and all debts, liabilities and duties of Canmax-Wyoming shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it; PROVIDED, HOWEVER, that such liens upon property of Canmax-Wyoming will be limited to the property affected thereby immediately prior to the Merger. All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of Canmax-Wyoming, its shareholders, Board of Directors and committees thereof, officers and agents which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of the Surviving Corporation, its shareholders, Board of Directors and committees thereof, respectively, and shall be as effective and binding thereon as the same were with respect to Canmax-Wyoming.

    5. CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

        a. Each share of Canmax-Wyoming Common Stock outstanding immediately prior to the Effective Time shall, except as provided in Section 9 hereof, be converted into, and shall become, one fully paid and nonassessable share of Canmax-Delaware Common Stock.

        b. Each share of Canmax-Wyoming Common Stock held in the treasury of Canmax-Wyoming immediately prior to the Effective Time shall be automatically converted into one share of Canmax-Delaware Common Stock, which shares shall continue to be retained and held by Canmax-Delaware in the treasury thereof.

        c. Each option, warrant, purchase right, convertible debt instrument or other security of Canmax-Wyoming issued and outstanding immediately prior to the Effective Time shall be changed and converted into and shall be an identical security of Canmax-Delaware, and the same number of shares of Canmax-Delaware Common Stock shall be reserved for purposes of the exercise of such option, warrant, purchase right, convertible debt instrument or other securities as is equal to the number of shares of Canmax-Wyoming Common Stock so reserved at the Effective Time; and

--------------------------------------------------------------------------------
EXHIBIT C -- AGREEMENT AND PLAN OF MERGER -- PAGE 2
(CANMAX REINCORPORATION)

        d. Each share of Canmax-Delaware Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and retired, and no payment shall be made with respect thereto, and such shares shall resume the status of unauthorized and unissued shares of Canmax-Delaware Common Stock.

    6. STOCK CERTIFICATES. At and after the Effective Time, all of the outstanding certificates which immediately prior to the Effective Time represented shares of Canmax-Wyoming Common Stock shall be deemed for all purposes to evidence ownership of, and to represent shares of, Canmax-Delaware Common Stock into which the shares of Canmax-Wyoming Common Stock formerly represented by such certificates have been converted as herein provided. The registered owner on the books and records of Canmax-Wyoming or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting or other rights with respect to and to receive any dividends and other distributions upon the shares of Canmax-Delaware Common Stock evidenced by such outstanding certificate as above provided. Nothing contained herein shall be deemed to require the holder of any shares of Canmax-Wyoming Common Stock to surrender the certificate or certificates representing such shares in exchange for a certificate or certificates representing shares of Canmax-Delaware Common Stock.

    7. OPTIONS. Each right in or to, or option to purchase, shares of Canmax-Wyoming Common Stock, granted under Canmax-Wyoming's Stock Option Plan (the "Plan") and otherwise, which is outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become a right in or to, or an option to purchase at the same option price per share, the same number of shares of Canmax-Delaware Common Stock, upon the same terms and subject to the same conditions as set forth in the Plan or otherwise as in effective at the Effective Time. The same number of shares of Canmax-Delaware Common Stock shall be reserved for purposes of the outstanding options as is equal to the number of shares of Canmax-Wyoming Common Stock, upon the same terms and subject to the same conditions as set forth in the Plan or otherwise as in effect at the Effective Time. The same number of shares of Canmax-Delaware Common Stock shall be reserved for purposes of the outstanding options as is equal to the number of shares of Canmax-Wyoming Common Stock so reserved as of the Effective Time. As of the Effective Time, the Surviving Corporation hereby assumes the Plan and all obligations of Canmax-Wyoming under the Plan including the outstanding rights or options or portions thereof granted pursuant to the Plan and otherwise.

    8. OTHER EMPLOYEE BENEFIT PLANS. As of the Effective Time, the Surviving Corporation hereby assumes all obligations of Canmax-Wyoming under any and all employee benefit plans in effect as of the Effective Time or with respect to which employee rights or accrued benefits are outstanding as of the Effective Time.

    9.  DISSENTING SHAREHOLDERS.

        a. Notwithstanding the provisions of Section 5.a. hereof, any outstanding shares of Canmax-Wyoming Common Stock held by a shareholder who shall have elected to dissent from the Merger and who shall have exercised and perfected his right to dissent with respect to such shares in accordance with Article 13 of the Wyoming Business Corporation Act (a "Dissenting Shareholder") shall not be converted into shares of Wyoming-Delaware Common Stock as a result of the Merger, but such Dissenting Shareholders shall be entitled to receive in lieu thereof only such consideration as shall be provided in such Article 13, except that shares of Canmax-Wyoming Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Shareholder who shall thereafter withdraw his election to dissent from the Merger or lose his right to dissent from the Merger as provided in such Article 13 shall be deemed converted, as of the Effective Time, into such number of shares of Canmax-Wyoming Common Stock as such holder otherwise would have been entitled to receive as a result of the Merger.

--------------------------------------------------------------------------------
EXHIBIT C -- AGREEMENT AND PLAN OF MERGER -- PAGE 3
(CANMAX REINCORPORATION)

        b. Canmax-Delaware hereby agrees that it may be served with process in the State of Wyoming in any proceeding to enforce any obligation or the rights of a Dissenting Shareholder arising from the Merger. Canmax-Delaware appoints the Secretary of State of Wyoming as its agent to accept service of process for any such proceeding and a copy of such process shall be mailed by the Secretary of State of the State of Wyoming to Canmax-Delaware at 150 West Carpenter Freeway, Irving, Texas 75039, Attention: Corporate Secretary.

    10. GOVERNING LAW. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

    11. AMENDMENT. Subject to applicable law and subject to the rights of Canmax-Wyoming's shareholders further to approve any amendment which would have a material adverse effect on such shareholders, this Merger Agreement may be amended, modified or supplemented by written agreement of the parties hereto at any time prior to the Effective Time with respect to any of the terms contained herein.

    12. DEFERRAL OR ABANDONMENT. At any time prior to the Effective Time, this Merger Agreement maybe terminated and the Merger may be abandoned or the time of consummation of the Merger may be deferred for a reasonable time by the Board of Directors of either Canmax-Wyoming or Canmax-Delaware or both, notwithstanding approval of this Merger Agreement by the shareholders of Canmax-Wyoming or the stockholders of Canmax-Delaware, or both, if circumstances arise which, in the opinion of the Board of Directors of Canmax-Wyoming or Canmax-Delaware, make the Merger inadvisable or such deferral of the time of consummation thereof advisable.

    13. COUNTERPARTS. This Merger Agreement may be executed in any number of counterparts, each of which shall constitute an original document but all of which together shall constitute one and the same Agreement.

    14. FURTHER ASSURANCES. From time to time, as and when required or requested by either Canmax-Wyoming or Canmax-Delaware, as applicable, or by its respective successors and assigns, there shall be executed and delivered on behalf of the other corporation, or by its respective successors and assigns, such deeds, assignments and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchise and authority of Canmax-Wyoming and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of each corporation are fully authorized in the name and on behalf of such corporation or otherwise, to take any and all such action and to execute and deliver any and all such deeds, assignments and other instruments.

--------------------------------------------------------------------------------
EXHIBIT C -- AGREEMENT AND PLAN OF MERGER -- PAGE 4
(CANMAX REINCORPORATION)

    IN WITNESS WHEREOF, Canmax-Wyoming and Canmax-Delaware have caused this Merger Agreement to be signed by their respective duly authorized officers and
delivered this      day of             , 1998.

                                CANMAX INC.,
                                a Wyoming corporation

                                By:  /s/ ROGER D. BRYANT
                                     -----------------------------------------
                                Name:  Roger D. Bryant
                                Title:   Chief Executive Officer

                                ---------------------------------------------
                                a Delaware corporation

                                By:  /s/ ROGER D. BRYANT
                                     -----------------------------------------
                                Name:  Roger D. Bryant
                                Title:   Chief Executive Officer

--------------------------------------------------------------------------------
EXHIBIT C -- AGREEMENT AND PLAN OF MERGER -- PAGE 5
(CANMAX REINCORPORATION)

                                                                       EXHIBIT D

                          CERTIFICATE OF INCORPORATION
                                       OF

                            ------------------------

    FIRST:        The name of the Corporation is
(the "Corporation").

    SECOND:     The name and mailing address of the Incorporator of the
Corporation is William L. Rivers, c/o Arter & Hadden LLP, 1717 Main Street, Suite 4100, Dallas, Texas 75201.

    THIRD:       The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. Its registered agent at such address is The Corporation Trust Company.

    FOURTH:     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

    FIFTH:       The Corporation is to have perpetual existence.

    SIXTH:       The aggregate number of shares of all classes of stock which the corporation shall have authority to issue is Fifty Four Million One Hundred Sixty Nine Thousand One Hundred (54,169,100) shares, consisting of (A) Forty Four Million One Hundred Sixty Nine Thousand One Hundred (44,169,100) shares of common stock, par value $0.001 per share (the "Common Stock"), and (B) Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share (the "Preferred Stock").

    The designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof with respect to the Common Stock and the Preferred Stock are as follows:

(A) COMMON STOCK.

    Each holder of the Common Stock of the corporation shall be entitled to one vote for every share of Common Stock outstanding in his name on the books of the corporation. Except for and subject to those rights expressly granted to the holders of the Preferred Stock or except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have exclusively all other rights of stockholders including, without limitation, (i) the right to receive dividends, when and as declared by the Board of Directors out of assets legally available therefor, and (ii) in the event of any distribution of assets upon liquidation, dissolution or winding up of the corporation or otherwise, the right to receive ratably and equally with all holders of all Common Stock all the assets and funds of the corporation remaining after the payment to the holders of the Preferred Stock of the specific amounts that they are entitled to receive upon such liquidation, dissolution or winding up of the corporation, if any.

(B) PREFERRED STOCK.

    Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated in the resolution or resolutions providing for the establishment of such series adopted by the Board of Directors of the corporation as hereinafter provided. Except as otherwise expressly stated in the resolution or resolutions providing for the establishment of a series of Preferred Stock, any shares of Preferred Stock that may be redeemed, purchased or acquired by the corporation may be reissued except as otherwise expressly provided by law. Different series of Preferred Stock shall not be construed to constitute different classes of stock for the purpose of voting by classes unless expressly provided in the

--------------------------------------------------------------------------------
EXHIBIT D -- CERTIFICATE OF INCORPORATION -- PAGE 1 resolution or resolutions providing for the establishment thereof. The Board of Directors of the corporation is hereby expressly authorized to issue, from time to time, shares of Preferred Stock in one or more series, and, in connection with the establishment of any such series by resolution or resolutions, to determine and fix the number of shares constituting that series and the distinctive designation of that series and to determine and fix such voting powers, full or limited, or no voting powers, and such other powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated in such resolution or resolutions, all to the fullest extent permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any series of Preferred Stock, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation.

    SEVENTH:    In furtherance and not in limitation of the powers conferred on it by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

    EIGHTH:      No action required to be taken or which may be taken at any annual or special meeting of stockholders of the corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

    NINTH:       No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director of the Corporation; PROVIDED, HOWEVER, that the foregoing is not intended to eliminate or limit the liability of a director of the Corporation for (i) any breach of a director's duty of loyalty to the Corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a violation of Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article NINTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

    TENTH:       The Corporation shall, to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law, as that section may be amended and supplemented from time to time, indemnify any director or officer of the Corporation (and any director, trustee or officer of any corporation, business trust or other entity to whose business the Corporation shall have succeeded) which it shall have power to indemnify under that Section against any expenses, liabilities or other matter referred to in or covered by that Section. The indemnification provided for in this Article TENTH (a) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, (b) shall continue as to a person who has ceased to be a director or officer and (c) shall inure to the benefit of the heirs, executors and administrators of such a person. To assure indemnification under this Article TENTH of all such persons who are determined by the Corporation or otherwise to be or to have been "Fiduciaries" of any employee benefit plan of the Corporation which may exist from time to time and which is governed by the Act of Congress entitled "Employee Retirement Income Security Act of 1974," as amended from time to time, such Section 145 shall, for the purposes of this Article, be interpreted as follows: an "other enterprise" shall be deemed to include such an employee benefit plan; the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or

--------------------------------------------------------------------------------
EXHIBIT D -- CERTIFICATE OF INCORPORATION -- PAGE 2 participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed "fines;" and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Corporation.

    ELEVENTH:   Notwithstanding anything contained in this Certificate of
Incorporation to the contrary, the affirmative vote of at least 66 2/3% of the outstanding shares of the Common Stock of the corporation shall be required to amend or repeal Articles EIGHTH and TENTH of this Certificate of Incorporation or to adopt any provision inconsistent therewith. Further, the affirmative vote of at least 66 2/3% of the outstanding shares of the Common Stock of the corporation shall be required to amend or repeal the Bylaws of the corporation, if the stockholders of the corporation are required by the DGCL, the Certificate of Incorporation or the Bylaws to vote thereon. Except as provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred are granted subject to this reserve power.

    TWELFTH:    Meetings of stockholders may be held within or without the State of Delaware as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware General Corporation Law) outside the State of Delaware at such place or places as may be designated form time to time by the Board of Directors or in the Bylaws of the Corporation.

    IN WITNESS WHEREOF, I have hereunto set my hand this      day of
            , 1998, and affirm the statements contained therein as true under penalties of perjury.
                                          ______________________________________
                                                    William L. Rivers
                                                       INCORPORATOR

--------------------------------------------------------------------------------
EXHIBIT D -- CERTIFICATE OF INCORPORATION -- PAGE 3

                                                                       EXHIBIT E

                                     BYLAWS
                                       OF

                            ------------------------

                            (A DELAWARE CORPORATION)

                                   ARTICLE I
                                    OFFICES

    SECTION 1.1. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

    SECTION 1.2. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

                                   ARTICLE II
                            MEETINGS OF STOCKHOLDERS

    SECTION 2.1. ANNUAL MEETINGS. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such place within or without the State of Delaware, and at such hour of the day as the Board of Directors shall determine by resolution.

    SECTION 2.2. SPECIAL MEETINGS. Special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by order of the President, and shall be called by the President or Secretary at the request in writing of a majority of the Board of Directors or the whole Executive Committee. Special meetings of the stockholders of the Corporation may not be called by any other person or persons. Special meetings of the stockholders shall be held at such place within or without the State of Delaware, on such date, and at such time as may be designated by the person or persons calling the meeting.

    SECTION 2.3. NOTICE OF MEETINGS. Written notice of every meeting of stockholders, stating the time, place and purposes thereof, shall be given personally or by mail at least ten (10), but not more than sixty (60), days (except as otherwise provided by law) before the date of such meeting to each person who appears on the stock transfer books of the Corporation as a stockholder and who is entitled to vote at such meeting. If such notice is mailed, it shall be directed to such stockholder at his address as it appears on the stock transfer books of the Corporation.

    SECTION 2.4. QUORUM. At any meeting of the stockholders the holders of a majority of the shares of the Corporation entitled to vote at such meeting, present in person or represented by proxy, shall constitute a quorum for all purposes, except where otherwise provided by law or in the Certificate of Incorporation. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment, provided that any action (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

    SECTION 2.5. ADJOURNMENTS. If at any meeting of stockholders a quorum shall fail to attend in person or by proxy, the holders of a majority of the shares present in person or by proxy and entitled to vote at such meeting may adjourn the meeting from time to time until a quorum shall attend, and thereupon any business may be transacted which might have been transacted at the meeting as originally called. Notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken, provided, however, that if the adjournment is for more

--------------------------------------------------------------------------------
EXHIBIT E -- BYLAWS -- PAGE 1
than thirty (30) days or if after the adjournment a new record date is fixed, notice of the adjourned date shall be given.

    SECTION 2.6. ORGANIZATION. The Chairman of the Board, if one is elected, and in his absence the President, and in their absence the Vice President, shall call meetings of the stockholders to order and shall act as chairman thereof. The Secretary or an Assistant Secretary of the Corporation shall act as secretary at all meetings of the stockholders when present, and, in the absence of both, the presiding officer may appoint any person to act as secretary. The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as he may deem appropriate in his discretion.

    SECTION 2.7. VOTING. At each meeting of the stockholders, each holder of the shares of Common Stock shall be entitled to one vote on such matter for each such share and may exercise such voting right either in person or by proxy appointed by an instrument in writing subscribed by such stockholder or his duly authorized attorney. No such proxy shall be voted or acted upon after three (3) years from its date unless the proxy provides for a longer period. Voting need not be by ballot. All elections of directors shall be decided by a plurality vote and all questions decided and actions authorized by a majority vote, except as otherwise required by law.

    SECTION 2.8. INSPECTORS. At any meeting of stockholders, inspectors of election may be appointed by the presiding officer of the meeting for the purpose of opening and closing the polls, receiving and taking charge of the proxies, and receiving and counting the ballots or the vote of stockholders otherwise given. The inspectors shall be appointed by the presiding officer of the meeting, shall be sworn to faithfully perform their duties, and shall in writing certify to the returns. No candidate for election as director shall be appointed or act as inspector.

    SECTION 2.9. STOCKHOLDER LIST. At least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of such stockholder, shall be prepared and held open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for said ten (10) days either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

    SECTION 2.10. BUSINESS TO BE TRANSACTED AT MEETINGS. At a meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before a special meeting, business must be specified in the notice of the meeting (or any supplement thereto). To be properly brought before an annual meeting, business must be (a) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors or (c) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must, in addition to any requirements imposed by federal securities law or other laws, have given timely notice thereof in writing to the secretary of the Corporation. To be timely for an annual meeting, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation, no later than ninety (90) days prior to the scheduled meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, if less than one hundred (100) days notice or prior public disclosure of the date of the scheduled meeting is given, notice by the stockholders must be so delivered or received not later than the close of business on the tenth (10(th)) day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which public disclosure was made. A stockholder's notice to the secretary with regard to an annual meeting shall set forth as to each matter that the stockholder proposes to bring before the meeting, (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such

--------------------------------------------------------------------------------
EXHIBIT E -- BYLAWS -- PAGE 2
business at the annual meeting, (b) the name and address, as they appear on the Corporation's books, of the stockholders supporting such proposal, (c) the class and number of shares of the Corporation that are beneficially owned by the supporting stockholders on the date of the presenting stockholders' notice and
(d) any material interest of the presenting or supporting stockholders in such business. The Chairman of the meeting may refuse to bring before a meeting any business not properly brought before the meeting in compliance with this section.

                                  ARTICLE III
                                   DIRECTORS

    SECTION 3.1. FUNCTIONS AND NUMBER. The property, business and affairs of the Corporation shall be managed and controlled by a board of directors, who need not be stockholders, citizens of the United States or residents of the State of Delaware. The number of members which shall constitute the Board of Directors shall be such number, not less than three, determined by resolution of the Board of Directors or by the stockholders at an annual or special meeting held for that purpose, but no decrease in the Board of Directors shall have the effect of shortening the term of an incumbent director. The first Board of Directors shall consist of three (3) members, such number to constitute the first whole Board of Directors. The use of the phrase "whole Board" herein refers to the total number of directors which the Corporation would have if there were no vacancies. Except as otherwise provided by law or in these Bylaws or in the Certificate of Incorporation, the directors shall be elected by the stockholders entitled to vote at the annual meeting of stockholders of the Corporation, and shall be elected to serve until the next annual meeting of stockholders and until their successors shall be elected and shall qualify.

    SECTION 3.2. REMOVAL. Any director may be removed, with or without cause, by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock.

    SECTION 3.3. VACANCIES. Unless otherwise provided in the Certificate of Incorporation or in these Bylaws, vacancies among the directors, whether caused by resignation, death, disqualification, removal, an increase in the authorized number of directors or otherwise, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

    SECTION 3.4. PLACE OF MEETING. The directors may hold their meetings and may have one or more offices and keep the books of the Corporation (except as otherwise may at any time be provided by law) at such place or places within or without the State of Delaware as the Board may from time to time determine.

    SECTION 3.5. ANNUAL MEETING. The newly elected Board may meet for the purpose of organization, the election of officers and the transaction of other business, at such time and place within or without the State of Delaware as shall be fixed as provided in Section 3.7 of this Article for special meetings of the Board of Directors.

    SECTION 3.6. REGULAR MEETINGS. Regular meetings of the Board of Directors shall be held at such time and place within or without the State of Delaware as the Board of Directors shall from time to time by resolution determine and no notice of such regular meetings shall be required.

    SECTION 3.7. SPECIAL MEETINGS. Special meetings of the Board of Directors shall be held whenever called by the direction of the President or a majority of the directors then in office. The Secretary or some other officer or director of the Corporation shall give notice to each director of the time and place of each special meeting by mailing the same at least five (5) days before the meeting or by telexing, telegraphing or telephoning the same not later than the day before the meeting, at the residence address of each director or at his usual place of business. Special meetings of the Board shall be held at such place within or without the State of Delaware as shall be specified in the call for the meeting. Unless expressly required by statute, by the Certificate of Incorporation or by the Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be specified in the notice of a meeting.

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    SECTION 3.8.  QUORUM.  Except as otherwise provided by law or in the
Certificate of Incorporation, a majority of the directors in office shall constitute a quorum for the transaction of business. A majority of those present at the time and place of any regular or special meeting, if less than a quorum be present, may adjourn from time to time without notice, until a quorum be had. The act of a majority of directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise provided by law or in the Certificate of Incorporation.

    SECTION 3.9. COMPENSATION. The Board of Directors shall have the authority to fix by resolution the compensation of directors.

    SECTION 3.10. ORGANIZATION. At all meetings of the Board of Directors, the President, or in his absence the Vice President if he is a member of the Board, or in their absence, a chairman chosen by the directors shall preside. The Secretary or an Assistant Secretary of the Corporation shall act as secretary at all meetings of the Board of Directors when present, and, in the absence of both, the presiding officer may appoint any person to act as secretary.

    SECTION 3.11. TELEPHONE MEETINGS. Any member of the Board of Directors may participate in any meeting of such Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in any meeting pursuant to this provision shall constitute presence in person at such meeting.

    SECTION 3.12. ACTION WITHOUT MEETING. Any action required or permitted to be taken at any meeting of the Board of Directors, or any committee thereof, may be taken without a meeting if all the members of the Board consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board.

    SECTION 3.13. NOMINATION OF DIRECTOR CANDIDATES. Subject to the rights of the holders of Preferred Stock or any other class of capital stock of the Corporation (other than Common Stock) or any series of any of the foregoing that has been outstanding, nominations for the election of directors may be made by the Board of Directors, by any duly appointed committee thereof or by any stockholder entitled to vote for the election of directors. Any stockholder entitled to vote for the election of directors at any meeting may nominate persons for election as directors only if written notice of such stockholder's intent to make such nomination is given, either by personal delivery or by United States Mail, postage prepaid, to the Secretary of the Corporation not later than ninety (90) days prior to the scheduled meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; PROVIDED, HOWEVER, if less than one hundred (100) days notice or prior public disclosure of the date of the scheduled meeting is given, notice by the stockholders must be so delivered or received not later than the close of business on the tenth (10(th)) day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which public disclosure was made. Each such notice shall set forth: (a) the name, age, business address and residence address of the person or persons intended to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had such requirements been applicable and each nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Corporation if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with this section.

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                                   ARTICLE IV
                                   COMMITTEES

    SECTION 4.1. EXECUTIVE COMMITTEE. The Board of Directors, by a resolution passed by a vote of a majority of the whole Board, may appoint an Executive Committee of one or more directors, which to the extent permitted by law and in said resolution shall, during the intervals between the meetings of the Board of Directors, in all cases where special directions shall not have been given by the Board, have and exercise the powers of the Board of Directors, including those powers enumerated in these Bylaws which are not specifically reserved to the Board of Directors, in the management of the property, business and affairs of the Corporation; provided, however, that the Executive Committee shall not have any power or authority to amend the Certificate of Incorporation, to adopt any agreement of merger or consolidation, to recommend to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, to recommend to the stockholders a dissolution of the Corporation or a revocation of dissolution, to amend the Bylaws of the Corporation, to declare a dividend, to authorize the issuance of stock or to adopt a certificate of ownership and merger. The Executive Committee shall have power to authorize the seal of the Corporation to be affixed to all papers which may require it. The Board of Directors shall appoint the Chairman of the Executive Committee. The members of the Executive Committee shall receive such compensation and fees as from time to time may be fixed by the Board of Directors.

    SECTION 4.2. ALTERNATES AND VACANCIES. The Board of Directors may designate one or more directors as alternate members of the Executive Committee who may replace any absent or disqualified member at any meeting of the Executive Committee. In the absence or disqualification of a member of the Executive Committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. All other vacancies in the Executive Committee shall be filled by the Board of Directors in the same manner as original appointments to such Committee.

    SECTION 4.3. COMMITTEES TO REPORT TO BOARD. The Executive Committee shall keep regular minutes of its proceedings and all action by the Executive Committee shall be reported to the Board of Directors at its meeting next succeeding such action.

    SECTION 4.4. PROCEDURE. The Executive Committee shall fix its own rules of procedure, and shall meet where and as provided by such rules or by resolution of the Board of Directors. The presence of a majority of the then appointed number of each committee created pursuant to this Article IV shall constitute a quorum and in every case an affirmative vote by a majority of the members of the committee present and not disqualified from voting shall be the act of the committee.

    SECTION 4.5. OTHER COMMITTEES. From time to time the Board of Directors by a resolution adopted by a majority of the whole Board may appoint any other committee or committees for any purpose or purposes, to the extent lawful, which shall have such powers as shall be determined and specified by the Board of Directors in the resolution of appointment.

    SECTION 4.6. TERMINATION OF COMMITTEE MEMBERSHIP. In the event any person shall cease to be a director of the Corporation, such person shall simultaneously therewith cease to be a member of any committee appointed by the Board of Directors, or any subcommittee thereof.

                                   ARTICLE V
                                    OFFICERS

    SECTION 5.1. EXECUTIVE OFFICERS. The executive officers of the Corporation may consist of a Chairman of the Board, a President and Chief Executive Officer, one or more Vice Presidents, a Treasurer and a Secretary, all of whom shall be elected annually by the Board of Directors. Unless otherwise provided in the resolution of election, each officer shall hold office until the next annual election of

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directors and until his successor shall have been qualified. Any two of such offices may be held by the same person.

    SECTION 5.2. SUBORDINATE OFFICERS. The Board of Directors may appoint one or more Assistant Secretaries, one or more Assistant Treasurers and such other subordinate officers and agents as it may deem necessary or advisable, for such term as the Board of Directors shall fix in such appointment, who shall have such authority and perform such duties as may from time to time be prescribed by the Board.

    SECTION 5.3. COMPENSATION. The Board of Directors shall have the power to fix the compensation of all officers, agents and employees of the Corporation, which power, as to other than elected officers, may be delegated as the Board of Directors shall determine.

    SECTION 5.4. REMOVAL. All officers, agents and employees of the Corporation shall be subject to removal, with or without cause, at any time by affirmative vote of the majority of the whole Board of Directors whenever, in the judgment of the Board of Directors, the best interests of the Corporation will be served thereby. The power to remove agents and employees, other than officers or agents elected or appointed by the Board of Directors, may be delegated as the Board of Directors shall determine.

    SECTION 5.5. CHAIRMAN OF THE BOARD. If a Chairman of the Board is elected, he shall be chosen from among the members of the Board of Directors and shall preside at all meetings of the directors and the stockholders of the Corporation. The Chairman of the Board shall, in general, have supervisory power over the President and all other officers of the Corporation.

    SECTION 5.6. THE PRESIDENT. The President shall be the chief operating officer of the Corporation and shall have the general powers and duties of supervision and management of the Corporation. The President shall also be the chief executive officer of the Corporation and, in the absence of the Chairman of the Board, shall preside at all meetings of the stockholders and directors at which he is present. The President shall also perform such other duties as may from time to time be assigned to him by the Board of Directors.

    SECTION 5.7. VICE PRESIDENTS. Each Vice President shall perform such duties and shall have such authority as from time to time may be assigned to him by the Board of Directors or the President.

    SECTION 5.8. THE TREASURER. The Treasurer shall have the general care and custody of all the funds and securities of the Corporation which may come into his hands and shall deposit the same to the credit of the Corporation in such bank or banks or depositories as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation, and the Treasurer shall pay out and dispose of the same under the direction of the Board of Directors. He shall have general charge of all securities of the Corporation and shall in general perform all duties incident to the position of Treasurer.

    SECTION 5.9. THE SECRETARY. The Secretary shall keep the minutes of all proceedings of the Board of Directors and the minutes of all meetings of the stockholders and also, unless otherwise directed by such committee, the minutes of each standing committee, in books provided for that purpose, of which he shall be the custodian; he shall attend to the giving and serving of all notices for the Corporation; he shall have charge of the seal of the Corporation, of the stock certificate books and such other books and papers as the Board of Directors may direct; and he shall in general perform all the duties incident to the office of Secretary and such other duties as may be assigned to him by the Board of Directors.

    SECTION 5.10. VACANCIES. All vacancies among the officers for any cause shall be filled only by the Board of Directors.

    SECTION 5.11. BONDING. The Board of Directors shall have power to require any officer or employee of the Corporation to give bond for the faithful discharge of his duties in such form and with such surety or sureties as the Board of Directors may deem advisable.

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                                   ARTICLE VI
                                     STOCK

    SECTION 6.1. FORM AND EXECUTION OF CERTIFICATES. The shares of stock of the Corporation shall be represented by certificates in such form as shall be approved by the Board of Directors; provided that the Board of Directors of the Corporation may provide by resolution that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation; and, notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and every holder of uncertificated shares shall be entitled to a certificate or certificates representing his shares upon delivery of a written request therefor to the Secretary of the Corporation. The certificates shall be signed by the President or the Vice President and the Treasurer or the Secretary or an Assistant Treasurer or Assistant Secretary, except that where any such certificates shall be countersigned by a transfer agent and by a registrar, the signatures of any of the officers above specified, and the seal of the Corporation upon such certificates, may be facsimiles, engraved or printed. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of its issue.

    SECTION 6.2. REGULATIONS. The Board of Directors may make such rules and regulations consistent with any governing statute as it may deem expedient concerning the issue, transfer and registration of certificates of stock and concerning certificates of stock issued, transferred or registered in lieu or replacement of any lost, stolen, destroyed or mutilated certificates of stock.

    SECTION 6.3. FIXING OF RECORD DATE. For the purpose of determining the stockholders entitled to notice of, and to vote at, any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or for the purpose of determining stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a date as the record date for any such determination of stockholders, and all persons who are stockholders of record on the date so fixed, and no others, shall be entitled to notice of, and to vote at, such meeting or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or to receive payment of any dividend or other distribution or allotment of any rights, or to exercise any rights in respect of any change, conversion or exchange of stock or to take any other lawful action, as the case may be. Such record date shall not be more than sixty
(60) days nor less than ten (10) days before the date of any such meeting, nor more than sixty (60) days prior to any other action, provided that any record date established by the Board of Directors may not precede the date of the resolution establishing the record date. The record date for determining stockholders entitled to consent to corporate actions in writing shall not be more than ten (10) days after the date upon which the resolution fixing the record date was adopted. If no record date is established prior to an action undertaken by consent, the record date shall be, if no action of the Board of Directors is required, the first date on which a signed written consent setting forth the action taken is delivered to the corporation. If action by the Board of Directors is required, the record date shall be the close of business on the day the board adopts the resolution taking the prior action.

    SECTION 6.4. TRANSFER AGENT AND REGISTRAR. The Board of Directors may appoint a transfer agent or transfer agents and a registrar or registrars for any or all classes of the capital stock of the Corporation, and may require stock certificates of any or all classes to bear the signature of either or both.

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                                  ARTICLE VII
                                      SEAL

    SECTION 7.1. SEAL. The seal of the Corporation shall be circular in form and contain the name of the Corporation, the year of its organization, and the words "CORPORATE SEAL, DELAWARE", which seal shall be in charge of the Secretary to be used as directed by the Board of Directors.

                                  ARTICLE VIII
                                  FISCAL YEAR

    SECTION 8.1. FISCAL YEAR. The fiscal year of the Corporation shall end October 31 of each year unless otherwise fixed by resolution of the Board of Directors.

                                   ARTICLE IX
                                WAIVER OF NOTICE

    SECTION 9.1. WAIVER OF NOTICE. Any person may waive any notice required to be given by law, in the Certificate of Incorporation or under these Bylaws by attendance in person, or by proxy if a stockholder, at any meeting, except when such person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, or by a writing signed by the person or persons entitled to said notice, whether before or after the time stated in said notice, which waiver shall be deemed equivalent to such notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee appointed by the Board of Directors need be specified in any written waiver of notice.

                                   ARTICLE X
          CHECKS, NOTES, DRAFTS, CONTRACTS, VOTING OF SECURITIES, ETC.

    SECTION 10.1. CHECKS, NOTES, DRAFTS, ETC. All checks, notes, drafts or other orders for the payment of money of the Corporation shall be signed, endorsed or accepted in the name of the Corporation by such officer, officers, person or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

    SECTION 10.2. EXECUTION OF CONTRACTS, DEEDS, ETC. The Board of Directors may authorize any officer or officers, agent or agents, in the name and on behalf of the Corporation, to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.

    SECTION 10.3. PROVISION REGARDING CONFLICTS OF INTERESTS. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

        (a) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

        (b) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

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        (c) The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the shareholders.

    Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

    SECTION 10.4. VOTING OF SECURITIES OWNED BY THE CORPORATION. Subject always to the specific directions of the Board of Directors, any share or shares of stock or other securities issued by any other corporation and owned or controlled by the Corporation may be voted, whether by written consent as set forth hereinbelow or at any meeting of such other corporation, by the President of the Corporation, or in the absence of the President, by any Vice President of the Corporation who may be present at such meeting or available to sign such written consent. Whenever in the judgment of the President, or in his absence, of any Vice President, it shall be desirable for the Corporation to execute a proxy or give a consent with respect to any share or shares of stock or other securities issued by any other corporation and owned by the Corporation, such proxy or consent shall be executed in the name of the Corporation by the President or one of the Vice Presidents of the Corporation without necessity of any authorization by the Board of Directors. Any person or persons so designated as the proxy or proxies of the Corporation shall have full right, power and authority to vote the share or shares of stock or other securities issued by such other corporation and owned by the Corporation.

                                   ARTICLE XI
                                INDEMNIFICATION

    SECTION 11.1. INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action suit or proceeding, whether civil, criminal or investigative (a "proceeding"), by reason of the fact that he or a person for whom he is the legal representative is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans) whether the basis of such proceeding is alleged action in his official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Delaware General Corporation Law against all expenses, liability and loss (including attorneys' fees, judgments, fines, special excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Such right shall be a contract right and shall include the right to require advancement by the Corporation of attorneys' fees and other expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer of the Corporation in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made by the Corporation only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amount so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this section or otherwise.

    SECTION 11.2. INDEMNIFICATION NOT EXCLUSIVE. The indemnification and advancement of expenses provided by this Article XI shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under the Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

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    SECTION 11.3.  INSURANCE.  The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans) against any liability assessed against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article XI.

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                                                                       EXHIBIT F

                           WYOMING DISSENTERS' STATUE

    Set forth herein is a reproduction of Article 13 of the Wyoming Business Corporation Act (the "WBCA").

                         ARTICLE 13. DISSENTERS' RIGHTS
          SUBARTICLE A. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

    17-16-1301 DEFINITIONS.--(a) As used in this article:

    (i) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder;

    (ii) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving, new, or acquiring corporation by merger, consolidation, or share exchange of that issuer;

    (iii) "Dissenter" means a shareholder who is entitled to dissent from corporate action under W.S. 17-16-1302 and who exercises that right when and in the manner required by W.S. 17-16-1320 through 17-16-1328;

    (iv) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

    (v) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or, if none, at a rate that is fair and equitable under all the circumstances;

    (vi) "Record shareholder" means the person in whose names shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation;

    (vii) "Shareholder" means the record shareholder or the beneficial shareholder.

    17-16-1302 RIGHT TO DISSENT.--(a) A shareholder is entitled to dissent from, and to obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

    (i) Consummation of a plan of merger or consolidation to which the corporation is a party if:

    (A) Shareholder approval is required for the merger or the consolidation by W.S. 17-16-1103 or 17-6-1111 or the articles of incorporation and the shareholder is entitled to vote on the merger or consolidation; or

    (B) The corporation is a subsidiary that is merged with its parent under W.S. 17-16-1104.

    (ii) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

    (iii) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one
(1) year after the date of sale;

    (iv) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

    (A) Alters or abolishes a preferential right of the shares;

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EXHIBIT F -- WYOMING DISSENTERS' STATUTES -- PAGE 1

    (B) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

    (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

    (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

    (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under W.S. 17-16-604.

    (F) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

    (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

    17-16-1303 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.--(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

    (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

    (i) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

    (ii) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

           SUBARTICLE B. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

    17-16-1320 NOTICE OF DISSENTERS' RIGHTS.--(a) If proposed corporate action creating dissenters' rights under W.S. 17-16-1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

    (b) If corporate action creating dissenters' rights under W.S. 17-16-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in W.S. 17-16-1322.

    17-16-1321 NOTICE OF INTENT TO DEMAND PAYMENT.--(a) If proposed corporate action creating dissenters' rights under W.S. 17-16-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and shall not vote his shares in favor of the proposed action.

    (b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment for his shares under this article.

    17-16-1322 DISSENTERS' NOTICE.--(a) If proposed corporate action creating dissenters' rights under W.S. 17-16-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of W.S. 17-16-1321.

--------------------------------------------------------------------------------
EXHIBIT F -- WYOMING DISSENTERS' STATUTES -- PAGE 2

    (b) The dissenters' notice shall be sent no later than ten (10) days after the corporate action was taken, and shall:

    (i) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

    (ii) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    (iii) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

    (iv) Set a date by which the corporation shall receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the notice required by subsection (a) of this section is delivered; and

    (v) Be accompanied by a copy of this article.

    17-16-1323 DUTY TO DEMAND PAYMENT.--(a) A shareholder sent a dissenters' notice described in W.S. 17-16-1322 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to W.S. 17-16-1322(b)(iii), and deposit his certificates in accordance with the terms of the notice.

    (b) The shareholder who demands payment and deposits his share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

    (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

    17-16-1324 SHARE RESTRICTIONS.--(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under W.S. 17-16-1326.

    (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

    17-16-1325 PAYMENT.--(a) Except as provided in W.S. 17-16-1327, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with W.S. 17-16-1323 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

    (b) The payment shall be accompanied by:

    (i) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

    (ii) A statement of the corporation's estimate of the fair value of the shares;

    (iii) An explanation of how the interest was calculated;

    (iv) A statement of the dissenter's rights to demand payment under W.S. 17-16-1328; and

    (v) A copy of this article.

    17-16-1326 FAILURE TO TAKE ACTION.--(a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the

--------------------------------------------------------------------------------
EXHIBIT F -- WYOMING DISSENTERS' STATUTES -- PAGE 3 corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

    (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under W.S. 17-16-1322 and repeat the payment demand procedure.

    17-16-1327 AFTER-ACQUIRED SHARES.--(a) A corporation may elect to withhold payment required by W.S. 17-16-1325 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

    (b) To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under W.S. 17-16-1328.

    17-16-1328 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.--
(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate, less any payment under W.S. 17-16-1325, or reject the corporation's offer under W.S. 17-16-1327 and demand payment of the fair value of his shares and interest due, if:

    (i) The dissenter believes that the amount paid under W.S. 17-16-1325 or offered under W.S. 17-16-1327 is less than the fair value of his shares or that the interest due is incorrectly calculated;

    (ii) The corporation fails to make payment under W.S. 17-16-1325 within sixty (60) days after the date set for demanding payment; or

    (iii) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

    (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) of this section within thirty (30) days after the corporation made or offered payment for his shares.

                   SUBARTICLE C. JUDICIAL APPRAISAL OF SHARES

    17-16-1330 COURT ACTION.--(a) If a demand for payment under W.S. 17-16-1328 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    (b) The corporation shall commence the proceeding in the district court of the county where a corporation's principal office, or if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

    (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

--------------------------------------------------------------------------------
EXHIBIT F -- WYOMING DISSENTERS' STATUTES -- PAGE 4

    (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in the amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

    (e) Each dissenter made a party to the proceeding is entitled to judgment for:

    (i) The amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

    (ii) The fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under W.S. 17-16-1327.

    17-16-1331 COURT COSTS AND COUNSEL FEES.--(a) The court in an appraisal proceeding commenced under W.S. 17-16-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under W.S. 17-16-1328.

    (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

    (i) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of W.S. 17-16-1320 through 17-16-1328; or

    (ii) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

    (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

--------------------------------------------------------------------------------
EXHIBIT F -- WYOMING DISSENTERS' STATUTES -- PAGE 5

                                     PROXY

                                  CANMAX INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                               OCTOBER 27, 1998


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Roger D. Bryant and Debra L. Burgess, or either of them, as the true and lawful attorneys and proxies of the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of Common Stock of Canmax Inc. (the "Company"), that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on October 27, 1998 and at any adjournments thereof.

1.  Election of Directors

           FOR                   WITHHOLD AUTHORITY        NOMINEES
All nominees named to the     to vote for all nominees     Roger D. Bryant, Debra L. Burgess,
 right (except as marked         named to the right        Nick DeMare, Robert M. Fidler,
    to the contrary)                                       W. Thomas Rinehart
                                                           (INSTRUCTION:  To withhold authority
          [  ]                          [  ]               to vote for any individual nominee,
                                                           write the nominee's name on the line
                                                           below.)

                                                           ------------------------------------

2. To approve and adopt the sale for cash to Affiliated Computer Services, Inc., of substantially all of the assets and certain liabilities of Canmax Retail Systems, Inc., pursuant to the Asset Purchase Agreement, dated September 3, 1998.

                FOR [  ]      AGAINST [  ]        ABSTAIN [  ]

3. To approve the merger of the Company into a wholly-owned subsidiary to be organized under the laws of Delaware in order to effect the change the Company's state of incorporation from Wyoming to Delaware.

                FOR [  ]      AGAINST [  ]        ABSTAIN [  ]

4. To approve and adopt provisions of the Certificate of Incorporation of Canmax Delaware ("Delaware Certificate") which would authorize 10 million shares of preferred stock, par value $.001 of the Company.

                FOR [  ]      AGAINST [  ]        ABSTAIN [  ]

5. To approve and adopt provisions of the Delaware Certificate which would require all shareholder action to be taken at a shareholder meeting.

                FOR [  ]      AGAINST [  ]        ABSTAIN [  ]

6. To approve and adopt provisions of the Delaware Certificate which would permit officers and directors of the Company to receive indemnification to the fullest extent permitted by law.

                FOR [  ]      AGAINST [  ]        ABSTAIN [  ]

7. To approve and adopt provisions of the Delaware Certificate that would require a 66 2/3% vote of shareholders to amend the foregoing provisions No. 5 and No. 6 and to amend the Delaware Bylaws when shareholder amendments are sought.

                FOR [  ]      AGAINST [  ]        ABSTAIN [  ]

8. To approve and adopt the Delaware Bylaws as described in the accompanying Proxy Statement.

                FOR [  ]      AGAINST [  ]        ABSTAIN [  ]

9. To ratify the selection of King, Griffin & Adamson P.C. to serve as independent public accountants for the Company for the 1998 fiscal year.

                FOR [  ]      AGAINST [  ]        ABSTAIN [  ]

10. In their discretion, to vote upon such other business as may properly come before the meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFIC DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS, "FOR" EACH OF THE PROPOSALS SET FORTH HEREIN AND IN THE DISCRETION OF THE PROXY HOLDERS ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

Please sign exactly as the name appears on the certificate or certificates representing shares to be voted by this proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized person. If a partnership, please sign in partnership name by authorized person.

Dated:
       ------------------------------     --------------------------------------
                                          Signature of Shareholder

           [INSERT MAILING LABEL]
                                          --------------------------------------
                                          Signature (if jointly owned)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.